UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SYSCO CORPORATION

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1390 Enclave Parkway
Houston, Texas 77077-2099

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 12, 2010

To the Stockholders of Sysco Corporation:

The Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation, will be held on Friday, November 12, 2010 at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024, for the following purposes:

1.	To elect as directors the four nominees named in the attached proxy statement to serve until the Annual Meeting of Stockholders in 2013;

2.	To approve an amendment to the Sysco Corporation 1974 Employees’ Stock Purchase Plan to reserve 5,000,000 additional shares of Sysco Corporation common stock for issuance under the plan;

3.	To ratify the appointment of Ernst & Young LLP as Sysco’s independent accountants for fiscal 2011;

4.	To transact any other business as may properly be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 14, 2010 will be entitled to receive notice of and to vote at the Annual Meeting. You may inspect a list of stockholders of record at the company’s offices during regular business hours during the 10-day period before the Annual Meeting. You may also inspect this list at the Annual Meeting.

You are, of course, invited to attend the Annual Meeting in person. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or, if this proxy statement was mailed to you, by returning the enclosed proxy card in order that your vote may be cast at the Annual Meeting.

By Order of the Board of Directors

Manuel A. Fernandez
Chairman of the Board

September 29, 2010

SYSCO CORPORATION
1390 Enclave Parkway
Houston, Texas 77077-2099

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

September 29, 2010

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Friday, November 12, 2010 at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024.

Information About This Proxy Statement

We are providing you with a Notice of Internet Availability of Proxy Materials and access to these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. Unless the context otherwise requires, the terms “we,” “our,” “us,” the “company” or “Sysco” as used in this proxy statement refer to Sysco Corporation.

Information About the Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now generally furnish proxy materials, including our annual report to stockholders, to our stockholders on the Internet.

•	Stockholders who have previously signed up to Receive Proxy Materials on the Internet: On or about September 30, 2010, we will send electronically a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to those stockholders that have previously signed up to receive their proxy materials and other stockholder communications on the Internet instead of by mail.

•	Stockholders who have previously signed up to Receive All Future Proxy Materials in Printed Format by Mail: On or about September 30, 2010, we will begin mailing printed copies of our proxy materials, including our annual report to stockholders, to all stockholders who previously submitted a valid election to receive all future proxy materials and other stockholder communications in written format.

•	All other Stockholders: On or about September 30, 2010, we will begin mailing the E-Proxy Notice to all other stockholders. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the annual report to stockholders. Instead, the E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials, including our annual report to stockholders. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, including our annual report to stockholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Receiving Future Proxy Materials Electronically:  Stockholders may also sign up to receive future proxy materials, including E-Proxy Notices, and other stockholder communications electronically instead of by mail. This will reduce our printing and postage costs and eliminate bulky paper documents from your personal files. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. Visit http://enroll.icsdelivery.com/syy for additional information regarding electronic delivery enrollment.

Where to Find Information in this Proxy Statement:  For your convenience, set forth below is a listing of the major topics in this proxy statement.

Page

Election of Directors — Item No. 1 on the Proxy Card	5
Corporate Governance and Board of Directors Matters	13
Executive Officers	21
Stock Ownership	23
Section 16(a) Beneficial Ownership Reporting Compliance	25
Certain Relationships and Related Transactions	25
Equity Compensation Plan Information	27
Compensation Discussion and Analysis	28
Compensation Committee Report	44
Executive Compensation	45
Director Compensation	71
Report of the Audit Committee	74
Proposal to Approve an amendment to the Sysco Corporation 1974 Employees’ Stock Purchase Plan to Reserve 5,000,000 Additional Shares of Sysco Corporation Common Stock for Issuance Under the Plan — Item No. 2 on the Proxy Card	76
Proposal to Ratify Appointment of Independent Registered Public Accounting Firm — Item No. 3 on the Proxy Card	77
Stockholder Proposals	78
Annex A — Amended and Restated Sysco Corporation 1974 Employees’ Stock Purchase Plan	A-1

Who Can Vote

You can vote at the Annual Meeting if you owned shares at the close of business on September 14, 2010. You are entitled to one vote for each share you owned on that date on each matter presented at the Annual Meeting. On September 14, 2010, there were 587,708,541 shares of Sysco Corporation common stock outstanding. All of our current directors and executive officers (20 persons) owned, directly or indirectly, an aggregate of 770,005 shares, which was less than 1% of our outstanding stock as of September 14, 2010.

How to Vote

You may vote your shares as follows:

•	in person at the Annual Meeting; or
•	by telephone (see the instructions at www.ProxyVote.com); or,
•	by Internet (see the instructions at www.ProxyVote.com); or
•	if you received a printed copy of these proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for, against or abstain with respect to all, some or none of the nominees for director and with respect to approval of the Amended and Restated Sysco Corporation 1974 Employees’ Stock Purchase Plan and ratification of the appointment of the independent accountants.

If you sign and return your proxy card without indicating your voting instructions, your shares will be voted as follows:

•	FOR the election of the four nominees for director;
•	FOR approval of the amendment to the Sysco Corporation 1974 Employees’ Stock Purchase Plan to reserve 5,000,000 additional shares of Sysco Corporation common stock for issuance under the plan; and
•	FOR the ratification of the appointment of Ernst & Young as independent accountants for fiscal 2011;

If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

How to Revoke or Change Your Vote

You may revoke or change your proxy at any time before it is exercised by:

•	delivering written notice of revocation to Sysco’s Corporate Secretary in time for him to receive it before the Annual Meeting;
•	voting again by telephone, Internet or mail (provided that such new vote is received in a timely manner pursuant to the instructions above); or
•	voting in person at the Annual Meeting.

The last vote that we receive from you will be the vote that is counted.

Broker Non-Votes

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority and has not received voting instructions from the beneficial owner. Under applicable NYSE rules, we may only receive broker non-votes with respect to the election of the four nominees for directors and the proposal to amend the Sysco Corporation 1974 Employees’ Stock Purchase Plan.

Quorum Requirement

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of at least 35% of all the shares entitled to vote at the meeting are present in person or by proxy. All shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain broker non-votes as to one or more items.

Votes Necessary for Action to be Taken

Sysco’s Bylaws and Corporate Governance Guidelines include a majority vote standard for uncontested director elections. Since the number of nominees timely nominated for the Annual Meeting does not exceed the number of directors to be elected, each director to be elected shall be elected if the number of votes cast “for” election of the director exceeds those cast “against.” Any incumbent director who is not re-elected will be required to tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the recommendation within 120 days following certification of the stockholders’ vote and will promptly make a public disclosure of its decision regarding whether to accept the director’s resignation offer.

Pursuant to Sysco’s Bylaws, the affirmative vote of a majority of the votes cast, either for or against, is required for approval of the amendment to the Sysco Corporation 1974 Employees’ Stock Purchase Plan to reserve 5,000,000 additional shares of Sysco Corporation common stock for issuance under the plan and ratification of the appointment of the independent accountants.

Broker non-votes will be disregarded with respect to the election of directors and all other proposals. Abstentions will be disregarded with respect to the election of directors and all other proposals.

Who Will Count Votes

We will appoint one or more Inspectors of Election who will determine the number of shares outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

The Inspectors of Election will determine, and retain for a reasonable period a record of the disposition of, any challenges and questions arising in connection with the right to vote and will count all votes and ballots cast for and against and any abstentions or broker non-votes with respect to all proposals and will determine the results of each vote.

Cost of Proxy Solicitation

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement, should we choose to mail any written proxy materials, and the E-Proxy Notice. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the company (who will not receive any additional compensation for any solicitation of proxies).

We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in sending the materials. We have retained Georgeson Shareholder Communications to help us solicit proxies from these entities and certain other stockholders, in writing or by telephone, at an estimated fee of $12,000 plus reimbursement for their out-of-pocket expenses.

Other Matters

We do not know of any matter that will be presented at the Annual Meeting other than the election of directors and the other proposals discussed in this proxy statement. However, if any other matter is properly presented at the Annual Meeting, your proxies will act on such matter in their best judgment.

Annual Report

We will furnish additional copies of our annual report to stockholders, including our Annual Report on Form 10-K, without charge upon your written request if you are a record or beneficial owner of Sysco Corporation common stock whose proxy we are soliciting in connection with the Annual Meeting. Please address requests for a copy of the annual report to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “Investors — Financial Information” at www.sysco.com.

Householding

If your shares are held in the name of your broker or agent, and you share the same last name and address with another Sysco shareholder, you and the other shareholders at your address may receive only one copy of the E-Proxy Notice and any other proxy materials we choose to mail unless contrary instructions are provided from any stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice, and any other proxy materials that we mail, at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice and other proxy materials, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “Investors — Financial Information” at www.sysco.com.

If your shares are not registered in your own name, you can request additional copies of the E-Proxy Notice and any other proxy materials we mail or you can request householding by notifying your broker or agent in whose name your shares are registered.

ELECTION OF DIRECTORS
ITEM NO. 1 ON THE PROXY CARD

Board Composition

We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Sysco’s stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board representing a range of backgrounds and experiences in areas that are relevant to the company’s activities so that the Board, as a whole, possesses the combination of skills, professional experience, and diversity of backgrounds necessary to oversee Sysco’s business. Accordingly, the Board and the Corporate Governance and Nominating Committee consider the qualification of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. Below we identify and describe some of the key experience, qualifications and skills that our Corporate Governance and Nominating Committee believes individuals serving as directors of Sysco should collectively bring to the Board and that are important in light of our business and structure. The priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board with regard to these factors may change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

•	Leadership, Corporate Strategy and Development Experience — The Board believes that experience as a senior executive in a large and complex public, private, government or academic organization enables a director to better oversee the management of the company. Such individuals also bring perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level, and tend to demonstrate a practical understanding of organizations, strategy, risk management and the methods to drive change and growth. Finally, directors with experience in significant leadership positions generally possess the ability to identify and develop leadership qualities in others, including members of our management team.

•	Foodservice Industry or Marketing Experience — Directors with experience as executives, directors or in other leadership positions in various aspects of the foodservice industry gain extensive knowledge that is valuable to Sysco’s operating plan and strategy, including ways in which Sysco can better fulfill the needs of its customers and suppliers. In addition, as the foodservice market continues to mature, directors with marketing knowledge provide valuable insights as we focus on ways in which Sysco can grow organically by identifying and developing new markets.

•	Technology, e-Commerce and Enterprise Resource Planning Experience — Technology is already an integral part of Sysco’s distribution and supply chain. In addition, we are undertaking a multi-year Enterprise Resource Planning/Business Transformation Project designed to combine the systems of many Sysco operating companies into a single system. The use of a single system is expected to drive efficiencies and cost savings through consolidation and standardization, allow us to leverage data to make better decisions as we develop a better enterprise-wide view of the business and enhance our customers’ experience through improved online ordering and customer support systems. Directors with experience in the areas of technology and ERP implementation can provide valuable insights to guide these efforts.

•	Distribution/Supply Chain Experience — Directors that have experience in distribution logistics and supply chain management can help us find ways to optimize warehouse and delivery activities across the Sysco organization to achieve a more efficient delivery of products to our customers.

•	Global Experience/ Broad International Exposure — Although Sysco’s primary focus is on growing and optimizing the core foodservice distribution business in North America we continue to explore and identify opportunities to grow our global capabilities in, and source products directly from, international markets. We benefit from the experience and insight of directors with a global business perspective as we identify the best strategic manner in which to expand our operations outside of North America. As Sysco’s reach becomes more global, directors with international business experience can assist us in navigating the business, political, and regulatory environments in countries in which Sysco does, or seeks to do, business.

•	Accounting, Finance and Financial Reporting Experience — An understanding of accounting, finance and financial reporting processes is important for our directors to evaluate our financial statements and capital investments. Although we expect all of our directors to be financially knowledgeable, many of our directors have developed much more extensive experience in accounting and financial matters through their executive leadership roles in the public and private sector.

•	Risk Management — The Board oversees management’s efforts to understand and evaluate the types of risks facing Sysco and its business, evaluate the magnitude of the exposure, and enhance risk management practices. Directors with risk management experience can provide valuable insights as Sysco seeks to strike an appropriate balance between enhancing profits and managing risk.

•	Public Company Board Experience — Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of the Board of Directors, Board practices of other public companies and the relationship between the Board and the management team. Most public company directors also have corporate governance experience to support our goals of Board and management accountability, greater transparency, legal and regulatory compliance and the protection of stockholder interests. Many of our directors currently serve, or have previously served, on the Boards of Directors of other public companies.

•	Diversity — Our Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics new Board members should possess as well as the composition of the Board as a whole. This review includes consideration of diversity, age, skills, experience, time available and the number of other boards the member sits on in the context of the needs of the Board and the Company, and such other criteria as the Committee shall determine to be relevant at the time. While the Board has not prescribed standards for considering diversity, as a matter of practice it looks for diversity in nominees such that the individuals can enhance perspective and experience through diversity in race, gender, ethnicity, cultural background, geographic origin, education, and professional and life experience. Because we value gender and racial diversity among our Board members, four of our current Board members are women, including one African American, the Chairman of the Board is Hispanic and two of current Board members are from outside the United States.

Included in the individual biographies below is a discussion of the most significant aspects of each director’s background that strengthen the Board’s collective qualifications, skills and experience and that the Corporate Governance and Nominating Committee and the Board considered in reaching their conclusion that he or she should continue to serve as a director of Sysco.

Election of Directors at 2010 Annual Meeting

Four directors are to be elected at the meeting. The Board of Directors currently consists of 12 members divided into three classes of four directors each. The company’s governing documents provide that the Board of Directors shall be divided into three classes with no class of directors having more than one director more than any other class of directors. The directors in each class serve for a three-year term. A different class is elected each year to succeed the directors whose terms are expiring.

The Board of Directors has nominated the following four persons for election as directors in Class III to serve for three-year terms or until their successors are elected and qualified:

•	John M. Cassaday
•	Manuel A. Fernandez
•	Hans-Joachim Koerber
•	Jackie M. Ward

Each of the nominees is currently serving as a director of Sysco and has consented to serve if elected. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board of Directors to fill the vacancy.

Set forth below is biographical information for each director, including the nominees for election as a director at the 2010 Annual Meeting. Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer. In addition to the information described below, many of our directors serve as trustees, directors or officers of various non-profit, educational, charitable and philanthropic organizations.

Nominees for Election as Class III Directors for terms expiring at the 2013 Annual Meeting:

John M. Cassaday, 57, has served as a director of Sysco since November 2004. Since September 1999, Mr. Cassaday has served as President and Chief Executive Officer, as well as a director, of Corus Entertainment Inc., a media and entertainment company based in Canada. He also serves as a director of Manulife Financial Corporation. Mr. Cassaday is Chairman of Sysco’s Compensation Committee and is also a member of our Corporate Governance and Nominating Committee.

Key Director Qualifications:  Mr. Cassaday earned a Bachelor of Arts degree from the University of Western Ontario and a Master of Business Administration Degree with honors from the University of Toronto’s Rotman School of Management. Prior to his current position as the founding President and CEO of Corus Entertainment Inc., a Canadian leader in radio and specialty television, Mr. Cassaday served as President and CEO of CTV Television Network Ltd. Mr. Cassaday’s career prior to broadcasting included executive positions in a number of leading packaged goods companies including RJR-Macdonald, Inc., General Foods Corporation and Campbell Soup Company, where he gained food processing and food safety experience while advancing through positions in sales, marketing, and strategic planning in Canada, the United States, and the United Kingdom. His career at Campbell’s culminated in service as President of Campbell Soup Company’s operations in Canada and the United Kingdom. Mr. Cassaday gained additional foodservice experience through his service as a director of Loblaw Companies Limited, Canada’s largest food distributor, and of J.M. Schnieder, a meat processing company. This background has provided Mr. Cassaday with extensive experience and knowledge in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, marketing, international operations, accounting, finance and financial reporting. In addition, Mr. Cassaday’s service on the Board of Directors of Manulife Financial Corporation has provided a greater understanding of risk management and global compensation considerations. Mr. Cassaday has received many business, industry and charitable honors, including designation as the most distinguished alumni of the University of Toronto’s Rotman School of Management in 1998, receipt of the Gold Medal from the Association of Canadian Advertisers in 2004 (which recognizes individuals who have made an outstanding contribution to the advancement of marketing communications in Canada) and induction in the Marketing Hall of Legends of Canada in 2006.

Manuel A. Fernandez, 64, has served as a director of Sysco since November 2006 and as the non-executive Chairman of the Board since June 28, 2009. Since 2000, he has been the Managing Director of SI Ventures, a venture capital firm focusing on information technology and communications infrastructure companies that enable e-business, and Chairman Emeritus of Gartner, Inc., a leading information technology research and consulting company. Prior to his present positions, Mr. Fernandez was Chairman, President, and Chief Executive Officer of Gartner. Mr. Fernandez also serves on the board of directors of Brunswick Corporation, Flowers Foods, Inc. and Stanley Black & Decker, Inc. (following his service on the Board of the Black & Decker Company until its acquisition by The Stanley Works in March 2010; following such acquisition, The Stanley Works changed its name to Stanley Black & Decker, Inc.). Mr. Fernandez is a member of Sysco’s Corporate Governance and Nominating Committee and our Compensation Committee.

Key Director Qualifications:  Mr. Fernandez earned a Bachelor’s Degree in electrical engineering from the University of Florida and completed post-graduate studies in solid state engineering. He began his career in engineering positions, eventually becoming a Group Executive Vice President of Fairchild Semiconductor with direct oversight for operations and manufacturing facilities in the US and in several foreign countries. Among the engineering breakthroughs in his career, Mr. Fernandez was part of a design team at Harris Semiconductors that developed the first programmable memory. He later served as President and CEO of three technology-driven companies, including Zilog Incorporated (a publicly-traded semiconductor manufacturer and a leader in the microprocessor industry, with operations in over 20 countries), Gavilan Computer Corporation (a technology company he founded that developed one of the first battery-operated laptop computers in 1982) and Dataquest (an information services company that was later acquired by Gartner). During Mr. Fernandez’s service as CEO and later Chairman of the Board of Gartner, he oversaw the company’s dramatic growth, from a research boutique with revenue of $46 million in 1991 to a global technology research and advisory firm with over $950 million of revenue in 2001, including taking the company public in 1994. At the time of his retirement, Gartner had locations in over 40 international locations serving customers in 80 counties. Together, these positions provided Mr. Fernandez with extensive leadership, corporate strategy and development, information technology, IT strategy, strategic planning and international experience.

Mr. Fernandez has gained knowledge of distribution and supply chains as:

•	a member of the Board of Directors of Brunswick Corporation, a leading global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and bowling and billiards equipment, where he currently serves as Lead Director and a member of the Human Resources and Compensation Committee (which he previously chaired) and previously served as chairman of the Nominating and Corporate Governance Committee;

•	The Black & Decker Corporation, a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems, where he previously served as Lead Director and Chairman of the Corporate Governance Committee; and

•	Stanley Black & Decker, Inc., a diversified global supplier of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, where he serves on the Finance and Pension Committee and the Corporate Governance Committee.

Mr. Fernandez’s service on the Board of Directors of Flowers Foods, Inc., one of the largest producers and marketers of bakery products in the United States, has provided him with extensive knowledge of the foodservice industry. At Flowers Foods he also serves as chairman of the Compensation Committee and a member of the Corporate Governance Committee.

He also previously served on Sysco’s Finance Committee. Mr. Fernandez has invested in over 20 start-up companies in the information technology field, has served on the Boards of Directors of multiple public and private companies and was appointed by the President of the United States as a member of the Presidential Information Technology Action Committee. He is a former Chairman of the Board of Trustees of the University of Florida.

Hans-Joachim Koerber, 64, has served as a director of Sysco since January 2008. Dr. Koerber served as the chairman and chief executive officer of METRO Group, Germany’s largest retailer, from 1999 until his retirement in October 2007. Dr. Koerber is a director of Air Berlin PLC and Esprit Holdings Limited, as well as several private European companies, including Klüh Service Management GmbH and WEPA Industrieholding SE. Dr. Koerber is a member of Sysco’s Audit Committee and our Finance Committee.

Key Director Qualifications:  Dr. Koerber earned a degree as a Master Brewer in Brewing Technology and a Ph.D. in Business Management from the Technical University of Berlin. Dr. Koerber began his career in the beverage industry, including management positions in which he was responsible for finance and accounting, information technology, purchasing and personnel. He first became involved with the company that would eventually become METRO when he joined the predecessor company’s cash-and-carry, self-service wholesale company in charge of finance and accounting, controlling, logistics and information technology. His responsibilities continued to expand to include international cash-and-carry activities in six countries. When METRO AG was formed in 1996, Dr. Koerber became part of the METRO management board. His responsibilities included corporate development, corporate communications and investor relations and he became chairman and chief executive officer in 1999. Dr. Koerber introduced a new management style, streamlined the company to focus on four of the original 16 business divisions in order to remain competitive and achieve profitability, adopted international accounting standards and rapidly developed METRO’s international presence, including hands-on experience in expanding METRO into Eastern Europe and Asia, including China and India. These efforts helped make METRO Germany’s largest retailer, operating wholesale cash & carry stores, supermarkets, hypermarkets, department stores and consumer electronics shops throughout the world. Throughout his career, Dr. Koerber developed experience and qualifications in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, marketing and risk management. Dr. Koerber’s insights on running and expanding a foodservice business with international operations have been, and will continue to be, particularly helpful to Sysco. Dr. Koerber’s career at METRO AG, combined with his 10 years of service on the Board of Skandinaviska Enskilda Benken AB (the parent company of the SEB Group, a North European banking concern catering to corporations, institutions, and private individuals) and the Board of Directors of several other international companies, has provided him with financial expertise, particularly with regard to international financial accounting standards. His service on the Boards of Air Berlin PLC (Germany’s second largest airline) and Esprit Holdings Limited (manufacturer of apparel, footwear, accessories, jewelry and housewares) have deepened his experience in marketing.

Jackie M. Ward, 72, has served as a director of Sysco since September 2001. Ms. Ward is the former Chairman, President and Chief Executive Officer of Computer Generation Incorporated (CGI), a company she founded in 1968 that was acquired in December 2000 by Intec Telecom Systems PLC, a technology company based in the United Kingdom. Ms. Ward is a director of Flowers Foods, Inc., Sanmina-SCI Corporation and WellPoint, Inc. Ms. Ward is Chairman of Sysco’s Corporate Governance and Nominating Committee and is also a member of our Compensation Committee. In the last five years, Ms. Ward also served as a director of Bank of America and Equifax Inc.

Key Director Qualifications:  Ms. Ward attended Georgia State College for Women and the University of Georgia Extension Center, where she majored in psychology and mathematics. She later attended the London School of Business and was awarded a Doctor of Laws from Mercer University. Early in her career, Ms. Ward held programming, engineering, marketing and management positions with UNIVAC (a division of Sperry Corporation), General Electric Company and J.P. Stevens Company. Ms. Ward then founded and had over 30 years of experience with CGI, a provider of software solutions to the telecommunications industry with offices in the U.S., England and Australia. Ms. Ward’s lengthy career has provided her with extensive leadership, information technology, retail/mass marketing, corporate strategy and development, finance, banking, and international experience. In addition, significant projects undertaken by CGI for governmental and private entities provided unique experience for Ms. Ward in developing and implementing supply chain inventory control systems, fraud detection systems and software to handle generalized and specific accounting functions. Ms. Ward has gained knowledge of the foodservice industry through her membership on the Board of Directors of Flowers Foods, Inc., one of the largest producers and marketers of bakery products in the United States. She also has significant public company board experience as a current or former member of numerous Boards of Directors where she served in various leadership positions, including lead director, presiding director and the chairman of various committees. With respect to Flowers Foods, Ms. Ward currently serves as the Presiding Director, Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Executive Committees. With respect to WellPoint, Ms. Ward currently serves as Lead Director, Chair of the Corporate Governance Committee and a member of the Compensation and Executive Committees. She also serves on the Nominating and Governance Committee of Sanmina-SCI Corporation. Ms. Ward furthered her expertise in the areas of finance and risk management as Chairman of the Asset Quality Committee of Bank of America’s Board of Directors for 15 years and her expertise in the areas of accounting and internal audit as a member of the Board of PRG-Schultz International, Inc., which provides recovery audit services to organizations with high volumes of payment transactions, including retail and wholesale businesses, manufacturers, health care, and government agencies.

The Board of Directors recommends a vote FOR the nominees listed above.

Class I directors whose terms expire at the 2011 Annual Meeting:

William J. DeLaney, 54, has been a director of Sysco since January 2009 and began serving as Sysco’s Chief Executive Officer in March 2009. He assumed the additional title of President when Mr. Spitler announced his pending retirement in March 2010. Mr. DeLaney began his Sysco career in 1987 as Assistant Treasurer at the company’s corporate headquarters. He was promoted to Treasurer in 1991, and in 1993 he was named a Vice President of the company, continuing in those responsibilities until 1994. Mr. DeLaney joined Sysco Food Services of Syracuse in 1996 as chief financial officer, progressed to senior vice president in 1998 and executive vice president in 2002. In 2004, Mr. DeLaney was appointed president and chief executive officer of Sysco Food Services of Charlotte. He held that position until December 2006, when he was named Sysco’s Senior Vice President of Financial Reporting. Effective July 1, 2007, Mr. DeLaney was promoted to the role of Executive Vice President and Chief Financial Officer and continued to serve in such position following his promotion to CEO until the appointment of Mr. Kreidler as Sysco’s Chief Financial Officer became effective on October 5, 2009. Mr. DeLaney is a member of Sysco’s Finance Committee.

Key Director Qualifications:  Mr. DeLaney earned a Bachelor of Business Administration degree from the University of Notre Dame, and a Master of Business Administration degree from the Wharton Graduate Division of the University of Pennsylvania. Mr. DeLaney has worked in various capacities at Sysco and its subsidiaries for more than 20 years. Through various accounting, finance, operations and management positions within Sysco and its operating companies, Mr. DeLaney has gained valuable insight into the foodservice industry, as well as Sysco’s competitive advantages and how to further build upon them. Throughout his career, Mr. DeLaney has developed experience and knowledge in the areas of leadership and management development, corporate strategy and development, finance and accounting and distribution and supply chain management. Further, the Corporate Governance and Nominating Committee and the Board believe that it is appropriate and beneficial to Sysco to have its Chief Executive Officer serve as management’s voice on the Board.

Judith B. Craven, M.D., 64, has served as a director of Sysco since July 1996. Dr. Craven served as President of the United Way of the Texas Gulf Coast from 1992 until her retirement in September 1998. Dr. Craven is also a director of Belo Corporation, Luby’s, Inc., Sun America Funds and VALIC. Dr. Craven is Chairman of Sysco’s Corporate Sustainability Committee and is also a member of our Corporate Governance and Nominating Committee and our Compensation Committee.

Key Director Qualifications:  Dr. Craven earned a B.S. degree in Biology and English from Bowling Green State University, then completed premedical requirements at Texas Southern University before earning a Doctor of Medicine from Baylor College of Medicine and a Master of Public Health from the University of Texas School of Public Health. She also completed the Harvard University Program for Senior Managers in Government at the John F. Kennedy School of Government. Dr. Craven provides a unique viewpoint on Sysco’s Board as a medical doctor and distinguished public health expert. She gained a distinctive understanding of the foodservice industry after serving as Director of Public Health for the City of Houston from 1980 through 1983, which included responsibility for the regulation of all foodservice establishments in the City of Houston, including an emphasis on food safety and food handling. Following this appointment, Dr. Craven served as Dean of the University of Texas School of Allied Health Sciences from 1983 to 1992. She also serves on the Board of Directors of Luby’s, Inc., which operates almost 100 restaurants and provides food services to select hospital and other medical institutions in Texas. Dr. Craven also has a strong commitment to diversity and social responsibility, having led many initiatives to help increase and incorporate diversity in schools, the workplace and the community. Dr. Craven served as Vice President for Multicultural Affairs for the University of Texas Health Science Center at Houston from 1987 to 1992, and served as Chair of the Committee on Diversity for the University of Texas Board of Regents for six years. Under Dr. Craven’s leadership as president for six years, The United Way of The Texas Gulf Coast won the first National Award for diversity from the United Way of America. She has also served as a member of the Board of Directors of Compaq Corporation and the Houston Branch of the Federal Reserve Bank

of Dallas. Dr. Craven has received numerous awards and honors, including the NAACP VIP Award for Community Service, Houston’s Thirty Most Influential Black Women Award and induction into the Texas Women’s Hall of Fame in 1989.

Phyllis S. Sewell, 79, has served as a director of Sysco since December 1991. Currently retired, she formerly served as Senior Vice President of Federated Department Stores, Inc. Mrs. Sewell is a member of Sysco’s Compensation Committee and our Corporate Governance and Nominating Committee.

Key Director Qualifications:  Mrs. Sewell earned a Bachelor of Arts degree in Economics with honors from Wellesley College. She gained experience in leadership, corporate strategy and development and marketing through her 36-year career with Federated Department Stores. She ultimately served as Federated’s Senior Vice President of Research and Planning with responsibility for corporate and divisional strategic plans, studies of retail merchandising and marketing opportunities and techniques. Mrs. Sewell gained further marketing experience by serving on the Board of Directors of three companies marketing consumer goods and/or services: Huffy Corporation (bicycles and sporting goods), U.S. Shoe (shoes, apparel and eyeglasses) and Lee Enterprises (newspapers and television stations). She also served on the Board of Pitney Bowes, Inc. Mrs. Sewell became regarded as a pioneer for women’s rights in the workplace, including becoming one of the first women corporate vice presidents in the country in 1975, serving as one of the first women members of the Board of Directors of a stock-exchange listed company beginning in 1976 and becoming the first female Senior Vice President of Federated in 1979. Honors bestowed upon Mrs. Sewell include being named the Cincinnati Enquirer Woman of the Year in 2003, a Great Living Cincinnatian by the Cincinnati USA regional Chamber in 2003, one of the top 85 Women Business Executives by Industry Week Magazine in 1985 and one of Business Week Magazine’s Top 100 Corporate Women in 1976. She received the Alumnae Achievement Award from Wellesley College in 1979 and was inducted in the Ohio Women’s Hall of Fame in 1982.

Richard G. Tilghman, 70, has served as a director of Sysco since November 2002. Mr. Tilghman served as Vice Chairman and Director of SunTrust Banks from 1999 until his retirement in 2000. He served as Chairman and Chief Executive Officer of Crestar Financial Corporation, a bank holding company, from 1986 until 1999. Mr. Tilghman is Chairman of Sysco’s Audit Committee and is also a member of our Finance Committee.

Key Director Qualifications:  After graduating from the University of Virginia with a B.A. in Foreign Affairs and serving in the U.S. Army as a lieutenant, Mr. Tilghman enjoyed a 34-year banking career , including service as Vice Chairman and Director of Suntrust Banks, as well as the former Chairman and CEO of Crestar Financial Corporation, a bank holding company. His career provided him with experience and expertise in the areas of leadership, corporate strategy and development, finance, banking, accounting and risk management. Mr. Tilghman’s experience overseeing a business and technology transformation for a series of banks acquired through acquisitions is very important to Sysco as we undertake our ERP/Business Transformation Project to streamline our operations using a common technology platform. Mr. Tilghman also gained high tech and regional marketing experience that has been valuable to Sysco as we have redefined oversight of our operating companies by marketing region and focus on the use of e-Commerce technologies to service Sysco customers more efficiently. Mr. Tilghman’s experience also includes approximately 20 years of service on the Board of Directors of Chesapeake Corporation, which was then a leading supplier of cartons, labels, leaflets, and specialty plastic packaging, with manufacturing facilities in Asia, Europe and the U.S. at that time.

Class II Directors whose terms expire at the 2012 Annual Meeting:

Larry C. Glasscock, 62, was appointed as a director of Sysco on September 17, 2010. In March 2010, Mr. Glasscock retired from his position as Chairman of the Board of Directors of WellPoint, Inc., one of the largest health benefits companies in the United States, after serving in the role since November 2005. He also served as WellPoint’s President and CEO from November 2004 until July 2007. Mr. Glasscock previously served as Chairman, President and CEO of Anthem, Inc., a health benefits company, from 2001 to 2004, assuming additional responsibilities as Chairman from 2003 to 2004. Mr. Glasscock has served as a director of Simon Property Group, Inc., a real estate investment trust, since March 2010; a director of Sprint Nextel Corp. since August 2007; and a director of Zimmer Holdings, Inc., a global leader in the design, development, manufacture and marketing of orthopedic reconstructive implants, dental implants, spinal implants, trauma products and related surgical devices, since August 2001. Mr. Glasscock is a member of Sysco’s Compensation Committee, our Corporate Governance and Nominating Committee and our Corporate Sustainability Committee.

Key Director Qualifications:  Mr. Glasscock attended Cleveland State University, where he received a bachelor’s degree in business administration. He later studied at the School of International Banking, participated in the American Bankers Association Conference of Executive Officers, and completed the Commercial Bank Management Program at Columbia University. Mr. Glasscock has developed significant leadership and corporate strategy expertise through over 30 years of business experience, including former service as President and CEO of WellPoint, Inc., COO of CareFirst, Inc., President and

CEO of Group Hospitalization and Medical Services, Inc., President and COO of First American Bank, N.A., and President and CEO of Essex Holdings, Inc. During his tenure at WellPoint, Inc., he played a major role in transforming the company from a regional health insurer into a national healthcare leader and championed company efforts to improve quality and customer service. Throughout his career, Mr. Glasscock has developed expertise in the successful completion and integration of mergers, utilization of technology to improve productivity and customer service, and team building and human capital development. Mr. Glasscock’s expertise in the utilization of technology to improve productivity will be valuable to Sysco as we implement and build upon our Business Transformation Project. His knowledge and experience in team building and human capital development are also extremely valuable to Sysco, as management development is one of our CEO’s key non-financial goals for fiscal 2011. Mr. Glasscock also has considerable financial experience, as he has supervised the chief financial officers of major corporations. Earlier in his career he served as a bank officer lending to major corporations and supervised assessments of companies’ creditworthiness. Mr. Glasscock also has significant experience as a public company director and as a member of various committees related to important board functions, including audit, finance, governance and compensation.

Jonathan Golden, 73, has served as a director of Sysco since February 1984. Mr. Golden is a partner of Arnall Golden Gregory LLP, counsel to Sysco. Mr. Golden is a member of Sysco’s Finance Committee and our Corporate Sustainability Committee.

Key Director Qualifications:  Mr. Golden is a graduate of Princeton University and Harvard Law School. He also has served as an adjunct professor at Emory Law School in Atlanta for eight years. Mr. Golden, who is not considered an independent director, has developed an extensive knowledge of Sysco’s business through his service as a director of the Company since 1984 and through Arnall Golden Gregory LLP, a firm that has served as legal advisor to the Company on numerous transactions. Mr. Golden has served as Chairman of that firm for approximately ten years. He personally has a long history of representing participants in the food industry, including manufacturers, distributors and food industry trade associations. Mr. Golden has gained further experience regarding the distribution and supply chain of foodservice companies as a member of the Board of Directors of a major privately-held food manufacturer that is the leader in the frozen food industry and sells to foodservice customers, particularly in-store bakeries and retail marketplaces. In addition to his legal and regulatory experience and focus on corporate responsibility, Mr. Golden has developed a knowledge of other public company Board practices through his past service on the Boards of The Profit Recovery Group International, Inc., Intermedics, Inc., Automatic Service Company and Butler Shoe Corp.

Joseph A. Hafner, Jr., 65, has served as a director of Sysco since November 2003. In November 2006, Mr. Hafner retired as Chairman of Riviana Foods, Inc., a position he had held since March 2005. He served as President and Chief Executive Officer of Riviana from 1984 until March 2004. Mr. Hafner is Chairman of Sysco’s Finance Committee and is also a member of our Audit Committee and our Corporate Sustainability Committee.

Key Director Qualifications:  Mr. Hafner attended Dartmouth College, where he graduated cum laude, then earned a master of business administration degree with high distinction from Dartmouth’s Amos Tuck School of Business Administration. After graduation, Mr. Hafner served for two years in the Latin American Internship Program of Cornell University and the Ford Foundation in Lima, Peru, followed by two years with the Arthur Andersen & Co. accounting firm in Houston. In 1971, Mr. Hafner began his career with Riviana Foods, Inc. in Guatemala City as Controller of Riviana’s Central American Division. For over 30 years, Mr. Hafner worked in positions of increasing authority for Riviana, a company that processed, marketed and distributed rice products in the U.S. and Europe, as well as other food products in Central America and Europe. Mr. Hafner continued his international exposure through the oversight of Riviana’s rice operations in South Africa and Australia. His career culminated in his service as President and CEO of Riviana for over 20 years, providing him with experience in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, finance and accounting and international operations. In addition, Mr. Hafner has developed finance and accounting expertise during his career at Arthur Andersen and Riviana and is a member of the American Institute of Certified Professional Accountants.

Nancy S. Newcomb, 65, has served as a director of Sysco since February 2006. Ms. Newcomb served as Senior Corporate Officer, Risk Management, of Citigroup from May 1998 until her retirement in 2004. She served as a customer group executive of Citicorp (the predecessor corporation of Citigroup) from December 1995 to April 1998, and as a division executive, Latin America from September 1993 to December 1995. From January 1988 to August 1993 she was the principal financial officer, responsible for liquidity, funding and capital management. Ms. Newcomb is also a director of Moody’s Corporation and The DIRECTV Group, Inc. Ms. Newcomb is a member of Sysco’s Audit Committee and our Finance Committee.

Key Director Qualifications:  Ms. Newcomb is a graduate of Connecticut College and received a Master’s Degree in Economics from Boston University. She also completed Harvard Business School’s Management Development Program. Ms. Newcomb’s 30-year career with Citigroup, a major international financial services company, and its predecessors Citicorp and Citibank, provided her with experience in the areas of leadership, corporate strategy and development, finance, risk management and international operations. Ms. Newcomb developed extensive risk management experience throughout her career, including holding the position of Citigroup’s Senior Corporate Officer of Risk Management for the last six years of her career. In the areas of Finance and International Operations, Ms. Newcomb served as Customer Group Executive, Division Executive for Latin America and Principal Financial Officer responsible for worldwide treasury operations, including liquidity, funding and capital management.

Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer.

Kenneth F. Spitler retired as an officer and director of the company on February 5, 2010. He formerly served as a Class II director. Following Mr. Spitler’s resignation, the Board reduced its size from 12 to 11 members. The Board subsequently increased its size to 12 members when Mr. Glasscock was appointed in September 2010.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Corporate Governance Guidelines

The Board of Directors has adopted the Sysco Corporation Corporate Governance Guidelines. These guidelines outline the functions of the Board, director responsibilities, and various processes and procedures designed to ensure effective and responsive governance. These guidelines also outline qualities and characteristics we consider when determining whether a member or candidate is qualified to serve on the Board, including diversity, skills, experience, time available and the number of other boards the member sits on, in the context of the needs of the Board and Sysco. We review these guidelines from time to time in response to changing regulatory requirements and best practices and revise them accordingly. The guidelines were last revised in May 2010. We have published the Corporate Governance Guidelines on our website under “Investors — Corporate Governance” at www.sysco.com.

Codes of Conduct

We require all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, to comply with our Code of Conduct applicable to Sysco employees to help ensure that we conduct our business in accordance with the highest standards of moral and ethical behavior. This Code of Conduct addresses the following, among other topics:

•	professional conduct, including customer relationships, equal opportunity, payment of gratuities and receipt of payments or gifts,
•	competition and fair dealing,
•	compliance with the Foreign Corrupt Practices Act,
•	political contributions,
•	antitrust,
•	conflicts of interest,
•	legal compliance, including compliance with laws addressing insider trading,
•	financial disclosure,
•	intellectual property, and
•	confidential information.

This Code, which was amended and restated in August 2010, effective as of November 1, 2010, requires strict adherence to all laws and regulations applicable to our business and requires employees to report any violations or suspected violations of the Code. In August 2010, we also adopted a separate Code of Conduct applicable to non-employee directors that is similar in scope to the employee Code but is tailored to the issues and concerns facing Sysco directors. We have published the Codes of Conduct for employees and non-employee directors on our website under “Investors — Corporate Governance” at www.sysco.com. We intend to disclose any future amendments to or waivers of our Code applicable to our principal executive officer, principal financial officer, principal accounting officer and controller, as well as any employees performing similar functions, on our website at www.sysco.com under the heading “Investors — Corporate Governance.”

Director Independence

Our Corporate Governance Guidelines require that at least a majority of our directors meet the criteria for independence that the New York Stock Exchange has established for continued listing, as well as the additional criteria set forth in the Guidelines. Additionally, we require that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee be independent and that all members of the Audit Committee satisfy the additional requirements of the New York Stock Exchange and applicable rules promulgated under the Securities Exchange Act of 1934.

Under New York Stock Exchange listing standards, to consider a director to be independent, we must determine that he or she has no material relationship with Sysco other than as a director. The standards specify the criteria by which we must determine whether directors are independent, and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Sysco or its independent public accountants.

In addition to the NYSE’s standards for independence, our Corporate Governance Guidelines contain categorical standards that provide that the following relationships will not impair a director’s independence:

•	if a Sysco director is an executive officer of another company that does business with Sysco and the annual sales to, or purchases from, Sysco are less than two percent of the annual revenues of the company he or she serves as an executive officer;

•	if a Sysco director is an executive officer of another company which is indebted to Sysco, or to which Sysco is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer, so long as payments made or received by Sysco as a result of such indebtedness do not exceed the two percent thresholds provided above with respect to sales and purchases; and

•	if a Sysco director serves as an officer, director or trustee of a tax-exempt charitable organization, and Sysco’s discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts; Sysco’s automatic matching of employee charitable contributions will not be included in the amount of Sysco’s contributions for this purpose.

The Board of Directors has reviewed all relevant relationships of the directors with Sysco. The relationships reviewed included those described under “Certain Relationships and Related Transactions,” and several relationships that did not automatically make the individual non-independent under the NYSE standards or our Corporate Governance Guidelines, either because of the type of affiliation between the director and the other entity or because the amounts involved did not meet the applicable thresholds. These additional relationships include the following (for purposes of this section, “Sysco”, “we,” “us” and “our” include our operating companies):

•	Mr. Cassaday serves as a director of Irving Oil Limited (formerly Fort Reliance), a subsidiary of which is one of our suppliers;

•	Dr. Craven serves as a member of the Board of Directors of Luby’s, Inc., which is one of our customers;

•	Mr. Fernandez serves as a director of Flowers Foods, Inc, which is one of Sysco’s suppliers, and as Chairman Emeritus of Gartner, Inc., a technology firm that provides certain services to which we subscribe;

•	Mr. Glasscock serves as a director of Sprint Nextel Corp., which is one of our suppliers;

•	Mr. Hafner serves as a Trustee of The Kinkaid School, which is one of our customers; Mr. Hafner also serves on the boards or committees of several non-profit organizations to which Sysco makes donations; in addition, Mr. Hafner serves as a member of the President’s Advisory Council of the University of Houston — Downtown, which purchases our products through subcontracting arrangements;

•	Ms. Newcomb is a director of Moody’s Corporation, which provides credit ratings for certain of our debt obligations, and is a trustee of the Woods Hole Oceanographic Institution, which purchases our products through a subcontracting arrangement;

•	Mr. Tilghman is Chairman and a trustee of the Colonial Williamsburg Foundation, a director of the Colonial Williamsburg Company and a director of The Coral Bay Club; during a portion of fiscal 2010, he also served as a trustee of the Virginia Museum of Fine Arts; all four of these organizations are our customers;

•	Ms. Ward is a director of Flowers Foods, Inc., which is one of our suppliers, and her granddaughter’s husband works for one of Sysco’s subsidiaries as a marketing associate.

After reviewing such information, the Board of Directors has determined that each of Mr. Cassaday, Dr. Craven, Mr. Fernandez, Mr. Glasscock, Mr. Hafner, Dr. Koerber, Ms. Newcomb, Mrs. Sewell, Mr. Tilghman and Ms. Ward has no material relationship with Sysco and is independent under the NYSE standards and the categorical standards set forth in the Corporate Governance Guidelines and described above. Mr. DeLaney and Mr. Golden are not considered to be independent. The Board has also determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent. Our Corporate Governance Guidelines also provide that no independent director who is a member of the Audit, Compensation or Corporate Governance and Nominating Committees may receive any compensation from Sysco other than in his or her capacity as a non-employee director or committee member. The Board has determined that none of the above-named directors has received any compensation from Sysco during fiscal 2010, and no member of the Audit Committee has received any compensation from Sysco at any time while he or she has served as such, other than in his or her capacity as a non-employee director, committee member, committee chairman or Chairman of the Board.

Director Compensation

See “Director Compensation” for a discussion of compensation received by our non-employee directors during fiscal 2010.

Risk Oversight

One of the primary oversight functions of the Board is to ensure that Sysco has an appropriate risk management process in place that is commensurate with both the short and long-term goals of the company. In order to effectively fulfill this oversight role, the Board relies on various individuals and committees within management and among our Board members. See “Board Composition” above for a description of individual director qualifications, including risk management experience.

Management is responsible for identifying, managing and mitigating risks, and reports directly to the Audit Committee and the Board on a regular basis with respect to risk management. As discussed below under “Committees of the Board,” the Audit Committee reviews Sysco’s process by which management assesses and manages the Company’s exposure to risk. The Audit Committee also makes recommendations to the Board of Directors with respect to the process by which members of the Board and relevant committees will be made aware of the Company’s significant risks, including recommendations regarding what committee of the Board would be most appropriate to take responsibility for oversight of management with respect to the most material risks faced by the Company. On an annual basis management reviews with the Board the key enterprise risks identified in the process, such as strategic, operational, financial, compliance and reputation risks, as well as management’s process for addressing and mitigating the potential effects of such risks. Through this process Sysco has developed enhanced risk management procedures that include frequent discussion and prioritization of key risk issues by the executive management team, enhanced tracking and monitoring of risk information and identification of particular risks for which management intends to develop or enhance Sysco’s management and mitigation plans.

The Board’s Committees help oversee the risk management process within the respective areas of the committees’ delegated oversight authority. The Audit Committee is primarily responsible for hiring and evaluating our independent auditor, review of our internal controls, oversight of our internal audit function, management of credit/counterparty risk, reviewing contingent liabilities that may be material to the company and various regulatory and compliance oversight functions. The Compensation Committee is responsible for ensuring that our executive compensation policies and practices do not incentivize excessive or inappropriate risk-taking by employees. The Corporate Governance and Nominating Committee monitors risk by ensuring that proper corporate governance standards are maintained, that the Board is comprised of qualified Directors, and that qualified individuals are chosen as senior officers. The Finance Committee oversees risks involving capital structure of the enterprise, including borrowing, liquidity, allocation of capital, major capital transactions and expenditures, funding of benefit plans and investment risk. The Chairman of the Board coordinates the flow of information regarding risk oversight from each respective committee to the independent Directors and participates in the review of the agenda for each Board and Committee meeting. As the areas of oversight among committees sometimes overlap, committees may hold joint meetings when appropriate and address certain risk oversight issues at the full Board level. The Board considers risk in evaluating the Company’s strategy, including specific strategic and emerging risks, and annually reviews and approves corporate goals and capital budgets. The Board also monitors any specific risks for which it has chosen to retain oversight rather than delegating oversight to one of its committees, such as risks related to our Business Transformation Project.

Chairman of the Board

Mr. Fernandez, the Chairman of Sysco’s Board of Directors, is an independent director. See “Director Independence” above for a discussion of our independence criteria. While we believe the participation of the CEO on our Board helps foster, among other things, an appropriate level of continuity and fluid communication between the Board and management, we have chosen an independent director as Chairman of the Board in order to ensure that the Board maintains an independent thought process that ultimately benefits shareholders.

Mr. Fernandez was chosen to serve as the non-executive Chairman of Sysco’s Board of Directors effective June 28, 2009. Sysco’s Corporate Governance Guidelines provide that the Board shall elect from its members a Chairman of the Board. While the Chairman does not have to be independent, the Guidelines specify that the Board shall give due consideration to the potential benefits of having an independent director serve in that role. Whenever the Chairman of the Board is also a current or former officer of the Company or is otherwise not an independent director, the Board will choose a separate lead director annually from among the independent directors. Because Mr. Fernandez is an independent Chairman, the Board does not currently have a lead director. During fiscal 2010, the non-management directors held five executive sessions without the CEO or any other member of management present. Mr. Fernandez presided at each of these sessions.

The Chairman of the Board, among other things, establishes the agenda for, and presides at, meetings of the non-employee directors. In addition, the independent directors, exclusive of all directors who have not been determined to be independent, meet in executive session at least once a year, and the independent Chairman presides at such meetings. The Chairman also serves as the primary liaison between the independent directors and the Chief Executive Officer, reviews meeting agendas and schedules for meetings of the Board with the Chief Executive Officer, and makes himself available for consultation and director communication.

Board Meetings and Attendance

The Board of Directors held ten meetings, including five regular meetings and five special meetings, during fiscal 2010, and all directors attended 75% or more of the aggregate of:

•	the total number of meetings of the Board of Directors, and
•	the total number of meetings held by all committees of the Board on which he or she served during fiscal 2010.

It is the Board’s policy that directors attend the Annual Meeting of Stockholders, to the extent practicable. In fiscal 2010, all directors who were in office at that time attended the Annual Meeting held in November 2009.

Committees of the Board

As of the date of this proxy statement, each of the individuals continues to serve on the committees listed in his or her biographical information under “Election of Directors.”

Audit Committee — The Audit Committee held eleven meetings during fiscal 2010. During fiscal 2010, Mr. Hafner, Dr. Koerber, Ms. Newcomb and Mr. Tilghman (Chair) served on the Audit Committee. All committee members served for the full year. The Audit Committee oversees and reports to the Board with respect to various auditing and accounting matters, including:

•	the selection of the independent public accountants,
•	the scope of audit procedures,
•	the nature of all audit and non-audit services to be performed by the independent public accountants,
•	the fees to be paid to the independent public accountants,
•	the performance of the independent public accountants, and
•	Sysco’s accounting practices and policies.

The Audit Committee is also responsible for discussing the Company’s policies with respect to risk assessment and risk management, including discussion of enterprise-wide guidelines and policies to govern the process by which risk assessment and management is undertaken. See “Corporate Governance and Board Matters — Risk Oversight” for a more detailed discussion of the Audit Committee’s role in Sysco’s risk assessment process. Each member of the Audit Committee is financially literate and has been determined by the Board to be independent, as defined in the New York Stock Exchange’s listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. No Audit Committee member serves on the audit committees of more than two other companies. The Board has determined that Messrs. Hafner and Tilghman and Ms. Newcomb each meet the definition of an audit committee financial expert as promulgated by the Securities and Exchange Commission.

Compensation Committee — The Compensation Committee held nine meetings during fiscal 2010. During fiscal 2010, Mr. Cassaday (Chair), Dr. Craven, Mr. Fernandez, Mrs. Sewell, and Ms. Ward served on the Compensation Committee. All committee members served for the full year. The function of the Compensation Committee is to determine and approve all compensation of the Chief Executive Officer and the other senior officers, including the named executive officers, and to oversee the administration of Sysco’s benefit plans, qualified and nonqualified benefit plans, incentive compensation plans, equity-based plans and Sysco’s group benefit medical plan.

Except for decisions that impact the compensation of Sysco’s executive officers, the Compensation Committee is generally authorized to delegate any decisions it deems appropriate to a subcommittee. In such a case, the subcommittee must promptly make a report of any action that it takes to the full Compensation Committee. For a detailed description of the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “— Compensation Consultants,” and “— Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee — The Corporate Governance and Nominating Committee held nine meetings during fiscal 2010. During fiscal 2010, Ms. Ward (Chair), Mr. Cassaday, Dr. Craven, Mr. Fernandez and Mrs. Sewell served on the Corporate Governance and Nominating Committee. All committee members served for the full year. The function of the Corporate Governance and Nominating Committee is to:

•	propose directors, committee members and officers to the Board for election or reelection,

•	oversee the evaluation of management, including the Chief Executive Officer,
•	review the performance of the members of the Board and its committees,
•	recommend to the Board the annual compensation of non-employee directors,
•	review related party transactions,
•	review and make recommendations regarding the organization and effectiveness of the Board and its committees, the establishment of corporate governance principles, the conduct of meetings, succession planning and Sysco’s governing documents,
•	review and make recommendations regarding changes to Sysco’s Codes of Conduct, periodically review overall compliance with the Codes and approve any waivers to the Codes given to Sysco’s executive officers and directors, and
•	monitor compliance with and approve waivers to Sysco’s Policy on Trading in Company Securities.

Corporate Sustainability Committee — The Corporate Sustainability Committee met two times during fiscal 2010. During fiscal 2010, Dr. Craven (Chair), and Messrs. Golden, Hafner and Spitler served on the Corporate Sustainability Committee. Mr. Spitler served on the Committee until his retirement from the Board on February 5, 2010. All other committee members served for the full year. The Corporate Sustainability Committee’s purpose is to provide review and act in an advisory capacity to the Board and management with respect to policies and strategies that affect Sysco’s role as a socially responsible organization and with respect to Sysco’s long-term sustainability.

Executive Committee — The Executive Committee did not meet during fiscal 2010. During all of fiscal 2010, Mr. Cassaday, Mr. DeLaney, Mr. Fernandez (Chair), Mr. Hafner, Mr. Tilghman and Ms. Ward served on the Executive Committee. Mr. Spitler served on the Committee until his retirement from the Board on February 5, 2010. The Executive Committee is authorized to exercise all of the powers of the Board when necessary, to the extent permitted by applicable law.

Finance Committee — The Finance Committee held five meetings during fiscal 2010. During fiscal 2010, Mr. Hafner (Chair), Mr. DeLaney, Mr. Golden, Dr. Koerber, Ms. Newcomb, Mr. Spitler and Mr. Tilghman served on the Finance Committee. Mr. Spitler served on the Committee until his retirement from the company on February 5, 2010. All other Committee members served for the full year. The function of the Finance Committee is to assist the Board in satisfying its fiduciary responsibilities relating to Sysco’s financial performance and financial planning. The Finance Committee:

•	reviews policies regarding capital structure, dividends and liquidity;
•	reviews and recommends the sale or issuance of equity and certain debt securities;
•	reviews acquisitions and financing alternatives;
•	reviews and approves certain capital expenditures;
•	reviews and recommends insurance risk management strategies as proposed by management;
•	establishes and monitors high-level investment and funding objectives and investment performance and funding of Sysco’s tax-qualified retirement plans and non-qualified retirement and deferred compensation plans; and
•	reviews and oversees Sysco’s information technology and security matters.

In addition, the Finance Committee assists the Audit Committee in reviewing and overseeing Sysco’s environmental, health and safety matters and related regulatory compliance. The Finance Committee reports regularly, and makes recommendations to the Audit Committee regarding specific actions to be taken in this area at least annually.

Current copies of the charters for the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Corporate Sustainability Committee are published on our website under “Investors — Corporate Governance — Committees” at www.sysco.com.

Compensation Consultants

For the past several years and through September 2010, the Compensation Committee retained Mercer as its executive compensation consultant. In September 2010, several former Mercer employees, including those who managed Mercer’s relationship with Committee, formed a new compensation advisory firm named Committee Compensation Advisory Partners. At that time, the Compensation Committee retained Compensation Advisory Partners as its compensation consultant to replace Mercer. Retained by and reporting directly to the Compensation Committee, these compensation consultants have provided the Committee with assistance in evaluating Sysco’s executive compensation programs and policies, and, where appropriate, have assisted with the redesign and enhancement of elements of the programs. The scope of the executive compensation consultants’ assignments in fiscal 2010 included:

•	Conducting a review of competitive market data (including base salary, annual incentive targets, long-term incentive targets and retirement benefits) for each named executive officer (as defined under “Compensation Discussion and Analysis”);

•	Reviewing historic and projected performance for peer group companies for metrics used by Sysco in its annual and long-term incentive plans;

•	Reviewing, making recommendations on and commenting on recommendations by management concerning executive pay programs, including incentive plan design, program changes and redesign, special awards, executive contract provisions, new hire compensation, promotions, retirement and related items, as desired by the Compensation Committee;

•	Reviewing and commenting on the Compensation Discussion and Analysis, the Committee’s report for the proxy statement and other disclosures, as requested the Compensation Committee; and

•	Periodically consulting with the Chairman of the Compensation Committee.

Mercer also advised, and Compensation Advisory Partners now advises, the Corporate Governance and Nominating Committee with respect to non-employee director compensation. At the Corporate Governance and Nominating Committee’s request, Mercer has provided data regarding the amounts and type of compensation paid to non-employee directors at the companies in Sysco’s peer group, and has also identified trends in director compensation. All decisions regarding non-employee director compensation are recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors. In addition to providing background information and written materials, compensation consultant representatives attend meetings at which the Committee Chairmen believe that their expertise would be beneficial to the Committees’ discussions.

During fiscal 2010, management engaged Mercer to provide certain non-executive benefit consulting services. Although these consulting services were not also formally approved by the Board or a Board committee, the Compensation and Corporate Governance and Nominating Committees reviewed the overall fees incurred during fiscal 2010 by the Compensation and Corporate Governance and Nominating Committees and by management for consulting services provided by Mercer and its affiliates, and the Committees concluded that Mercer’s or its affiliates’ provision of services to management did not affect the advice Mercer provided to the Committees on executive and non-employee director compensation matters. The Committees satisfied themselves that Mercer followed rigorous guidelines and practices to guard against any conflict and ensure the objectivity of their advice. There was no overlap between the members of the consulting team giving advice to the Committees and those involved with other work for Sysco. During fiscal 2010, Sysco paid Mercer approximately $205,500 for executive and non-employee director consulting services provided to the Compensation and Corporate Governance and Nominating Committees. Sysco and its Canadian subsidiary paid Mercer an aggregate of approximately $113,000 for non-executive benefit consulting services that Mercer was determined by Sysco and its Canadian subsidiary as best suited to perform. These services primarily consisted of investment consulting services and advisory services regarding Canadian multi-employer pension plans. Sysco also paid an aggregate of approximately $855,000 to Marsh Insurance Brokerage, Kroll Associates and certain other affiliates of Mercer for insurance brokerage services, investigative searches on potential executive and director candidates, crisis management consulting services and certain non-executive software compensation data and tools. These amounts do not include insurance premiums paid to Marsh Insurance Brokerage, an affiliate of Mercer, that are passed on to Sysco’s insurers. Compensation Advisory Partners and its affiliates did not provide any additional services to Sysco and its affiliates during fiscal 2010 other than those provided to the Compensation and Corporate Governance and Nominating Committees.

Nominating Committee Policies and Procedures in Identifying and Evaluating Potential Director Nominees

In accordance with its Charter, the Corporate Governance and Nominating Committee will observe the procedures described below in identifying and evaluating candidates for election to Sysco’s Board of Directors.

In considering candidates for election to the Board, the Committee will determine the incumbent directors whose terms expire at the upcoming Annual Meeting and who wish to continue their service on the Board. The Committee will also identify and evaluate new candidates for election to the Board for the purpose of filling vacancies. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, Sysco’s management and stockholders who beneficially own individually or as a group at least five percent of Sysco’s outstanding shares for at least one year and who have expressed an interest in recommending director candidates. In evaluating candidates, the Committee will consider the absence or presence of material relationships with Sysco that might impact independence, as well as the diversity, age, skills, experience, time available and the number of other boards the candidate sits on in the context of the needs of the Board and Sysco, and such other criteria as the Committee shall determine to be relevant at the time. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. Where such a search firm is engaged, the Committee shall set its fees and scope of engagement.

The Committee will also consider candidates recommended by stockholders. The Committee will evaluate such recommendations using the same criteria that it uses to evaluate other candidates. Stockholders can recommend candidates for consideration by the Committee by writing to the Corporate Secretary, 1390 Enclave Parkway, Houston, Texas 77077, and including the following information:

•	the name and address of the stockholder;

•	the name and address of the person to be nominated;

•	a representation that the stockholder is a holder of the Sysco stock entitled to vote at the meeting to which the director recommendation relates;

•	a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and

•	the candidate’s written, signed consent to serve if elected.

The Committee typically recommends director candidates to the Board in early July of each year. The Committee will consider in advance of Sysco’s next Annual Meeting of stockholders those director candidate recommendations that the Committee receives by May 1st.

With respect to all incumbent and new candidates that the Committee believes merit consideration, the Committee will:

•	cause to be assembled information concerning the background and qualifications of the candidate, including information required to be disclosed in a proxy statement under the rules of the Securities and Exchange Commission (SEC) or any other regulatory agency or exchange or trading system on which Sysco’s securities are listed, and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the qualifications required by the company’s Corporate Governance Guidelines of candidates for election as director, as set forth above;

•	determine if the candidate possesses qualities, experience or skills that the Committee has determined to be desirable;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board;

•	consider the candidate’s capacity to be an effective director in light of the time required by the candidate’s primary occupation and service on other boards;

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors; and

•	consider, with respect to an incumbent director, whether the director satisfactorily performed his or her duties as director during the preceding term, including attendance and participation at Board and Committee meetings, and other contributions as a director.

In its discretion, the Committee may designate one or more of its members, or the entire Committee, to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will recommend to the full Board for nomination those candidates who, in the view of the Committee, are most suited for membership on the Board.

The Committee has not received any recommendations for director nominees for election at the 2010 annual stockholders meeting from any Sysco security holder or group of security holders.

If we receive by June 1, 2011 a recommendation of a director candidate from one or more stockholders who have beneficially owned at least five percent of our outstanding common stock for at least one year as of the date the stockholder makes the recommendation, then we will disclose in our next proxy materials relating to the election of directors the identity of the candidate, the identity of the nominating stockholder(s) and whether the Committee determined to nominate such candidate for election to the Board. However, we will not provide this disclosure without first obtaining written consent of such disclosure from both the nominating stockholder and the candidate it is planning to identify. The Committee will maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

Majority Voting in Director Elections

The Company’s Bylaws provide for majority voting in uncontested director elections. Majority voting means that directors are elected by a majority of the votes cast — that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Any incumbent director who is not re-elected in an election in which majority voting applies shall tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee shall consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The Board shall act on the recommendation within 120 days following certification of the stockholders’ vote and shall promptly disclose its decision regarding whether to accept the director’s resignation offer. In contested elections, where there are more nominees than seats on the Board as of the record date of the meeting at which the election will take place, directors are elected by a plurality vote. This means that the nominees who receive the most votes of all the votes cast for directors will be elected.

Declassification of the Board

The Board recognizes that most Fortune 100 companies have now moved towards declassification and the annual election of all directors. For the reasons described below, the Board does not believe that the movement to a declassified Board is appropriate for Sysco at this time. However, it is the Board’s current intention to submit to Sysco’s stockholders, with its support, a declassification proposal in connection with Sysco’s 2011 Annual Meeting of Stockholders. The Board’s expectation is that the proposal, if approved by stockholders, would implement a staggered declassification of the Board of Directors over a three-year period beginning with the election of the Class III directors for a one-year term at Sysco’s 2012 Annual Meeting of Stockholders.

The rationale for the timing of the declassification proposal discussion above is as follows: Sysco has undergone a significant number of changes in senior management since January 2009 when the pending retirement of Richard J. Schnieders, then Chairman and CEO, was announced. These changes continued with the appointment of William J. DeLaney (who was then serving as Sysco’s CFO) as CEO in early 2009, the appointment of Robert C. Kreidler as Executive Vice President and Chief Financial Officer in late 2009, and the retirements of Kenneth F. Spitler and Stephen F. Smith in 2010. With the retirement of Mr. Schnieders, Sysco’s Board appointed Manuel A. Fernandez as Sysco’s first independent Chairman of the Board. In 2010, Sysco also began realigning its U.S. broadline business into three geographic regions and 11 geographic markets in order to more cohesively approach how Sysco develops key customer relationships, identifies attractive acquisition opportunities and adapts to changes in regional competitive environments. Several management positions changed and several operating company officers were promoted as a result of these changes.

In November 2009, Sysco’s Board made the decision to proceed with the development and implementation of Sysco’s Business Transformation Project. This multi-year strategic initiative is the largest project Sysco has undertaken in its 40-year history. Expected to include total cash outlays of approximately $900 million, this project is designed to extend Sysco’s performance advantage by reducing complexity, redundancy, inefficiency and ineffectiveness across the enterprise. While the project is based on the adoption of an enterprise-wide platform to implement an integrated software system, it is much more than a technology initiative and is expected to fundamentally change the way Sysco operates in many parts of the business. The Business Transformation Project will require a new culture at Sysco that is the culmination of changes in our information technology systems, structure, processes and people with the ultimate goal of creating a culture of consistent business improvement through operational excellence.

The implementation and realization of Sysco’s Business Transformation Project is complex and time-consuming. Sysco’s Board of Directors has been actively involved with the project since the initial feasibility studies. Mr. Fernandez, as Sysco’s independent Chairman of the Board, has provided valuable advice and guidance to the executive management team with respect to the project based on his technology background. Sysco’s Board believes that the changes in the executive management team, the undertaking of the Business Transformation Project and the related changes in Sysco’s culture require a cohesive Board that has historical knowledge of the project and is focused on its implementation to remain in place for the next several years. The Board believes that this cohesiveness will ultimately benefit both Sysco and its stockholders. Therefore, the Board feels that the adoption of a declassified Board structure should not occur until Sysco has substantially implemented the project.

Communicating with the Board

Interested parties may communicate with the independent Chairman of the Board, the non-management directors as a group and the individual members of the Board by confidential email. All emails will be delivered to the parties to whom they are addressed. The Board requests that items unrelated to the duties and responsibilities of the Board not be submitted, such as product inquiries and complaints, job inquiries, business solicitations and junk mail. You may access the form to communicate by email in the corporate governance section of Sysco’s website under “Investors — Corporate Governance — Contact the Board” at www.sysco.com.

EXECUTIVE OFFICERS

The following persons currently serve as executive officers of Sysco. Each person listed below, other than Mr. Kreidler, has served as an officer of Sysco and/or its subsidiaries for at least the past five years.

Name	Title	Age

William B. Day	Executive Vice President, Merchandising and Supply Chain	53
William J. DeLaney*	President and Chief Executive Officer	54
Kirk G. Drummond	Senior Vice President of Sysco Business Services and Treasurer	55
G. Mitchell Elmer	Senior Vice President, Controller and Chief Accounting Officer	51
Michael W. Green*	Executive Vice President, Foodservice Operations	51
James D. Hope	Executive Vice President, Business Transformation	50
Robert C. Kreidler*	Executive Vice President and Chief Financial Officer	46
Michael C. Nichols	Senior Vice President, Administration and General Counsel	58
Larry G. Pulliam*	Executive Vice President, Foodservice Operations	54

*	Named Executive Officer

William B. Day has served as Executive Vice President, Merchandising and Supply Chain since July 2010. He served as Senior Vice President — Merchandising and Supply Chain from July 2009 to July 2010. He began his Sysco career in 1983 as a staff accountant at Sysco’s Memphis, Tennessee subsidiary. Between 1984 and 1987 he divided his time between Sysco’s corporate headquarters and Sysco’s Atlanta subsidiary, where he served as the Chief Financial Officer. In 1987 Mr. Day officially moved to Sysco’s corporate headquarters in Houston where he served in a variety of roles until 1999, when he was promoted to Assistant Controller. Mr. Day started Sysco’s RDC project in 2000, was named Vice President, Supply Chain Management in 2003 and was promoted to Senior Vice President, Supply Chain in July 2007.

William J. DeLaney is described under “Election of Directors.”

Kirk G. Drummond has served as Sysco’s Senior Vice President of Sysco Business Services and Treasurer since July 2010. Mr. Drummond joined Sysco in 1986 as Controller of Sysco’s Grand Rapids, Michigan subsidiary. In 1989 he transferred to Sysco’s Atlanta operation as Chief Financial Officer and Controller, a position he held until 1992 when he assumed the added duties of Vice President of Finance. Mr. Drummond relocated to Sysco’s corporate headquarters in Houston in 1997 when he was appointed Vice President and Controller. He was named Vice President and Chief Information Officer in 2000 and served in that position until January 2005, when he was appointed to the role of Senior Vice President and Chief Information Officer. In December 2005, Mr. Drummond moved to the role of Sysco’s Senior Vice President, Finance and Treasurer, which he continued to serve in until he was appointed to his current position in July 2010.

G. Mitchell Elmer was promoted to Senior Vice President and Controller in November 2008 after serving as Vice President and Controller from 2000 to November 2008 and assumed the added responsibility of Chief Accounting Officer in July 2005. Mr. Elmer began his Sysco career in 1989 as a staff auditor in operations review at Sysco’s corporate office in Houston. In 1991 he transferred to Sysco’s Virginia subsidiary as Director of Finance, and the following year he was named Vice President of Finance and Administration. Mr. Elmer was appointed Vice President of Finance for Sysco’s Louisville, Kentucky operation in 1995 and progressed to Senior Vice President of Marketing, Merchandising and Finance at that company in 1997. The following year he transferred to Sysco’s Denver operation as Vice President of Finance. In 2000 he returned to Sysco’s corporate office to serve as Vice President and Controller.

Michael W. Green has served as Executive Vice President, Foodservice Operations, with expanded responsibilities over all of Sysco’s U.S. Broadline Foodservice Operations, since July 2010. Mr. Green began his Sysco career in 1991 as a member of the Management Development Program and was named Sysco Chicago’s Vice President of Marketing later that year. In 1992, he was promoted to Senior Vice President of Marketing and Merchandising, and then to Executive Vice President, of Sysco’s Chicago operating company. In 1994, Mr. Green became the President and Chief Executive Officer of Sysco Food Services of Detroit. He was promoted in 2004 to Senior Vice President of Operations for Sysco’s Midwest Region. In January 2008, Mr. Green was promoted to Executive Vice President of Northeast and North Central U.S. Foodservice Operations, a position he held until his promotion to his current title.

James D. Hope has served as Executive Vice President, Business Transformation, since January 2010. He served as Senior Vice President, Business Transformation, from November 2008 to January 2010. Mr. Hope started his career at Sysco’s corporate headquarters as a financial analyst in 1987. He advanced through the Operations Review department, becoming Manager in 1992. He transferred to Sysco Food Services of Kansas City, Inc. in 1993 as Chief Financial Officer, where he was named President and Chief Executive Officer in 2000. Mr. Hope served as Group President, Demand, in the company’s Strategic Group from December 2005 until July 2007. He was promoted in July 2007 to Senior Vice President, Sales and Marketing, a position he held until November 2008.

Robert C. Kreidler has served as Sysco’s Executive Vice President and Chief Financial Officer since October 2009. Prior to joining Sysco, Mr. Kreidler served as Executive Vice President and Chief Financial Officer of C&S Wholesale Grocers, a large privately-held food wholesaler, from February 2007 through March 2009. Between June 1996 and February 2007, he held various senior roles with Yum! Brands, Inc., which includes the worldwide operations of KFC, Pizza Hut, Taco Bell, Long John Silver’s and A&W All-American Food Restaurants. His last position with Yum! Brands was Senior Vice President of Corporate Strategy and Treasurer from December 2003 to February 2007.

Michael C. Nichols has served as Sysco’s General Counsel since 1998 and was promoted to Senior Vice President in July 2006. In 2009, Mr. Nichols assumed additional responsibilities for the oversight of Sysco’s Human Resources and Administrative functions. Mr. Nichols began his Sysco career in 1981 as General Counsel at Sysco’s corporate office in Houston, a position he held through 1988. In 1991, he rejoined Sysco Corporation as Vice President of Management Development and Human Resources, and in 1998 he advanced to the position of General Counsel. He has also served as Sysco’s Corporate Secretary since 2002.

Larry G. Pulliam has served as Sysco’s Executive Vice President, Foodservice Operations since July 2009. In this role, Mr. Pulliam oversees Sysco’s specialty companies and SYGMA (Sysco’s quick-serve restaurant distribution company), Sysco’s sales to contract and multi-unit customers in the casual dining and large venue market segments, Sysco’s distribution services group and Sysco’s Canadian and other international operations. Mr. Pulliam began his foodservice career in 1975 with a regional foodservice company in Fort Worth, Texas. He served in a variety of areas for that company, from warehouse operations to information services, before joining Sysco’s corporate office in 1987. Mr. Pulliam was named Vice President of Operations for Sysco’s Los Angeles operation in 1991, and in 1995 he transferred to the Baltimore subsidiary to serve as Executive Vice President and Chief Operating Officer. He returned to Sysco’s corporate office in 1997 as Vice President and Chief Information Officer, a position he held until he was promoted to President and Chief Executive Officer of Sysco Food Services of Houston, LP in 2000. Mr. Pulliam then returned to Sysco’s corporate office as Senior Vice President, Merchandising Services in 2002 and served in that role until 2005, when he was promoted to Executive Vice President, Merchandising Services. From 2005 to July 2009, he served as Executive Vice President, Global Sourcing and Supply Chain.

Management Development and Succession Planning

On an ongoing basis, the Board plans for succession to the position of CEO and other key management positions, and the Corporate Governance and Nominating Committee oversees this management development and succession planning process. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as perspective on potential candidates from outside the company. In addition, the CEO periodically provides the Board with an assessment of potential successors to other key positions.

During fiscal 2008, as part of the Board’s ongoing succession planning, the executive management team engaged an independent advisor to evaluate and analyze the strengths and weaknesses of Sysco’s top executives. In addition, in fiscal 2009, the Board and its Corporate Sustainability Committee engaged in discussions with management regarding increasing the diversity of Sysco’s executive management team. In addition, the Chief Executive Officer and Chief Operating Officer included Sysco’s effectiveness in management development and succession planning as part of their fiscal 2010 non-financial performance goals, which are reviewed at the end of the fiscal year by the Compensation and Corporate Governance and Nominating Committees. Management development and succession planning remain top priorities of executive management and the Board during fiscal 2011, as evidenced by the following:

•	Sysco’s Board discussed human capital and succession planning at its annual strategy meeting and several other regularly scheduled meetings, and

•	one of our CEO’s five fiscal year 2011 non-financial strategic goals is to make continued strides toward the human capital plan and succession planning. Success in this goal will affect our CEO’s MIP bonus payment for fiscal 2011, as described under “Executive Compensation — Management Incentive Plan”.

STOCK OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of Sysco’s common stock, as of September 14, 2010, by (i) each director and each director nominee, (ii) each named executive officer (as defined under “Compensation Discussion and Analysis”), and (iii) all directors, director nominees and executive officers as a group. To our knowledge, no person or group beneficially owned more than 5% of our common stock as of September 14, 2010. Unless otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares. Fractional shares have been rounded down to the nearest whole share.

							Shares of
					Shares of		Common Stock		Total Shares of
	Shares of		Shares of		Common Stock		Underlying		Common Stock		Percent of
	Common Stock		Common Stock		Underlying		Restricted Stock		Beneficially		Outstanding
	Owned Directly		Owned Indirectly		Options(1)		Units(2)		Owned(1)(2)		Shares(3)

John M. Cassaday	37,684	(4)	—		15,000		—		52,684		*
Judith B. Craven	45,631	(4)	—		31,000		—		76,631		*
William J. DeLaney	74,237		—		301,136		10,700		386,073		*
Manuel A. Fernandez	32,710	(4)	—		3,500		—		36,210		*
Larry C. Glasscock	42		—		—		—		42		*
Jonathan Golden	62,258	(4)	18,500	(5)	47,000		—		127,758		*
Michael W. Green	22,924		—		265,300		4,066		292,290		*
Joseph A. Hafner, Jr.	37,880	(4)	—		23,000		—		60,880		*
Hans-Joachim Koerber	21,403	(4)	—		—		—		21,403		*
Robert C. Kreidler	385		810	(5)	39,000		5,333		45,528		*
Nancy S. Newcomb	27,362	(4)	—		3,500		—		30,862		*
Larry G. Pulliam	160,394		—		401,900		4,366		566,660		*
Phyllis S. Sewell	39,362	(4)	—		47,000		—		86,362		*
Steven F. Smith	56,887		—		318,300		4,066		379,253		*
Kenneth F. Spitler(6)	194,690		100,215	(6)	581,700		9,166		885,771		*
Richard G. Tilghman	44,747	(4)	1,957	(7)	31,000		—		77,704		*
Jackie M. Ward	26,075	(4)	61	(7)	39,000		—		65,136		*
All Directors, Director Nominees and Executive Officers as a Group (20 Persons)	739,937	(8)	30,068	(9)	2,085,196	(10)	38,965	(11)	2,894,166	(8)(9)(10)(11)	*

(*)	Less than 1% of outstanding shares.

(1)	Includes shares underlying options that are presently exercisable or will become exercisable within 60 days after September 14, 2010. Shares subject to options that are presently exercisable or will become exercisable within 60 days after September 14, 2010 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(2)	Includes shares underlying restricted stock units (RSUs) that will vest and settle within 60 days after September 14, 2010. Shares underlying RSUs that will vest and settle within 60 days after September 14, 2010 are deemed outstanding for purposes of computing the percentage ownership of the person holding such RSUs, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons. It is expected that approximately one-third of the shares underlying these RSUs will be withheld to pay taxes related to the RSUs as they vest and settle.

(3)	Applicable percentage ownership at September 14, 2010 is based on 587,708,541 shares outstanding, adjusted as described in footnotes (1) and (2).

(4)	Includes shares that were elected to be received in lieu of non-employee director retainer fees during the first half of calendar 2010, and related matching shares under the Non-Employee Directors Stock Plan. For Dr. Koerber (who has shares withheld for the payment of taxes), this includes 596 elected shares and 298 matching shares; for Ms. Ward, this includes 2,042 elected shares and 425 matching shares; for each of the other non-employee directors, this includes 851 elected shares and 425 matching shares. Unless the director has chosen to defer the shares under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan, these shares will be issued on December 31, 2010 or within 60 days after a non-employee director ceases to be a director, whichever occurs first. If the director has chosen to defer the shares, they will be credited to the director’s account and issued on the earlier to occur of the death of the director, the date on which the director ceases to be a director of the company, or a change of control of Sysco. These shares are deemed outstanding for purposes of computing the percentage ownership of the persons holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(5)	These shares are held by a family trust affiliated with the executive officer or director.

(6)	Based on information provided by Mr. Spitler regarding his stock ownership and Sysco’s records on outstanding options and RSUs and option exercises. The total number of shares owned indirectly by Mr. Spitler includes 190 shares held by his children and 100,025 shares held by a family limited partnership.

(7)	These shares are held by the spouse of the director or executive officer.

(8)	Includes an aggregate of 106,843 shares directly owned by the current executive officers (and, the case of Mr. Day, his spouse) other than the named executive officers. Does not include any shares held by Mr. Spitler, who retired on June 28, 2010, or Mr. Smith, who retired on July 3, 2010.

(9)	Includes an aggregate of 8,740 shares owned by the spouses and/or dependent children of current executive officers other than the named executive officers. Does not include any shares indirectly held by Mr. Spitler, who retired on June 28, 2010, or Mr. Smith, who retired on July 3, 2010.

(10)	Includes an aggregate of 837,860 shares underlying options that are presently exercisable or will become exercisable within 60 days after September 14, 2010 held by current executive officers other than the named executive officers. Does not include shares underlying any options held by Mr. Spitler, who retired on June 28, 2010, or Mr. Smith, who retired on July 3, 2010.

(11)	Includes an aggregate of 14,500 shares underlying restricted stock units (RSUs) that will vest and settle within 60 days after September 14, 2010 held by current executive officers (and, the case of Mr. Day, his spouse) other than the named executive officers. Does not include shares underlying any RSUs held by Mr. Spitler, who retired on June 28, 2010, or Mr. Smith, who retired on July 3, 2010.

Stock Ownership Guidelines

To align the interests of our executives with those of our stockholders, Sysco’s Board of Directors concluded that our executive officers should have a significant financial stake in Sysco stock. To further that goal, for several years we have maintained stock ownership guidelines for our executives. Our Corporate Governance Guidelines provide that the executives should own the number of shares, by position, as described in the following table:

	Required to	Required to
	Own by Fourth	Own by Eighth
	Anniversary in	Anniversary in
Position	Position	Position

CEO	100,000 shares	175,000 shares
CFO and Executive Vice Presidents	15,000 shares	30,000 shares
Senior Vice Presidents (other than CFO)	10,000 shares	20,000 shares
Other Section 16 Officers	5,000 shares	10,000 shares

The four- and eight-year periods begin when the executive is elected to the listed position. If an individual is promoted from one listed position to another, he or she will be required to meet the new position ownership guideline by the fourth and eighth years following the promotion, while continuing to meet the guideline under his or her previous position.

For purposes of the guidelines, the shares counted towards ownership include shares owned directly or indirectly by the executive through the Sysco Corporation Employees’ Stock Purchase Plan, as well as any other shares of vested restricted stock held by the executive officer that may be subject to transfer restrictions or potential clawbacks, but shall not include unvested shares of restricted stock, shares held through any other form of indirect beneficial ownership, shares underlying unexercised options or shares underlying unvested restricted stock units.

In addition, each executive officer is expected to retain 25% of the net shares acquired upon exercise of stock options and 25% of the net shares acquired pursuant to vested restricted stock and restricted stock unit grants until the executive officer’s holdings of Company stock equal or exceed the ownership guidelines applicable to the executive officer. For these purposes, “net shares” shall mean the shares remaining after disposition of shares necessary to pay the related tax liability and, if applicable, exercise price.

In the event that these ownership guidelines present an undue hardship for an executive, the Chairman of the Corporate Governance and Nominating Committee may make an exception or provide an alternative to address the intent of the guidelines, taking into consideration the executive’s personal circumstances.

We adopted guidelines with a specific number of shares rather than a multiple of salary to protect executives from unnecessary concern regarding fluctuations in the stock price, and the Corporate Governance and Nominating Committee will periodically review the guidelines to determine if they need to be updated due to, among other things, significant changes in the price of Sysco stock. Based on an assumed $30 Sysco stock price, the CEO ownership requirement of 175,000 shares equals a value of approximately five and one-quarter times Mr. DeLaney’s salary. The other officer ownership requirements are set at lower levels that Sysco believes are reasonable given their salaries and responsibility levels. The graduated approach of a four-year and then eight-year requirement also allows a reasonable amount of time for an executive to accumulate the shares necessary to satisfy the ownership requirements imposed upon him following his appointment or promotion. Restricted stock and restricted stock unit incentives, coupled with shares obtained from the exercise of stock options, are anticipated to provide all executives with ample opportunity to satisfy these requirements within the specified time frames.

We provide the Board of Directors with the status of the executives’ stock ownership at its regularly-scheduled meetings to ensure compliance with these holding requirements. As of September 14, 2010, all named executive officers met the then-applicable stock ownership requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our executive officers and directors and any persons holding more than ten percent (10%) of our common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of initial ownership of our common stock and changes in ownership of such common stock. To our knowledge, no person beneficially owns more than 10% of our common stock. Copies of the Section 16 reports filed by our directors and executive officers are required to be furnished to us. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2010, all of our executive officers and directors complied with the Section 16(a) requirements, except as follows: On July 31, 2009, Mr. Nichols exercised options to purchase 7,788 shares of common stock and tendered 5,386 shares for the payment of the exercise price and any related taxes. The transaction was not reported on a Form 4 until August 11, 2009. One-third of Mr. Hafner’s initial retainer stock grant was forfeited on November 7, 2009 because the performance criteria required for vesting was not satisfied; the Form 4 reporting the forfeiture of those 1,334 shares was not filed until April 13, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policies and Procedures

The Board has adopted written policies and procedures for review and approval or ratification of transactions with related persons. We subject the following related persons to these policies: directors, director nominees, executive officers, beneficial owners of more than 5% of our stock and any immediate family members of these persons.

We follow the policies and procedures below for any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which Sysco was or is to be a participant, the amount involved exceeds $100,000, and in which any related person had or will have a direct or indirect material interest. These policies specifically apply without limitation to purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by Sysco of a related person. The Board of Directors has determined that the following do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not related person transactions to which these policies and procedures apply:

•	Interests arising only from the related person’s position as a director of another corporation or organization that is a party to the transaction; or

•	Interests arising only from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest, other than a general partnership interest, in another entity which is a party to the transaction; or

•	Interests arising from both the position and ownership level described in the two bullet points above; or

•	Interests arising solely from the ownership of a class of Sysco’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis, such as dividends; or

•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee, the Board of Directors or a group of independent directors of Sysco performing a similar function; or

•	A transaction that involves compensation to a director for services as a director of Sysco if such compensation will be reported pursuant to Item 402(k) of Regulation S-K.

Any of our employees, officers or directors who have knowledge of a proposed related person transaction must report the transaction to our General Counsel. Whenever practicable, before the transaction goes effective or becomes consummated, the Corporate Governance and Nominating Committee of the Board of Directors will review and approve the proposed transaction in accordance with the terms of this policy. If the General Counsel determines that it is not practicable to obtain advance approval of the transaction under the circumstances, the Committee will review and, in its discretion may ratify, the transaction at its next meeting. In addition, the Board of Directors has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $500,000.

In addition, if a related person transaction is ongoing in nature and the Committee has previously approved it, or the transaction otherwise already exists, the Committee will review the transaction during its first meeting of each fiscal year to:

•	ensure that such transaction has been conducted in accordance with the previous approval granted by the Committee, if any,

•	ensure that Sysco makes all required disclosures regarding the transaction, and

•	determine if Sysco should continue, modify or terminate the transaction.

We will consider a related person transaction approved or ratified if the transaction is authorized by the Corporate Governance and Nominating Committee or the Chair, as applicable, in accordance with the standards described below, after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Committee will review and consider such of the following as it deems necessary or appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in Sysco’s ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Sysco than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to Sysco of, the transaction; and

•	any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee will review such additional information about the transaction as it in its sole discretion shall deem relevant. The Committee may approve or ratify the transaction only if the Committee determines that, based on its review, the transaction is in, or is not inconsistent with, the best interests of Sysco. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on Sysco or the related person when approving a transaction. If the Committee or the Chair, as applicable, does not ratify a related person transaction, we will either rescind or modify the transaction, as the Committee or the Chair, as applicable, directs, as soon as practicable following the failure to ratify the transaction. The Chair will report to the Committee at its next regularly scheduled meeting any action that he or she has taken under the authority delegated pursuant to this policy. If any director has an interest in a related person transaction, he or she is not allowed to participate in any discussion or approval of the transaction, except that the director is required to provide all material information concerning the transaction to the Committee.

Transactions with Related Persons

Mr. Golden is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden Gregory LLP, Atlanta, Georgia, which provided legal services to Sysco during fiscal 2010 and continues to do so in fiscal 2011. During fiscal 2010, Sysco incurred approximately $2.6 million in legal fees and disbursements related to these services. We believe the amounts were fair and reasonable in view of the level and extent of services rendered. Due to this relationship, Mr. Golden is not considered to be an independent director under the NYSE standards or the categorical standards set forth in Sysco’s Corporate Governance Guidelines.

Mr. Green’s brother-in-law works for Red Gold, Inc., which supplies tomato products to Sysco. Sysco paid Red Gold approximately $67.2 million during fiscal 2010.

Ms. Twila Day, who is not an executive officer, is the wife of William Day, our Executive Vice President, Merchandising and Supply Chain. Ms. Day served as Sysco’s Vice President and Chief Information Officer from December 2005 until January 2010, when she was promoted to her current position of Senior Vice President and Chief Information Officer. Ms. Day has 18 years of experience in Sysco’s information technology department and has been a corporate officer since 2000. With respect to fiscal 2010, we paid Ms. Day a base salary of $282,500, and she received a MIP bonus of $598,500, which we paid in August 2010. In August 2009, Ms. Day received a $22,969 payment with respect to the September 2006 CPU grant and in August 2010, Ms. Day received a $14,779 payment with respect to the September 2007 CPU grant. Ms. Day received a new CPU grant in November 2009 of 1,737 units with a target value of $35 each, which will be payable following conclusion of fiscal 2012 if all specified criteria are met. See “Executive Compensation — Cash Performance Unit Plans.” In November 2009, Ms. Day received a grant of stock options to purchase 12,000 shares of common stock and 3,000 restricted stock units pursuant to our 2007 Stock Incentive Plan. The options had a grant date fair value as calculated in accordance with Accounting Standards Codification (ASC) 718, “Compensation — Stock Compensation” of $55,080 and the restricted stock units were valued at $82,320, based on the closing price of Sysco common stock on the last business day prior to grant of $27.44 per share. Ms. Day is included with other MIP participants under the fiscal 2011 MIP program, with target and maximum bonus percentages equal to those of the named executive officers. See “Executive Compensation — 2005 Management Incentive Plan.” She is also a participant in the SERP, the EDCP and other regular and customary employee benefit plans, programs and benefits generally available to our officers, including those described in the “Compensation Discussion and Analysis” section, under the heading “Benefits, Perks and Other Compensation.”

The Corporate Governance and Nominating Committee has approved all of the above transactions in accordance with the disclosed policies and procedures.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of July 3, 2010.

Number of Securities
Remaining
	Number of Securities to be		Available for Future Issuance
	Issued Upon Exercise of	Weighted-Average Exercise	Under Equity Compensation
	Outstanding Options, Warrants	Price of Outstanding Options,	Plans (Excluding Securities
Plan Category	and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	72,821,051 (1)	$29.72	36,493,201 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	72,821,051 (1)	$29.72	36,493,201 (2)

(1)	Does not include 14,346 shares subject to options that were assumed in connection with our acquisition of Guest Supply, Inc. in March 2001. These options have a weighted average exercise price per share of $17.13.

(2)	Includes 32,193,732 shares issuable pursuant to our 2007 Stock Incentive Plan, as amended, including 9,316,989 shares subject to outstanding restricted stock units; 741,873 shares issuable pursuant to our 2009 Non-Employee Directors Stock Plan; and 3,557,596 shares issuable pursuant to our Employees’ Stock Purchase Plan as of July 3, 2010. Does not reflect the issuance of 411,629 shares in July 2010 pursuant to our Employees’ Stock Purchase Plan.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains references to target performance levels for our annual and longer-term incentive compensation. These targets and goals are disclosed in the limited context of Sysco’s compensation programs and should not be interpreted as management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Introduction

Sysco is the global leader in selling, marketing and distributing food products, equipment and supplies to the foodservice industry. As such, our long-term success depends on our ability to attract, retain and motivate highly talented individuals who are committed to Sysco’s vision and strategy. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of Sysco’s overall performance and business strategies. Other objectives include aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with Sysco over the course of their careers. The six Sysco executives who are identified in the Summary Compensation Table are referred to as our “named executive officers.” We believe that the amount of compensation for each named executive officer reflects extensive management experience, continued high performance and exceptional service to Sysco and our stockholders.

Fiscal 2010 was a year of change for Sysco. It was the first full year in which Mr. DeLaney served as the Company’s Chief Executive Officer. During October 2009, Mr. Kreidler joined Sysco to fill the office formerly held by Mr. DeLaney as Executive Vice President and Chief Financial Officer. In the spring of 2010, we announced two pending retirements: Mr. Spitler, as Sysco’s Vice Chairman, President and Chief Operating Officer, and Mr. Smith, as Executive Vice President of Sysco’s South and West Foodservice Operations. Sysco’s management team also spent a great amount of time on our multi-year business transformation initiative; we currently have more than 300 people dedicated full time to the project, have completed much of the design and technology development work, and are currently testing systems and processes. Although these changes occurred during a challenging economic environment and increasing competitive market, Sysco’s management team kept their full attention on servicing our customers and effectively managing expenses, resulting in solid financial performance for fiscal 2010. Sysco’s executive compensation programs have continued to change, as well. For example:

•	fiscal 2010 was the first year in which Sysco issued restricted stock units (RSUs) to its officers, including the named executive officers;

•	the design of the fiscal 2011 bonus program under Sysco’s Management Incentive Plan (MIP), which was approved in May 2010 and which governs executives’ fiscal 2011 annual bonuses, changed significantly from that of the fiscal 2010 program, with target payout levels declining from 200% of base salary to 150% of base salary, and maximum possible payout levels declining from 330% of base salary to 250% of base salary;

•	the design of the CEO’s fiscal 2011 MIP bonus has also been modified as compared to fiscal 2010, with 20% of the CEO’s total annual fiscal 2011 bonus subject to achievement of non-financial performance goals in addition to achievement of the financial performance criteria required for payment of all corporate MIP bonuses; and

•	with the termination of Mr. Spitler’s agreement in February 2010, Sysco no longer has an employment or change of control agreements with its executive officers.

Oversight of the Executive Compensation Program

Unless the context indicates otherwise, references to the “Committee” in this Compensation Discussion and Analysis and the executive compensation section following it refer to the Compensation Committee of Sysco’s Board of Directors. The Committee determines and approves all compensation of the Chief Executive Officer, or CEO, and Sysco’s other senior officers, including the named executive officers. Although the Compensation Committee meets jointly with the Corporate Governance and Nominating Committee to discuss both the CEO’s personal goals and his performance in achieving such goals in each fiscal year, the Compensation Committee solely approves all compensation awards and payout levels. The Committee develops and oversees programs designed to compensate our corporate officers, including the named executive officers, as well as the presidents and executive vice presidents of our operating companies. The Committee is also authorized to approve all grants of restricted stock, restricted stock units, stock options and other awards under our equity-based incentive plans for Sysco employees. Further information regarding the Committee’s responsibilities is found under “Committees of the Board” and in the Committee’s Charter, available on the Sysco website at www.sysco.com under “Investors — Corporate Governance — Committees.”

For the past several years and through September 2009, the Committee retained Mercer as its executive compensation consultant. In September 2009, the Committee retained Compensation Advisory Partners as its compensation consultant to replace Mercer. Compensation Advisory Partners is a compensation advisory firm formed by former Mercer employees, including those who managed Mercer’s relationship with the Committee. See “Corporate Governance and Board of Directors Matters — Compensation Consultants” for a discussion of the role of these consultants and certain other relationships with Mercer and its affiliates.

Executive Compensation Philosophy and Core Principles

Since the early 1970s, our executive compensation plans have directly linked a substantial portion of annual executive compensation to Sysco’s performance. These plans are designed to deliver superior compensation for superior company performance; likewise, when company performance falls short of expectations, certain programs deliver lower levels of compensation. However, the Committee tries to balance pay-for-performance objectives with retention considerations, so that even during temporary downturns in the economy and the food service industry, the programs continue to ensure that successful, high-achieving employees remain at Sysco. Furthermore, to attract and retain highly skilled management, our compensation program must remain competitive with that of comparable employers who compete with us for talent.

The following key principles are the cornerstone of Sysco’s executive compensation philosophy:

•	pay for performance;

•	enhance shareholder value;

•	strike appropriate balance between short-term and longer-term compensation and short- and long-term interests of the business; and

•	align Sysco’s executive compensation strategy with its targeted market pay position.

Sysco has historically paid base salaries from below the 25th percentile to the 50th percentile of similar positions in Sysco’s compensation peer group, while placing significant portions of executive pay at risk through short-term and long-term incentives. This emphasis on performance-based variable compensation has sometimes resulted in the loss of one or more significant components of the named executive officers’ target annual compensation. For example, in fiscal 2009, the named executive officers did not earn a MIP bonus because the company’s fully diluted earnings per share decreased 2.2% compared to the prior year, which did not satisfy the minimum criteria of a 4% increase. Similarly, in fiscal 2006, the five highest paid executive officers did not earn a MIP bonus because the company did not satisfy the necessary performance criteria. The percentage break-down of the target total compensation for fiscal 2010, exclusive of retirement and special retirement or transition payments, for the named executive officers other than Mr. Kreidler is shown below, with the information for Messrs. DeLaney and Spitler combined as an average. Mr. Kreidler joined Sysco after the start of the 2010 fiscal year and, therefore, is not included in the graphs below. Messrs. DeLaney’s and Spitler’s information has been averaged because the respective percentages of their corresponding compensation components are not materially different. For purposes of these graphs, annual incentives include the MIP bonus at the fiscal 2010 target payout of 200% of salary, while longer-term incentives include the following fiscal 2010 grants: stock options valued using a Black Scholes calculation, restricted stock units valued at the fair market value of Sysco stock on the date of grant and cash performance units valued at $35 per unit with assumed payout at the 100% target amount.

Target Total Compensation for Fiscal 2010

Furthermore, the value of two of the three components of Sysco’s longer-term incentives, stock options and cash performance units, depend entirely upon Sysco’s performance and Sysco’s stock price over a period of multiple years. Whether or not the annual MIP bonus is paid, and the amount of any such payment, is also wholly dependent on Sysco’s performance. Using the same valuation method utilized for the calculations in the charts above for the annual and longer-term incentives, these three performance-based components constituted approximately 70% of the total target compensation for fiscal 2010 for each of Messrs. DeLaney, Spitler, Pulliam, Green and Smith.

The Committee supports executive performance and retention by using continued service as a significant determinant of total pay opportunity. For example, in order to receive full vesting under the most commonly applicable vesting provision of the Supplemental Executive Retirement Plan, or SERP, an executive must be at least 55 years old, have at least 15 years of MIP service and have combined age and MIP service totaling 80, such as a 60 year old with 20 years of MIP service. Sysco also includes time-based factors in its long-term incentives, with outstanding option grants generally vesting over a period of five years, outstanding restricted stock unit awards vesting over three years, and cash performance unit payouts based on a three-year performance period. We believe that Sysco’s compensation strategies have been effective in promoting performance and retention and are aligned with our company culture, which places a significant value on the tenure of high-performing executives.

In developing our pay for performance policies, the Committee generally benchmarks elements of pay against a comparison peer group, discussed under “— External and Internal Analysis” below. However, the Committee has not historically had an exact formula for allocating between fixed and variable, cash and non-cash, or short-term and longer-term compensation, allowing it to incorporate flexibility into our annual and longer-term compensation programs and adjust for the evolving business environment. The Committee has identified the following long-term goals:

•	maintain a conservative position for base salaries;

•	maintain a premium position for annual incentives;

•	align longer-term incentive opportunities with our peer group median; and

•	target total pay and retirement opportunities for senior executives between the market median and the 75th percentile of our peer group, with a movement toward the median, based on Sysco’s achieving corresponding target performance levels.

The Committee intends to achieve these goals through, and has built the executive compensation program upon a framework that includes, the following components, each of which is described in greater detail later in this Compensation Discussion and Analysis:

ANNUAL COMPENSATION

Base Salary
Because Sysco weights executive compensation toward performance, the Committee begins its analysis of executives’ base salaries by looking between the 25th and 50th percentiles of the salary ranges for similar executive positions among companies in our peer group, which is described under “— External and Internal Analysis” below. The Committee then may adjust the base salaries based on a number of factors, which may include the executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and current salary. As discussed above, Sysco has purposefully designed an integrated compensation structure that offers relatively low fixed compensation and high performance-based variable compensation.

Management Incentive Plan (MIP) Bonus
Our bonus plan is designed to pay for performance with potentially significant annual cash incentive bonuses based on Sysco performance under our Management Incentive Plan, or MIP. Payment of the MIP bonus is based on satisfaction of predetermined performance criteria that the Committee believes benefit stockholders. For fiscal 2010, these criteria included growth in fully diluted earnings per share and three-year average return on capital. The threshold requirements for payment of a bonus under the MIP in fiscal 2010 were Sysco’s achieving at least a 4% increase in fully diluted earnings per share and at least a 10% three-year average return on capital. Because Sysco’s fiscal 2010 performance resulted in a 10% increase in fully diluted earnings per share and a 19% three-year average return on capital (in each case, based on fiscal 2010 earnings adjusted to a 52 week basis, as required by the MIP), we paid our named executive officers other than Mr. Kreidler MIP bonuses equal to 190% of their base salaries for fiscal 2010. Because Mr. Kreidler was employed by Sysco for only a portion of the fiscal year, he received a pro-rated bonus equal to 152% of his salary.

LONGER-TERM INCENTIVES

Cash Performance Units (CPUs)
In 2004, the Committee implemented a cash incentive plan under which we issue cash performance units, or CPUs. Our corporate office CPUs paid out at the 81.25% level in August 2008, the 43.75% level in August 2009 and the 28.15% level in August 2010. Grants made in September 2008 and November 2009 will be paid in August 2011 and 2012, respectively, and use average growth in fully diluted earnings per share and average sales growth over the three-year period as the performance criteria.

Stock Options and Restricted Stock Units (RSUs)
Stock options and restricted stock units, or RSUs, reward long-term Sysco performance, more closely align the executives’ interests with those of our stockholders and focus executives on activities that increase stockholder value. The Committee also has the ability under the 2007 Stock Incentive Plan to grant restricted stock and other stock-based awards, which similarly reward long-term performance.

RETIREMENT/CAREER INCENTIVES

Retirement Benefits and Deferred Compensation Plan
The Supplemental Executive Retirement Plan, or SERP, and Executive Deferred Compensation Plan, or EDCP, also play a major role in our total compensation program for the named executive officers. Following retirement and other specified termination events, the SERP provides annuity payments based on prior years’ compensation. The EDCP allows participants to defer a portion of current cash compensation and employer contributions, plus applicable earnings, for payment upon certain specified termination events. The SERP and EDCP encourage executives to perform at a competitive level and stay with Sysco for long and productive careers.

Fiscal 2010 Compensation Focus

Based on Mercer’s 2009 benchmarking of Sysco’s pay and performance against the peer group discussed below, Mercer informed the Committee that total cash compensation (base salary only because no MIP bonus was paid for fiscal 2009) and total direct compensation (total cash compensation plus the value of stock options, restricted stock, RSUs and CPUs grants with respect to fiscal 2009) paid by Sysco for fiscal 2009 were generally positioned at the bottom 25th percentile of the peer group. In comparison, Sysco’s performance relative to the peer group, based on an assessment of revenue, earnings per share, return on capital and total shareholder return over the four quarters corresponding to Sysco’s fiscal 2009, was positioned at the median of the peer group. This disconnect was primarily related to Sysco’s failure to satisfy the year-over-year earnings criteria for payment of the MIP bonus for fiscal 2009. As a result, the Committee focused in fiscal 2010 on adjusting the MIP bonus criteria to provide for the payment of a bonus upon obtaining performance that more closely correlates with the peer group median. In addition, it is the Committee’s goal to continue to adjust the total pay package in order to continue to move total direct compensation and total direct compensation plus retirement benefits closer to the peer group median.

External and Internal Analysis

For the compensation package to be effective, the Committee must balance the components so that they are both externally competitive and internally equitable.

External Analysis

Sysco is the largest foodservice distributor in North America, and other companies in the foodservice industry are significantly smaller, with many of such companies also being privately-held. We believe that these smaller businesses would not create a satisfactory comparison group due to the greater skill levels and abilities required to manage a public company of Sysco’s size. Absent an industry peer group, the Committee concluded that the most comparable companies with respect to executive pay are companies whose business size and complexity are similar to ours and with which we compete for top executive positions. Therefore, the peer group developed for the executive compensation analysis is not the same peer group that is used in the stock performance graph in our annual report to stockholders.

In order to implement these conclusions regarding external comparison of executive pay, the Committee instructed Sysco’s management to work with Mercer to construct a peer group for Sysco’s executive compensation analysis. The peer group utilized by the Committee for fiscal 2010 MIP grant decisions made in May 2009 was composed of publicly-traded U.S. companies with a revenue range of approximately one-half to three times Sysco’s revenues that shared similar business characteristics with Sysco. In particular, Mercer helped the Committee examine industry leaders and other high-performing companies in logistics and distribution businesses that involved a high volume of relatively low-margin products and employed large sales forces. For fiscal 2010 MIP decisions made during May 2009 for all named executive officers except Messrs. Smith and Green, the peer group, referred to herein as the fiscal 2009 peer group, consisted of the 14 companies identified below:

• AmerisourceBergen Corporation	• Express Scripts Inc.	• Pepsico Inc.
• Best Buy Company, Inc.	• FedEx Corp.	• Target Corp.
• Cardinal Health Inc.	• Home Depot Inc.	• Tyson Foods, Inc.
• Costco Wholesale Corp.	• Lowe’s Companies, Inc.	• Walgreen Company
• Dell Inc.	• McKesson Corp.

With respect to Messrs. Smith and Green, with respect to whom comparable peer group information was not readily available, the Committee made the fiscal 2010 MIP grant decisions using information from the 2008 Mercer Benchmark Database broad-based industry survey of companies with annual revenues in excess of $10 billion. Subsequent compensation decisions with respect to Messrs. Smith and Green were made using the peer group data described below.

During fiscal 2009, the Committee requested that Mercer begin a reevaluation of Sysco’s executive compensation peer group. In this process, Mercer continued to focus on companies with a revenue range of approximately one-half to three times Sysco’s revenues that shared similar business characteristics with Sysco, but also focused on companies that could be considered comparable to Sysco for purposes of attracting investor dollars and executive talent. As a result, Mercer recommended to, and discussed with, the Committee a new peer group of 12 companies. During the review, the Committee and Mercer agreed to retain one additional company that was previously included in the fiscal 2009 peer group. Following these discussions, the Committee approved selection of a new peer group of 13 companies as set forth below, which the Committee has utilized for all executive compensation decisions made from July 2009 to the present. The new peer group added four more comparable companies and removed five companies with larger revenue size and somewhat different business models from

Sysco. These changes resulted in a new peer group with a $45 billion median revenue level that is much closer to Sysco’s than that of the fiscal 2009 peer group’s $57 billion. The companies included in the new peer group are as follows:

• AmerisourceBergen Corporation	• FedEx Corp.	• Staples, Inc.
• Best Buy Company, Inc.	• McDonald’s Corp	• Target Corp.
• Cardinal Health Inc.	• McKesson Corp.	• United Parcel Service Inc. Foods, Inc.
• Emerson Electric Company	• Pepsico Inc.	• Walgreen Company
• Express Scripts Inc.

Peer group compensation data is limited to information that is publicly reported and, to the extent it deems appropriate, the Committee uses it to benchmark the major components of compensation for our named executive officers. The Committee consulted the following compensation studies in connection with its compensation decisions made during, and with respect to, fiscal 2010:

•	For fiscal 2010 MIP decisions made in May 2009, the Committee consulted a Mercer study prepared in September 2008 that used fiscal 2009 peer group information and benchmarked, among other things, target fiscal 2009 total cash compensation, total direct compensation, and total direct compensation plus retirement of each of the named executive officers, other than Messrs. Kreidler, Smith, and Green, to equivalent peer company positions. For the fiscal 2010 MIP decisions made in May 2009 with respect to Messrs. Smith and Green, Mercer provided information from its Benchmark Database survey regarding their total direct compensation.

•	For executive compensation decisions made from July 2009 through March 2010, the Committee consulted a Mercer study dated July 2009 that used updated peer group information and benchmarked target fiscal 2010 base salary, MIP bonus, total cash compensation, total direct compensation, executive retirement and total direct compensation plus executive retirement of each of the named executive officers.

•	With respect to Mr. Kreidler’s compensation package approved in connection with his hiring in October 2009, the Committee consulted a summary of CFO pay data from the peer group prepared by Mercer.

•	For all executive compensation decisions made in May 2010, including base salary adjustments and fiscal 2011 MIP grants, the Committee consulted a Compensation Advisory Partners study dated May 2010 that used updated peer group information and benchmarked target fiscal 2011 base salary, total cash compensation, total direct compensation, executive retirement and total direct compensation plus executive retirement of each of the named executive officers other than Messrs. Spitler and Smith, with respect to whom the Committee took no action in May 2010.

For purposes of each of the reports listed above:

•	target total cash compensation was defined as base salary plus target MIP bonus; for fiscal 2009 and 2010, the target MIP bonus was 200% of base salary, but this was changed to 150% of base salary for fiscal 2011;

•	target total direct compensation was defined as target total cash compensation plus the value of stock options, restricted stock, restricted stock units and cash performance units granted with respect to the year in question; and

•	executive retirement was calculated as an annualized value.

Internal Analysis

With respect to annual salary and the various incentive awards available to the named executive officers, the Committee does not perform a formal internal equity analysis, but does consider the internal equity of the compensation awarded by utilizing comparisons within the Sysco organization. On an annual basis, the Committee compares the CEO’s compensation with that of the Executive Vice Presidents to ensure that the CEO compensation, as well as its relationship to the compensation of the CEO’s direct reports, is reasonable. The Committee makes similar evaluations among the Executive Vice Presidents and Senior Vice Presidents. These comparisons only provide a point of reference, as the Committee has not typically used specific formulas to determine compensation levels, which reflect the responsibilities of a particular officer position. Although officers at different levels of the organization receive a different percentage of their base salary as payment of the MIP bonus, the financial performance criteria used for most corporate officers, including the named executive officers, for payment of the bonus are identical.

Annual Compensation

Base Salary

The table below shows the salaries of each named executive officer at the beginning of fiscal 2010 and the beginning of fiscal 2011 and the percentage changes over that period:

	June 27, 2009		July 4, 2010
Named Executive Officer	Base Salary		Base Salary	% Change

William J. DeLaney	$800,000		$1,000,000	25%
Robert C. Kreidler	$500,000	(1)	525,000	5%
Michael W. Green	494,000		550,000	11%
Larry G. Pulliam	532,000		550,000	3%
Kenneth F. Spitler	730,000	(2)	N/A	N/A
Stephen F. Smith	494,000	(3)	N/A	N/A

(1)	Mr. Kreidler joined Sysco as Executive Vice President and Chief Financial Officer in October 2009 at a base salary of $500,000.

(2)	Mr. Spitler retired as an executive officer and director in February 2010 and as an employee on June 28, 2010. His base salary remained unchanged through June 28, 2010.

(3)	Mr. Smith retired as Executive Vice President, South and West U.S. Foodservice Operations on July 3, 2010. His base salary remained unchanged through July 3, 2010.

Base Salary Analysis

The Committee has typically reviewed base salaries each November and set them for the following calendar year; however, beginning in May 2010, the Committee has determined that it will generally review salaries in May of each year and set them for the following fiscal year. As stated above, Sysco’s culture has been built around the belief that establishing a relatively modest base salary and placing more of the executives’ annual pay at risk will drive both individual and company performance in order to achieve our business targets. Although base salary and MIP grant decisions have not always been made at the same time, the Committee does consider how each executive’s salary affects the other elements of his total cash compensation and total compensation, including the impact on the annual MIP bonus, which is based on a multiple of salary, and the impact on future benefits under the SERP.

In September 2009, the Board of Directors appointed Robert C. Kreidler to serve as Sysco’s Executive Vice President and Chief Financial Officer effective October 5, 2009. Based on the information provided by Mercer regarding the compensation of chief financial officers in Sysco’s compensation peer group, the Compensation Committee set Mr. Kreidler’s base salary at $500,000. This placed him below the 25th percentile of the peer group with respect to base salary and above the 75th percentile with respect to target total cash compensation, which was consistent with the Committee’s stated goals, as discussed above.

During the fall of 2009, the Committee reviewed the Mercer report, which showed that although the fiscal 2010 base salaries of Messrs. DeLaney, Pulliam, Green and Smith approximated or were below the 25th percentile relative to the peer group (with Mr. Spitler being between the 25th and 50th percentiles), their target total cash compensation for fiscal 2010 was at or above the 75th percentile for all except Mr. DeLaney, who was below the 25th percentile. Due to his recent hire, Mr. Kreidler’s base salary was not reevaluated at that time. Mr. DeLaney had received a salary increase in connection with his promotion to the CEO position in March 2009. At that time, the Committee provided Mr. DeLaney with a sufficient salary increase to constitute a material step towards peers group competitiveness, but determined that his pay package should be made competitive at the CEO level with Sysco’s peer group only as his tenure and experience in the CEO role increased; therefore, the Committee determined not to change Mr. DeLaney’s salary at that time. With respect to the other executives, because their base salary and target total compensation numbers were consistent with the Committee’s stated goal of providing conservative base salaries and premium total cash compensation opportunities, and given the challenging economic conditions facing Sysco and the foodservice industry, and the continued need for expense control, the Committee did not make any base salary modifications at that time.

As of May 2010 the named executive officers had not received regular salary increases since January 2008, except for Messrs. DeLaney and Spitler, who had received salary increases in connection with recent promotions. Given the improvement in economic conditions during fiscal 2010, and after subjectively considering each executive’s performance during the year and recent company performance, as well as each executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and current salary, the Compensation Committee determined that it was appropriate to grant the salary increases described in the chart above. With respect to Mr. DeLaney, the Committee provided a substantial increase as part of its plan to make his pay package more competitive at the Chief Executive Officer level with Sysco’s peer group as his tenure and experience in the CEO role increased. With respect to Mr. Green, the Committee determined that a more substantial salary increase was appropriate given his increased responsibilities for all U.S. broadline foodservice operations following the retirements of Messrs. Spitler and Smith. These increases placed the fiscal 2011 base salaries of Messrs. DeLaney and Kreidler slightly below the 25th percentile relative to the peer group and those of Messrs. Green and Pulliam slightly above the 25th percentile relative to the peer group.

As noted above, Mr. Spitler ceased to be an executive officer in February 2010. The Committee made its decisions regarding the continuation of Mr. Spitler’s full base salary level during his term as a non-executive Sysco employee in connection with its negotiation of Mr. Spitler’s transition and retirement agreement, discussed under “— Severance Agreements” below.

Management Incentive Plan

The MIP is designed to offer opportunities for compensation tied directly to annual and/or multi-year company performance. Under the terms of the MIP, we pay the annual bonus in cash with payments made in the first quarter of the fiscal year for bonuses earned with respect to performance in the prior fiscal year. For fiscal 2010, we paid the bonus pursuant to the 2005 Management Incentive Plan, which is described in further detail under “Executive Compensation — 2005 Management Incentive Plan.” In September 2009, the Committee and the Board approved a 2009 Management Incentive Plan to replace the 2005 plan, and recommended it to the stockholders for approval. The stockholders approved the 2009 plan in November 2009, and the Committee made the fiscal 2011 MIP grants in May 2010 pursuant to the 2009 plan. For further detail regarding the 2009 plan and differences between the 2005 and 2009 plans, see “Executive Compensation — Management Incentive Plan.”

Each year the Committee approves MIP agreements that are entered into between Sysco and each of the named executive officers. In May 2009 and 2010, the Committee approved bonus agreements with each of the executive officers for fiscal 2010 and 2011, respectively, except that agreements were not approved for Messrs. Spitler and Smith in May 2010 because their pending retirements made them ineligible for fiscal 2011 grants. Payouts for Sysco’s CEO and Executive Vice Presidents under the MIP agreements for each of the last five fiscal years are shown below. Excluding Mr. Kreidler’s prorated payout for fiscal 2010, this resulted in an average annual payout for the top corporate officers during the last five fiscal years of approximately 153% of their salary under the MIP agreements.

Fiscal 2006	• 0% of salary
Fiscal 2007	• approximately 300% of salary
Fiscal 2008	• approximately 275% of salary
Fiscal 2009	• 0% of salary
Fiscal 2010	• 190% of salary in fiscal 2010 (except for Mr. Kreidler, who received a prorated payout for fiscal 2010)

Fiscal 2010

The named executive officers’ fiscal 2010 bonus was based solely on the following corporate financial objectives:

•	the percentage increase in fully diluted earnings per share for fiscal 2010 as compared to fiscal 2009;

•	the average annual return on capital over the three-fiscal year period ending with fiscal 2010. Return on capital for each fiscal year is computed by dividing the company’s net after-tax earnings for the year by the company’s total capital for that year. Total capital for any given fiscal year is computed as the sum of:

◦	stockholders’ equity, computed as the average of stockholder’s equity at the beginning of the year and at the end of each quarter during the year; and

◦	long-term debt, computed as the average of the long-term debt at the beginning of the year and at the end of each quarter during the year.

In approving the agreements for fiscal 2010, the Committee generally targeted each named executive officer’s MIP bonus at approximately 200% of his base salary. Varying levels of performance would have earned varying levels of bonus between 20%, based on a minimum 4% increase in fully diluted earnings per share and the minimum 10% three-year average return on capital, and a maximum 330% of base salary. The various levels of performance and the percentage of base salary they would have yielded as a bonus are set forth in the table described under “Executive Compensation — 2005 Management Incentive

Plan.” Fiscal year 2010 included 53 weeks of operations, compared to the prior year, which included 52 weeks. Pursuant to the plan documents, MIP and CPU metrics for fiscal 2010 removed the estimated impact of the extra week for a comparable comparison of the fiscal years on a 52-week basis. Because Sysco achieved a 10% increase in fully diluted earnings per share for fiscal 2010 and a 19% average annual return on capital for the three-fiscal year period ending with fiscal 2010 (in each case, with fiscal 2010 earnings adjusted to a 52 week basis, as required by the MIP), we paid a MIP bonus of 190% of base salary to the named executive officers for fiscal 2010, other than Mr. Kreidler, who received a prorated bonus of 152%. Unlike prior MIP awards, the fiscal 2010 awards are subject to clawback provisions that provide that, subject to applicable governing law, all or a portion of the bonus paid pursuant to the 2010 awards may be recovered by Sysco if there is a restatement of our financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the bonus and the restatement would result in the payment of a reduced bonus if the bonus was recalculated using the restated financial results. The Committee has the sole discretion to determine the form and timing of the repayment. See “— Potential Impact on Compensation of Financial Restatements.”

Fiscal 2011

The fiscal 2011 bonus program is based on the same criteria as the 2010 program, although the performance and payout levels have been adjusted. Among other things, the fiscal 2011 bonus agreements provide for a minimum bonus payout upon an increase in fully diluted earnings per share of at least 2% and a three-year average return on capital of at least 11%. Varying levels of increased performance will earn varying levels of bonus between 20% and a maximum 250% of base salary. With respect to the fiscal 2011 bonus agreements, the Committee has targeted each named executive officer’s bonus at approximately 150% of his base salary. The various levels of performance and the percentage of base salary they would yield as a bonus are set forth in the table under “Executive Compensation — Management Incentive Plan,” based on the degree to which actual results meet, exceed or fall short of pre-established performance goals. The Committee amended Mr. DeLaney’s fiscal 2011 bonus agreement in August 2010 to provide that, in addition to satisfying the objective performance goals, 20% of his total fiscal 2011 MIP bonus will also be subject to his having achieved specified non-financial goals. See “Executive Compensation — Management Incentive Plan.”

Annual Bonus Analysis

The Committee’s primary goal in recommending that the 2009 plan be adopted to replace the 2005 plan was to ensure the full deductibility of the MIP bonus pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. See “— Income Deduction Limitations.” Additional changes from the 2005 plan were designed to provide the Committee with maximum flexibility to set appropriate performance standards and to adjust the bonus formula to take into account unforeseen occurrences, while nonetheless ensuring full deductibility. The Committee also approved incorporating its clawback policy into the 2009 plan in order to ensure its applicability and enforcement.

Sysco’s executive management team prepared the grids used for calculating the earnings per share and average three-year return on capital components of the fiscal 2010 and fiscal 2011 MIP bonuses. Management submitted the fiscal 2009 grid to the Committee in May 2008, and the Committee asked Mercer to review it. Mercer confirmed to the Committee that, based on the peer group information available at that time, and assuming payment of Sysco’s target bonuses of 200% of base salary, Sysco’s target for total cash compensation in fiscal 2009 would, in general, place the CEO and the mostly highly compensated executive officers at that time near the peer group’s 75th percentile. The Committee approved the same grid for fiscal 2010 based on the prior year’s analysis.

With respect to the grants made in May 2009 for fiscal 2010, although the peer group information utilized at that time indicated that Sysco’s overall annual financial performance relative to the peer group companies approximated or somewhat exceeded the median, the Committee determined that the 75th percentile was generally the appropriate target for total cash compensation, based on the Committee’s stated goal of maintaining conservative base salaries with premium positioned annual bonus opportunities. With base salaries generally set near or below the median for each named executive officer, a significant part of the executives’ total cash compensation was at risk and would only be paid based upon performance, thus justifying compensation in excess of the median when that performance was attained. Therefore, target total cash compensation of each of the named executive officers for fiscal 2009, which was the most current information available in May 2009, was generally above the 75th percentile, other than with respect to Mr. DeLaney, whose target total cash compensation following his promotion to CEO was below the 25th percentile for the reasons discussed above, and with respect to Mr. Kreidler, who was not employed by Sysco at that time. Mr. Kreidler’s fiscal 2010 MIP grant was made in October 2009 at the time of his hire, on the same basis as the May 2009 grants, but pro-rated based on the portion of the year he was employed by Sysco. The Committee reviewed the CFO peer group information prepared by Mercer and concluded that Mr. Kreidler’s target total cash compensation for fiscal

2010, on annualized basis, was above the 75th percentile and was therefore in line with that of the other non-CEO named executive officers.

With respect to the fiscal 2011 grants, following consultation with Compensation Advisory Partners, the Committee asked management to modify the performance/payout grid in order to provide a closer correlation between Sysco financial performance and MIP plan payouts. For example, it was the Committee’s intent to avoid a repeat of fiscal 2009, when Sysco performed at the median level relative to its peers but did not pay any bonus because minimum thresholds were not met. This resulted in the performance and payout changes discussed above. The change in the target bonus level from 200% to 150% of base salary, when taken into consideration with the May 2010 base salary increases, was intended to maintain target total cash compensation near the median for all named executive officers receiving May 2010 MIP grants, other than Mr. DeLaney, whose target total cash compensation remained near the 25th percentile. The Committee lowered the maximum payout to 250% of base salary because it felt this was a more reasonable maximum in the event of superior company performance. The Committee also asked the compensation consultants to validate minimum, average and superior performance expectations under the revised fiscal 2011 grid to ensure that bonus payout levels would be commensurate with performance.

The Committee continues to believe that target bonus levels should only be earned based upon superior performance, and target bonus levels were not set to coincide with expected or average performance. Based upon the Compensation Advisory Partners May 2010 report, target total cash compensation for fiscal 2011 for Messrs. Pulliam and Green was between the median and 75th percentile of the peer group. The Committee determined that these target payouts were appropriate in light of the expanded performance payout grid that now provides for bonus payouts at lower performance levels so that payouts will more closely correspond to performance, while median and above-median payouts will only be earned in the case of superior performance. Mr. DeLaney’s target total cash compensation for fiscal 2011 remained near the 25th percentile, as the Committee continues to believe that it is appropriate to gradually increase Mr. DeLaney’s compensation as his tenure in the CEO position increases. Mr. Kreidler’s target total cash compensation for fiscal 2011 was only slightly below the median, which the Committee believes is appropriate since his tenure with Sysco has been relatively short. The Committee amended Mr. DeLaney’s fiscal 2011 bonus agreement as described above following the Board’s annual strategy session because the Committee believes that non-financial goals are extremely important in evaluating the CEO’s performance and that they should therefore also have an impact on his MIP bonus. The Committee approved this amendment, however, subject to the requirement that 100% of Mr. DeLaney’s fiscal 2011 bonus will continue to require achievement of the performance grid minimum levels, and if they are not met, he will receive no fiscal 2011 bonus, regardless of whether he has achieved the non-financial goals. Also crucial to the Committee’s decision in this regard was its conclusion that 100% of any fiscal 2011 MIP bonus to Mr. DeLaney should continue to be deductible for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

Longer-Term Incentives

The Committee granted fiscal 2010 longer-term incentives in November 2009. These incentives consisted of three-year cash performance units, stock options and restricted stock units. For details regarding these grants see “Executive Compensation — Cash Performance Unit Plan,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year- End,” and “Executive Compensation — Grants of Plan-Based Awards.” Fiscal 2010 marked the first year in which the Committee added restricted stock units to the mix of longer-term incentives.

During fiscal 2010, exclusive of the special grants to Mr. Kreidler made in September 2009 in connection with his hiring effective October 2009, the named executive officers received approximately 50% of the value of their long-term incentives in stock options, approximately 25% in cash performance units, and approximately 25% in grants of restricted stock units, with the options valued using the Black-Scholes model, CPUs valued at the target level of $35 per unit and each restricted stock unit valued at the closing price of Sysco common stock on the business day prior to the grant.

In addition to the annual longer-term incentive grants he received in November 2009, as part of Mr. Kreidler’s employment package and to more quickly align his interests with those of Sysco’s stockholders, the Committee made a special sign-on grant to Mr. Kreidler of 5,000 restricted stock units and options to purchase 75,000 shares of common stock in late September 2009 effective as of October 5, 2009.

Cash Performance Units

In September 2008, the Committee and the Board approved a 2008 Cash Performance Unit Plan to replace the 2004 Cash Performance Unit Plan, and recommended it to the stockholders for approval. The stockholders approved the 2008 plan in November 2008, and the Committee and the Board amended and restated the plan in September 2009. For further detail regarding the 2009 amendments to the 2008 plan and differences between the 2004 and 2008 plans, see “Executive

Compensation — Cash Performance Unit Plans.” Under the Sysco Corporation 2008 Cash Performance Unit Plan, participants in the MIP have the opportunity to receive cash incentive payments based on Sysco’s performance over a three-year period. We pay any awards earned under these plans in cash rather than in Sysco stock or stock units. CPU grants are forward-looking and the grant of CPUs typically does not take into account prior Sysco or individual performance. The payout on CPUs is based on the company’s actual performance over the three-year performance cycle beginning with the fiscal year in which the CPU is granted. In November 2009, the Committee granted three-year cash performance units under the 2008 plan. In addition, the cash performance units that we issued in 2006 under the 2004 plan were paid out in August 2009, and the cash performance units that we issued in 2007 were paid out in August 2010.

The Committee established performance criteria for grants to the named executive officers in September 2007 covering the three-year performance period ended July 3, 2010. For each of the corporate officers, one-half of the payout was based on the average growth in basic net earnings per share and one-half of the payout was based on average increase in sales. Achievement of the target would have yielded a 100% payout, while the minimum satisfaction of only one criterion would have yielded a 25% payout and maximum performance above target on both criteria would have provided a 150% payout. The Committee took the total value that was targeted at 100% payout for CPUs for a given level of participant and divided by the $35.00 value assigned to each unit to determine the number of units to be granted to each participant. We believe that the minimum and target amounts under the CPUs have historically been achievable, although the maximum payout would generally be difficult to obtain at the corporate level and for most of our subsidiaries. In order for generally accepted accounting principles to be applied consistently year-over-year, the performance measures for the CPUs may be calculated slightly differently from those in our financial statements.

The CPU grants that the Committee made in September of 2008 and November of 2009 related to the respective three-year performance periods ending in fiscal 2011 and 2012, and each has a value of $35 per unit with the same payout possibilities, ranging from 25% to 150% of the total value of the units granted in each year. For each of those grants, the Committee used the same performance criteria described above with respect to the grants made in 2007, except that:

•	they use fully diluted earnings per share rather than basic earnings per share;

•	for the CPU grants made in September 2008, the threshold, target and maximum earnings per share performance measures were increased; and

•	for the CPU grants made in November 2009, the threshold, target and maximum sales performance measures, the threshold earnings per share performance measure and the target and maximum earnings per share performance measures were all decreased.

Our adjusted sales growth over the three-year performance period ended on July 3, 2010 was 1.45%, which did not satisfy the minimum criteria necessary for a payout on this performance measure. However, our average growth in basic net earnings per share over the performance period was 6.78%, which yielded a total payout of 28.15% of the value of the units to each corporate participant previously granted units, including Messrs. DeLaney, Pulliam, Green, Spitler and Smith.

Actual payout amounts to the named executive officers for the 2008 CPU grants that we paid in August 2010 are set forth in footnote (3) to the Summary Compensation Table. The specific performance measures and related potential payouts for the September 2007, September 2008 and November 2009 corporate grants are shown under “Executive Compensation — Cash Performance Unit Plans.”

Stock Options and Restricted Stock Units

The Committee approved the fiscal 2010 stock option and restricted stock unit grants to the named executive officers in November 2009 under our 2007 Stock Incentive Plan, as amended, which was approved by stockholders in November 2009. The material amendments to the 2007 plan increased the total number of shares available, provided that all shares under the plan may be issued as options, increased the number of shares that may be issued as restricted stock or restricted stock units and simplified the share counting formula with respect to restricted stock and restricted stock units. The specific grants made in November 2009 are shown under “Executive Compensation — Grants of Plan-Based Awards.” The 2007 Stock Incentive Plan calls for options to be priced at the closing price of our common stock on the business day prior to the grant date, and the fiscal 2010 option grant agreement provides for ratable vesting over a five-year period. The fiscal 2010 restricted stock unit grant agreement provides for ratable vesting over a three-year period.

The Committee grants all of our stock options and restricted stock units pursuant to our equity grant guidelines, which the Committee originally adopted as stock option grant administrative guidelines in February 2007. These guidelines were amended to include other equity grants in February 2010 and are more fully described under “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.”

As discussed above, the Committee made an additional grant of stock options and restricted stock units to Mr. Kreidler in October 2009 in connection with his engagement as Sysco’s Chief Financial Officer.

In connection with the negotiation of his transition and retirement agreement, the Committee authorized 12,637 shares subject to Mr. Spitler’s 2009 restricted stock grant to continue to vest as scheduled in January 2011. The remaining unvested shares under Mr. Spitler’s restricted stock grant were forfeited on the date of his retirement. Mr. Spitler’s transition and retirement agreement is discussed further at “Executive Compensation — Executive Severance Agreements.”

Longer-Term Incentive Analysis

The Committee determined the fiscal 2010 mix of CPUs, stock options and restricted stock units upon the recommendations of Mercer and Compensation Advisory Partners, in order to bring the longer-term incentives more in line with those disclosed by the peer group companies and to provide further alignment of the executives’ interests with those of the stockholders. The value of the longer-term incentives granted to each named executive officer was approved by the Committee upon the recommendation of management and following consultation with Compensation Advisory Partners. These values placed each named executive officer other than Mr. DeLaney and Mr. Kreidler near the 25th percentile of the peer group with respect to longer-term incentives, near the median with respect to total direct compensation and at or somewhat above the median with respect to total direct compensation plus retirement. This was consistent with the Committee’s focus of providing competitive longer-term incentives while also moving total direct compensation and total direct compensation plus retirement closer to the median. Mr. DeLaney’s longer-term incentive compensation remained below the 25th percentile, as the Committee had determined that his pay package should be made competitive at the Chief Executive Officer level with Sysco’s peer group only as his tenure and experience in the CEO role increased. With respect to Mr. Kreidler, his November 2009 longer-term incentive grants placed him above the 25th percentile of the peer group with respect to longer-term incentives and between the 25th percentile and the median with respect to target total direct compensation, which was consistent with the grants to the other named executive officers, exclusive of Mr. DeLaney.

The minimum, target and maximum performance criteria levels and the payouts for the CPU awards made in September 2008 for the three-year performance period ending in fiscal 2011 were recommended by the executive management team and were similar to those of the awards made in September 2007 for the three-year performance period ending in fiscal 2010, provided that the Committee increased the threshold, target and maximum earnings performance levels, in order to more closely align the performance measures with the company’s historical long-term goal of maintaining low- to mid- double digit annualized earnings growth. Due to the recent economic downturn and the increased difficulty faced by Sysco in growing sales and earnings per share, management recommended lowering the minimum, target, maximum and other payout levels for the grants made in November 2009 for the three-year period ending in fiscal 2012. The Committee, following consultation with Mercer, approved the new performance levels based on management’s recommendations and the Committee’s acknowledgment of the current challenges facing Sysco.

The Committee approved the 2009 amendments to the 2008 Cash Performance Unit Plan based on the recommendations of management, following consultation with Mercer. These amendments were primarily designed to equalize the treatment of plan participants in the event of death and disability and to bring payments following a change of control more in line with the policies of the peer group by providing for payment of target performance values rather than maximum values.

The Committee believes that option and restricted stock unit grants benefit employee performance and retention, particularly in years in which Sysco’s performance does not create high cash compensation. They also help to ensure that longer-term strategic initiatives are not compromised by having executives focus solely on short-term profitability for payment of the annual bonus. Sysco’s long-term performance ultimately determines the value of stock options and restricted stock units, because their value is entirely dependent on the long-term appreciation of our stock price. The Committee believes that this longer-term focus benefits Sysco and its stockholders, as it more closely aligns the executives’ interests with those of stockholders and focuses executives on strategies that increase long-term stockholder value. Existing ownership levels are not generally a factor in the Committee’s granting of options and restricted stock units, because it does not want to discourage executives from holding significant amounts of Sysco stock; however, the Committee does consider stock ownership requirements when determining the size of equity grants. The Committee chose to include restricted stock units, rather than shares of restricted stock, as a portion of the annual longer-term incentive grant primarily after considering the potentially negative tax withholding impact of restricted stock grants to retirement eligible executives.

Mr. Kreidler’s sign-on incentive stock option and restricted stock unit grants were subjectively determined by the Committee in consultation with management and Mercer, after review of the Mercer CFO compensation pay data, and were approved in light of Mercer’s advice that competitive practices with respect to grants to new hires varied. As a result, the Committee approved these grants after subjectively considering the CFO pay data, Mr. Kreidler’s compensation in his prior position, Sysco’s past practices, the implications for future precedents, internal equity and retention.

The Committee approved the amendments to the 2007 Stock Incentive Plan primarily in order to ensure continued availability of shares under the plan for the next several years, as well as to simplify the share counting provisions of the plan that apply to full value awards, such as restricted stock and restricted stock units.

Retirement/Career Incentives

Supplemental Executive Retirement Plan

We provide annual retirement benefits to all corporate employees and most of our non-union operating company employees under the broad-based tax-qualified Sysco Corporation Retirement Plan, which we simply refer to as the “pension plan.” In addition, Sysco offers supplemental retirement plans to approximately 165 corporate and operating company officers. Each of the named executive officers participates in the Supplemental Executive Retirement Plan, or SERP. The Committee utilizes the SERP to increase the retirement benefits available to officers whose benefits under the pension plan are limited by law. The earliest an executive can retire and receive any benefits under the SERP is age 55 with a minimum of 15 years of MIP service. The SERP was designed to provide fully vested participants with post-retirement monthly payments, with the annual benefits equaling to up 50% of a qualified participant’s final average annual compensation, as discussed below, in combination with other retirement benefits, including other pension benefits, the company match under the 401(k) plan and social security payments. The named executive officers will receive a SERP benefit based on the greater of the benefit determined under the current provisions of the SERP or the accrued benefit determined as of June 28, 2008 under the prior provisions of the SERP, but with vesting and eligibility for immediate benefit payments determined as of the relevant separation date. Annual retirement benefits from the SERP for a participant who is 100% vested in his accrued benefit were generally limited to approximately $2.25 million in fiscal 2010 and will generally be limited to approximately $2.27 million in fiscal 2011, with such maximum limit adjusted for cost-of-living increases in future years. The terms of the SERP are more specifically described under “Executive Compensation — Pension Benefits — Supplemental Executive Retirement Plan.” The amounts accrued by each named executive officer under the pension plan and the SERP as of July 3, 2010 are set forth under “Executive Compensation — Pension Benefits.” Mr. Spitler retired on June 28, 2010 and Mr. Smith retired on July 3, 2010. Messrs. Spitler’s and Smith’s annual SERP benefits following retirement are approximately $1.05 million and $756,000, respectively. In September 2009, the Committee recommended and the Board approved additional amendments to the SERP. The impact of these amendments on participants, including the named executive officers, was to provide that any additional or special bonus paid in lieu of or as a substitute for the MIP bonus in the future will be included in compensation for purposes of calculating the SERP benefit.

SERP Analysis

Sysco’s retirement plans are an important performance and retention tool, the effectiveness of which the Committee tries to balance with the cost of providing them. Based on Mercer’s July 2009 report, compensation to the named executive officers under the SERP placed Sysco above the 75th percentile for retirement benefits relative to the peer group, but total target fiscal 2010 direct compensation plus retirement benefits placed Sysco near the median for all named executive officers employed by Sysco at the time except for Mr. DeLaney, who was below the 25th percentile. As a result, the Committee believes that these benefits are appropriate in light of Sysco’s overall compensation structure; however, the Committee continues to monitor and review the SERP regularly in order to achieve the following goals:

•	maintain the SERP as a retention tool;

•	reduce the cost of the SERP;

•	bring the value of retirement benefits more in line with the median of the peer group; and

•	increase the proportion of long-term and performance-based compensation in the compensation mix, relative to fixed and retirement compensation such as the SERP.

The Committee approved the modifications to the SERP discussed above based upon the recommendations of management in order to provide the Committee with additional flexibility to alter, replace or supplement the MIP bonus without negatively impacting the participants’ SERP benefits.

Nonqualified Executive Deferred Compensation Plan

Sysco offers an Executive Deferred Compensation Plan, or EDCP, to provide MIP participants, including the named executive officers, the opportunity to save for retirement and accumulate wealth in a tax-efficient manner beyond savings opportunities under Sysco’s 401(k) retirement savings plan. Participants may defer up to 100% of their base salary and up to 40% of their cash MIP bonus, or any bonus paid in lieu of or as a replacement for the MIP bonus, to the EDCP. Sysco does not match any salary deferrals into the EDCP. For participants who defer a portion of their qualifying bonus, Sysco matches 15% of the first 20% deferred, making the maximum possible match to the EDCP 3% of the cash bonus. This match generally vests on the tenth anniversary of the crediting date, subject to earlier vesting in the event of death, disability, a change in control or the executive’s attaining age sixty. Participants who defer compensation under the EDCP may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield, with respect to amounts deferred. Company matching contributions are credited with the Moody’s Average Corporate Bond Yield. The EDCP is described in further detail under “Executive Compensation — Nonqualified Deferred Compensation.”

In September 2009, the Committee recommended and the Board approved additional amendments to the EDCP. The impact of these amendments on participants, including the named executive officers, was to provide that any additional or special bonus paid in lieu of or as a substitute for the MIP bonus in the future will be eligible for deferral under the EDCP.

EDCP Analysis

Currently, individual contributions to the 401(k) plan are limited by law to $16,500 per year. The Committee believes that the EDCP motivates and assists in the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation payments. The EDCP is an important recruitment and retention tool for Sysco, as the companies with which we compete for executive talent typically provide a similar plan to their senior employees.

As with the SERP, the Committee approved the modifications to the EDCP discussed above based upon the recommendations of management in order to provide the Committee with additional flexibility to alter, replace or supplement the MIP bonus without negatively impacting the participants’ EDCP deferral opportunities. In addition, these changes were required in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Severance Agreements

In prior years, the Committee approved, and the Board of Directors ratified, severance agreements for certain executive officers, including Mr. Spitler. Mr. Spitler’s severance agreement terminated in February 2010 pursuant to the terms of his transition and retirement agreement, discussed below. The other named executive officers have not had, and do not currently have, severance agreements.

In connection with their retirements, Sysco entered into transition and retirement agreements with Messrs. Spitler and Smith in February 2010 and March 2010, respectively. The material terms of the transition and retirement agreements are described under “Executive Compensation — Executive Severance Agreements.”

Severance Analysis

The Committee approved the terms of Messrs. Spitler’s and Smith’s transition and retirement agreements upon the recommendation of management and pursuant to arms’ length negotiations with each of them. With respect to both individuals, the Committee’s decision to authorize severance payments was based on a recognition of their significant contributions to Sysco, including Mr. Spitler’s service as President while the Company transitioned to a new CEO in fiscal 2009 and 2010, the desire to motivate them to provide important assistance and to continue in the employ of Sysco for a reasonable transition period, and in exchange for Sysco obtaining certain release, non-compete and non-solicitation agreements. These considerations also motivated the Committee to approve the vesting of an additional 12,637 shares of restricted stock held by Mr. Spitler. The Committee discussed the terms of both transition and retirement agreements with Compensation Advisory Partners, who advised the Committee that the payments to be made under the agreements were appropriate and comparable to similar retirement payments made to executive officers of companies in Sysco’s peer group.

Benefits, Perks and Other Compensation

We provide benefits for executives that we believe are reasonable, particularly since the cost of these benefits constitutes a very small percentage of each named executive officer’s total compensation.

Sysco’s named executive officers are generally eligible to participate in Sysco’s regular employee benefit programs, which include the defined benefit pension plan, a 401(k) plan, our employee stock purchase plan, group life insurance and other group benefit plans. We also provide MIP participants, including the named executive officers, with additional life insurance benefits, long-term disability coverage, including disability income coverage, and long-term care insurance, as well as reimbursement for an annual comprehensive wellness examination by a physician of their choice. We believe many of these benefits are required to remain competitive with our competitors for executive talent. Although the executive officers are eligible to participate in Sysco’s group medical and dental coverage, we adjust employees’ contributions towards the monthly cost of the medical plan according to salary level; therefore, executives pay a higher percentage of the cost of these benefits than do non-executives.

MIP participants, including the named executive officers, are encouraged to occasionally have their spouses accompany them at business dinners and other business functions in connection with some meetings of the Board of Directors, certain business meetings and other corporate-sponsored events, and Sysco pays, either directly or by reimbursement, all expenses associated with their spouses’ travel to and attendance at these business-related functions. Furthermore, Sysco owns fractional interests in private aircraft that are made available to members of the Board of Directors, executives and other members of management for business use, but these aircraft are not allowed to be used for personal matters. Spouses may occasionally accompany executive officers on such flights in connection with travel to and from business-related functions if there is space available on the aircraft.

Consistent with Sysco’s practices on relocation of officers, we provided Mr. Kreidler reimbursement for certain relocation and housing expenses following his hiring and appointment to serve as Executive Vice President and Chief Financial Officer at our headquarters in Houston, Texas. This amount originally included reimbursement for up to $250,000 of the first $500,000 of any loss to him on the sale of his former residence, plus an additional 35% with respect to any portion of that amount that was subject to federal income tax. Mr. Kreidler was unable to sell his former home until August 2010, at a loss of over $600,000. As a result, upon the recommendation of management and in order to mitigate this loss to Mr. Kreidler, which was much larger than originally anticipated due to the ongoing financial crisis and its impact on the housing market, the Committee approved an increase to his reimbursement amount. The Committee increased the total reimbursement amount to a maximum of $500,000, plus an additional 35% with respect to any portion of the reimbursement that is taxable for federal income tax purposes. As a result, the total reimbursement amount Sysco paid to Mr. Kreidler for the loss on the sale of his home was $380,000, plus the applicable tax-related payment.

All employees, including our named executive officers, as well as members of our Board of Directors, are also entitled to receive discounts on all products carried by Sysco and its subsidiaries. Although Sysco does provide the named executive officers with certain additional perquisites, we do not provide the named executive officers with automobiles, security monitoring or split-dollar life insurance.

Benefits Following a Change in Control

We have no “single trigger” provisions in any severance or similar agreement that would cause an immediate cash payment obligation solely as a result of a change in control of Sysco. We have included provisions regarding a change in control in several of Sysco’s benefit plans and agreements, including an immediate payout of CPUs at the maximum payout for grants under the 2004 Cash Incentive Plan and at the target payout level for grants under the 2008 Cash Incentive Plan, and 100% vesting of SERP balances, EDCP amounts, options, restricted stock and restricted stock units upon a change in control. See “Executive Compensation — Quantification of Termination/Change in Control Payments” for a detailed explanation of potential benefits under the various provisions.

Change of Control Benefits Analysis

The Committee continues to believe that these provisions preserve executive morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of Sysco. The Committee has balanced the impact of these acceleration provisions with corresponding provisions in the SERP and the EDCP that provide for a reduction in benefits to the extent they are not deductible under Section 280G of the Internal Revenue Code.

Potential Impact on Compensation of Financial Restatements

In the event of a restatement of our financial results, other than a restatement due to a change in accounting policy, it is the Committee’s policy that it will review all incentive payments made to MIP participants within the 36 months prior to the restatement on the basis of having met or exceeded specific performance targets in grants or awards made on or after May 14, 2009. If such incentive payments would have been lower had they been calculated based on the restated results, the Committee will, to the extent permitted by applicable law, seek to recoup any such excess payments for the benefit of Sysco. The MIP and

CPU grants made by the Committee for fiscal 2010 contain a contractual provision binding the grantee to this recovery right, and the Committee anticipates that future grants will contain similar provisions. The Committee has the sole discretion to determine the form and timing of the recoupment, which may include repayment from the MIP participant or an adjustment to the payout of a future incentive. In addition, the executives are subject to forfeiture of benefits under the SERP and EDCP in certain circumstances. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Income Deduction Limitations

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of non-performance-based compensation that Sysco may deduct for federal income tax purposes in any given year with respect to the compensation of each of the named executive officers other than the chief financial officer and Mr. Spitler, who retired as an executive officer prior to the end of the fiscal year. The Committee has adopted a general policy of structuring the performance-based compensation arrangements, including the MIP bonus and CPUs, in order to preserve deductibility to the extent feasible after taking into account all relevant considerations. However, the Committee also believes that Sysco needs flexibility to meet its incentive and retention objectives, even if Sysco may not deduct all of the compensation paid to the named executive officers.

Based on the factors discussed under “Annual Compensation — Base Salary” and “Longer Term Incentives,” in fiscal 2011, the Committee expects to pay Mr. DeLaney a base salary that, when aggregated with anticipated vesting of restricted stock units, will exceed $1 million in value. The Committee believes that this compensation to Mr. DeLaney is necessary in order to maintain the competiveness of his total compensation package in light of peer compensation practices, and as a result, has determined that it is appropriate even though the excess of anticipated salary plus the value of the restricted stock units vesting in fiscal 2011 over $1 million will not be deductible for federal income tax purposes.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code deals specifically with non-qualified deferred compensation plans. We have made amendments to the SERP and the EDCP, and have designed the 2008 Cash Performance Unit Plan, in order to ensure that they comply with Section 409A.

Stock Ownership Guidelines

See “Stock Ownership — Stock Ownership Guidelines” for a description of our executive stock ownership guidelines and stock retention policies. In 2010, the Committee lengthened the amount of time given to executives to achieve the required ownership levels, with the first tier ownership level to be obtained in four years (rather than three years in the prior guidelines) and the second tier ownership level to be obtained in eight years (rather than five years in the prior guidelines). The Committee’s decision to effect this change was primarily driven by its recent amendments to the MIP removing the stock match portion of the bonus, and its subsequent decision to add restricted stock units, rather than restricted stock, to its mix of longer-term incentive grants. Since shares underlying restricted stock units are not counted toward stock ownership requirements, the Committee concluded that additional time was required in order to allow current and prospective restricted stock units to vest and settle so that the shares currently underlying them may be counted toward the stock ownership requirements.

Total Compensation

In September 2010, after reviewing the Mercer and Compensation Advisory Partners reports and the Company’s fiscal 2010 performance, the Committee determined that each named executive officer’s total fiscal 2010 compensation provided the executive with adequate and reasonable compensation. The Committee also determined that each named executive officer’s total fiscal 2010 compensation was appropriate given Sysco’s performance in fiscal 2010 and the executive’s personal performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Sysco Corporation has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

  John M. Cassaday, Chairman
  Judith B. Craven
  Manuel A. Fernandez
  Phyllis S. Sewell
  Jackie M. Ward

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to each of the named executive officers — our Chief Executive Officer as of the end of fiscal 2010, our Chief Financial Officer as of the end of fiscal 2010, the four most highly compensated of the other executive officers of Sysco and its subsidiaries employed at the end of fiscal 2010, as well as one former executive officer who retired during fiscal 2010 but would have been one of the four most highly compensated other executive officers had he remained an executive officer at the end of the year. In determining the most highly compensated executive officers, we excluded the amounts shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” The “Bonus” column was intentionally omitted because no cash bonuses have been paid outside of incentive plans during the fiscal years shown below.

							Change in
							Pension
							Value
						Non-Equity	and
						Incentive	Nonqualified
						Plan	Deferred
			Stock		Option	Compen-	Compensation	All Other
	Fiscal	Salary	Awards		Awards	sation	Earnings	Compensation
Name and Principal Position	Year	($)	($)(1)(2)		($)(2)	($)(3)	($)(4)	($)(5)	Total ($)

William J. DeLaney	2010	$800,000	$880,824		$1,888,785	$1,638,230	$713,212	$12,587	$5,933,638
President and Chief	2009	620,375	—		2,941,300	$72,188	$155,784	$12,004	3,801,651
Executive Officer	2008	560,000	398,334		491,290	2,084,295	1,236,183	210,661	4,980,763

Robert C. Kreidler(6)	2010	378,766	423,740		947,895	760,000	19,552	113,522	2,643,475
Executive Vice President and	2009	n/a	n/a		n/a	n/a	n/a	n/a	n/a
Chief Financial Officer	2008	n/a	n/a		n/a	n/a	n/a	n/a	n/a

Larry G. Pulliam	2010	532,000	359,464		768,825	1,129,030	1,479,450	43,654	4,312,423
Executive Vice President,	2009	532,000	—		602,000	160,781	400,655	13,108	1,708,544
Foodservice Operations	2008	550,000	378,077		491,290	2,139,874	573,188	69,694	4,202,123

Michael W. Green(7)	2010	494,000	334,768		716,040	1,002,641	937,527	15,517	3,500,493
Executive Vice President,	2009	494,000	—		602,000	99,531	191,030	15,657	1,402,218
Foodservice Operations	2008	n/a	n/a		n/a	n/a	n/a	n/a	n/a

Stephen W. Smith(7)	2010	494,000	334,768		716,040	1,002,641	586,247	258,036	3,391,732
Former Executive Vice	2009	494,000	—		602,000	99,531	75,628	19,515	1,290,674
President, South and West	2008	n/a	n/a		n/a	n/a	n/a	n/a	n/a
U.S. Foodservice Operations

Kenneth F. Spitler	2010	730,000	754,600		1,615,680	1,830,363	797,199	4,259,455	9,987,297
Former Vice Chairman,	2009	702,625	1,800,014	(8)	1,204,000	160,781	588,905	13,256	4,469,581
President and Chief	2008	690,000	492,850		673,000	2,698,836	1,514,552	92,325	6,161,563
Operating Officer

(1)	For fiscal 2008, these amounts relate to the 28% stock match (calculated without taking into account any increases from supplemental bonus arrangements) on the MIP bonus earned with respect to fiscal 2008 and paid in the first quarter of fiscal 2009. With respect to fiscal 2008 awards issued in August 2008, we valued the shares based on the June 27, 2008 closing stock price of $28.22 per share and included cash issued in lieu of any fractional shares; however, because the shares for fiscal 2008 are not transferable by the recipient for two years from the date of issuance except in specified circumstances, they are recorded with a 12% discount. We did not issue any shares in fiscal 2009 or fiscal 2010 pursuant to the MIP. For fiscal 2010, these amounts relate to grants of restricted stock units. We valued the restricted stock units at $27.44 per share, being the closing price of our common stock on the first business day prior to the November 10, 2009 grant date.

(2)	The amounts in these columns reflect the grant date fair value of the awards. See Note 15 of the consolidated financial statements in Sysco’s Annual Report for the year ended June 28, 2008, Note 16 of the consolidated financial statements in Sysco’s Annual Report for the year ended June 27, 2009, and Note 15 of the consolidated financial statements in Sysco’s Annual Report for the year ended July 3, 2010 regarding assumptions underlying valuation of equity awards.

(3)	For fiscal 2008, these amounts include the cash portion of the MIP bonus paid in August 2008 with respect to fiscal 2008 performance, exclusive of the 28% stock match included in the “Stock Awards” column, and as adjusted by the Supplemental Bonus. We did not pay a MIP bonus for fiscal 2009 because Sysco did not achieve the required performance levels. For fiscal 2010, these amounts include the MIP bonus paid in August 2010 with respect to fiscal 2010. The amounts shown also include payments made in August 2008 for fiscal 2008, August 2009 for fiscal 2009 and August 2010 for fiscal 2010 with respect to the cash performance unit grants previously made under our 2004 Cash Performance Unit Plan. The following table shows the relative amounts attributable to each of these awards for fiscal 2010:

	Fiscal 2010	Fiscal 2010
	MIP Bonus	CPU Payouts

DeLaney	$1,520,000	$118,230
Kreidler	760,000	—
Pulliam	1,010,800	118,230
Green	938,600	64,041
Smith	938,600	64,041
Spitler	1,387,000	443,363

(4)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect above-market interest on amounts in the EDCP, and the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established by Sysco, determined using interest rate and mortality rate assumptions consistent with those used in Sysco’s financial statements. The pension plan amounts, some of which may not be currently vested, include:

•	increase in pension plan value, and
•	increase in Supplemental Executive Retirement Plan, or SERP, value.

To the extent that the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the pension plan and the SERP was a decrease, this decrease is not included in the amounts shown in the column.

The following table shows, for each named executive officer, the change in the actuarial present value for each of the pension plan and the SERP and the above-market interest on amounts in the EDCP for fiscal 2010:

	Change in		Above-Market
	Pension	Change in	Interest on
Name	Plan Value	SERP Value	EDCP

DeLaney	$117,336	$571,663	$24,213
Kreidler	19,552	—	—
Pulliam	123,335	1,334,489	21,626
Green	101,508	836,019	—
Smith	157,084	429,163	—
Spitler	158,958	638,241	—

(5)	Fiscal 2010 amounts include the following:

a.	for Mr. Pulliam, a deferred match payment of $30,324, being 15% of the first 20% of the annual incentive bonus which he elected to defer under the Executive Deferred Compensation Plan, (the terms of this plan are described in more detail under “Non-Qualified Deferred Compensation”);
b.	the full amount paid for life insurance coverage for each individual (the excess coverage over the amounts paid for other employees is not determinable since the deductibles and coverages may be different);
c.	the amount of 401(k) Plan matching contributions paid in August 2010 with respect to the 2010 fiscal year;

d.	with respect to Mr. Smith, a cash payment of $250,000 paid pursuant to his Early Retirement and Transition Agreement, plus the estimated value of certain electronics and computer equipment that he was allowed to retain pursuant to such agreement;

e.	with respect to Mr. Spitler, an estimated $4,246,168 to be paid in 24 monthly installments pursuant to his Retirement and Transition Agreement, plus the estimated value of certain electronics that he was allowed to retain pursuant to such agreement; and

f.	the following perquisites and personal benefits (with the exception of Mr. Kreidler, the aggregate value of all perquisites and personal benefits received by each named executive officer in fiscal 2010 was less than $10,000) :

•	the amount paid for accidental death and dismemberment insurance coverage,
•	the amount paid for long-term care insurance,
•	the amount reimbursed to the individual for annual medical exams,
•	the amounts paid for long-term disability coverage under the company’s disability income plan,
•	payment of fees by Sysco related to the preparation of foreign tax returns required to be filed by the executive for attendance at meetings or other travel related to Sysco business in foreign jurisdictions,

•	the amount paid for spousal travel in connection with business events, which amounts reflect only commercial travel; no incremental costs were incurred in connection with travel of spouses on the company plane with executive officers to and from business events,
•	the estimated amount paid for spousal meals in connection with business events, and
•	with respect to Mr. Kreidler, who joined Sysco in October 2010, reimbursement of $70,261 for certain expenses incurred in connection with his move to Sysco, including rent in Houston pending the sale of his former home, plus payments totaling $24,591 to defray a portion of his tax liability related to such reimbursements.

Except for reimbursement of expenses incurred by Mr. Kreidler in relation to his move, no named executive officer received any single perquisite or personal benefit with respect to fiscal 2010 with a value greater than $25,000. Except as set forth above, no named executive officer received any other item of compensation with respect to fiscal 2010 required to be disclosed in this column with a value of $10,000 or more.

(6)	Compensation for Mr. Kreidler is provided only for fiscal 2010 because he was not employed by Sysco in fiscal 2008 and fiscal 2009.

(7)	Compensation for Messrs. Green and Smith is provided only for fiscal 2009 and fiscal 2010 because neither was a named executive officer in fiscal 2008.

(8)	The amount shown represents the grant date fair value of the January 2009 restricted stock grant of 75,822 shares we made to Mr. Spitler. See Note 16 of the consolidated financial statements in Sysco’s Annual Report for the year ended June 27, 2009 regarding assumptions underlying valuation of equity awards. We granted these shares of restricted stock, which were to vest in equal portions on January 17 of 2010, 2011 and 2012, under our 2007 Stock Incentive Plan. Because Mr. Spitler’s retired on June 28, 2010, he has forfeited the unvested shares except for 12,637 shares that will vest on January 17, 2011 per the terms of his Transition and Early Retirement Agreement.

Grants of Plan-Based Awards

The following table provides information on CPU grants, stock options, restricted stock units and MIP awards granted during fiscal 2010 to each of the named executive officers.

									All
								All	Other			Grant
								Other	Option			Date
								Stock	Awards:		Closing	Fair
				Number				Awards:	Number	Exercise	Market	Value
				of				Number	of	or Base	Price	of
				Shares,				of	Securities	Price	on the	Stock
				Units	Estimated Future Payouts Under			Shares of	Under-	of	Date	and
			Committee	or	Non-Equity Incentive Plan Awards			Stock or	lying	Option	of	Option
	Grant		Action	Other	Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Date		Date	Rights	($)	($)	($)	(#)(1)	(#)(2)	($/Sh)(3)	($)	($)(4)

DeLaney	11/10/09	(5)		25,143	$220,001	$880,005	$1,320,008
	11/10/09								352,000	$27.44	$27.16	$1,615,680
	11/10/09							32,100				880,824
	5/20/10	(6)			200,000	1,500,000	2,500,000
Kreidler	10/5/09	(7)			80,000	800,000	1,320,000
	10/5/09		9/24/09						75,000	24.38	24.52	303,000
	10/5/09		9/24/09					5,000				121,900
	11/10/09	(5)		8,571	74,996	299,985	449,978
	11/10/09								120,000	27.44	27.16	550,800
	11/10/09							11,000				301,840
	5/20/10	(6)			105,000	787,500	1,312,500
Pulliam	11/10/09	(5)		10,241	89,609	358,435	537,653
	11/10/09								143,500	27.44	27.16	658,665
	11/10/09							13,100				359,464
	5/20/10	(6)			110,000	825,000	1,375,000
Green	11/10/09	(5)		9,510	83,213	332,850	499,275
	11/10/09								133,500	27.44	27.16	612,765
	11/10/09							12,200				334,768
	5/20/10	(6)			110,000	825,000	1,375,000
Smith	11/10/09	(5)(8)		9,510	83,213	332,850	499,275
	11/10/09								133,500	27.44	27.16	612,765
	11/10/09							12,200				334,768
Spitler	11/10/09	(5)(8)		21,509	188,204	752,815	1,129,223
	11/10/09								301,500	27.44	27.16	1,383,885
	11/10/09							27,500				754,600

(1)	The restricted stock units granted to named executive officers under the 2007 Stock Incentive Plan during fiscal 2010 vest one-third per year for three years beginning on the first anniversary of the grant date. Vesting is contingent upon executive’s continued service with the company, except that the restricted stock units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the restricted stock units will vest immediately upon executive’s death or a change in control of the company. In addition, the executive will forfeit all of his unvested restricted stock units if the Committee finds by a majority vote that, either before or after termination of his employment, he:

•	committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and by any such act, damaged us or our subsidiaries;
•	disclosed our trade secrets; or
•	participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Code of Conduct or that would have violated our Code of Conduct had he been an employee when he engaged in the prohibited activity.

With respect to Mr. Kreidler’s sign-on grant effective October 2009, the restricted stock units will vest immediately upon his termination of employment due to retirement in good standing or disability.

(2)	The options granted to the named executive officers under the 2007 Stock Incentive Plan during fiscal 2010 vest 20% per year for five years beginning on the first anniversary of the grant date. If an executive retires in good standing or leaves our employment because of disability, his options will remain in effect, vest and be exercisable in accordance with their terms as if he had remained employed. If an executive dies during the term of his option, all unvested options will vest immediately and may be exercised by his estate at any time until the earlier to occur of three years after his death, or the option’s termination date. In addition, an executive will forfeit all of his unexercised options if the Committee finds by a majority vote that, either before or after termination of his employment, he:

•	committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and by any such act, damaged us or our subsidiaries;
•	disclosed our trade secrets; or
•	participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Code of Conduct or that would have violated our Code of Conduct had he been an employee when he engaged in the prohibited activity.

(3)	We granted all of these options under our 2007 Stock Incentive Plan, which directs that the exercise price of all options is the closing price of our stock on the New York Stock Exchange on the first business day prior to the grant date.

(4)	We determined the estimated grant date present value for the options issued on November 10, 2009 of $4.59 per share using a modified Black-Scholes pricing model. In applying the model, we assumed a volatility of 25.30%, a 2.33% risk-free rate of return, a dividend yield at the date of grant of 3.58% and a 5.1-year expected option life. We determined the estimated grant date present value for the options issued to Mr. Kreidler on October 5, 2009 of $4.04 per share using a similar model, except that we used an assumed 2.23% risk-free rate of return based on the rates in effect as of the grant date. In either case, we did not assume any option exercises or risk of forfeiture during the 5.1-year expected option life in determining the valuation of the option awards. Had we done so, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized, if any, will be at or near the value estimated by the modified Black-Scholes model.

We valued the restricted stock units granted on November 10, 2009 at $27.44 per share, being the closing price of our common stock on the first business day prior to the grant date. We valued the restricted stock units granted to Mr. Kreidler on October 5, 2009 at $24.38 per share, being the closing price of our common stock on the first business day prior to the grant date.

(5)	These amounts relate to cash performance units with a three-year performance period that we granted under our 2008 Cash Performance Unit Plan.

(6)	These amounts relate to MIP awards made during fiscal 2010 with respect to fiscal 2011. The minimum bonus amount if the threshold criteria are satisfied is 20% of the named executive officer’s annual salary as of the end of the fiscal year. The target bonus is approximately 150% of the named executive officer’s annual salary as of the end of the fiscal year and the maximum bonus is 250% of the named executive officer’s annual salary as of the end of the fiscal year.

(7)	These amounts relate to Mr. Kreidler’s MIP award made at the time of his hiring with respect to fiscal 2010. The award was made on the same basis as the May 2009 grants to the other named executive officers, but pro-rated based on the portion of the year he was employed by Sysco. The minimum bonus amount if the threshold criteria are satisfied is 20% of the named executive officer’s annual salary as of the end of the fiscal year. The target bonus is approximately 200% of the named executive officer’s annual salary as of the end of the fiscal year and the maximum bonus is 330% of the named executive officer’s annual salary as of the end of the fiscal year.

(8)	Recipients of awards under Sysco’s 2008 CPU Plan whose employment terminates due to retirement or death will receive a pro-rata payment based upon the number of years during which the recipient was actively employed during the relevant performance period. Because Messrs. Smith and Spitler retired during the fiscal year in which these awards were granted, they will only be eligible to receive one-third of the amounts listed for these CPU awards.

Cash Performance Unit Plans

The Sysco Corporation 2004 Cash Performance Unit Plan was formerly known as the Sysco Corporation 2004 Mid-Term Incentive Plan and the Sysco Corporation 2004 Long-Term Incentive Cash Plan, and is referred to herein as the “2004 Cash Performance Unit Plan.” The 2004 Cash Performance Unit Plan provides certain key employees, including the named executive officers, the opportunity to earn cash incentive payments based on pre-established performance criteria over performance periods of at least three years. We refer to these units as “CPUs.” The Committee currently makes grants annually for performance periods ending at the end of the third fiscal year, including the year of grant. We made the last grants under the 2004 plan on September 11, 2008, and the plan was replaced with the 2008 Cash Performance Unit Plan in November 2008. In September 2009, the 2008 Plan was amended so that, in the event of the death of a participant, payments would be determined using Sysco’s performance for the entire three-year performance period, instead of being generally determined using the number of completed fiscal years the participant was actively employed during the three-year performance period, and to provide that payments following a change of control are based on target performance values rather than maximum values. Also, the amendment provided that participants whose employment terminates due to retirement or death will receive a pro-rata payment based upon the number of years during which the participant was actively employed during the relevant performance period. With respect to the compensation of the named executive officers, the 2008 plan is identical in all material respects to the 2004 plan, except with respect to benefits following certain termination events or a change in control, as discussed below. The Committee made CPU grants in November 2009 under the 2008 Plan and future CPU grants to the named executive officers will be made pursuant to the 2008 Plan. Beginning with the grants made in fiscal 2010, the Committee began the practice of setting the performance goals for the awards during the first ninety days of the fiscal year and granting individual awards at its meeting the following November. The 2008 Plan will expire on November 30, 2014, unless sooner terminated by the Board.

Under the plans, the Committee may select performance goals from those specified in the plan, based on the performance of Sysco generally or on the performance of subsidiaries or divisions. With respect to the grants in fiscal 2008 that we paid in August 2010 and all currently outstanding corporate grants, the Committee set performance criteria based on the average increases in Sysco’s earnings per share and sales over the performance periods. See below regarding certain adjustments to these measures. In addition to the awards that the named executives received in fiscal 2008 and that we paid to them in August 2010, as discussed in footnote (3) to the Summary Compensation Table, as of September 14, 2010, the named executives held cash performance unit grants in the amounts and for the performance periods set forth below:

		Number of
	Fiscal Year in	Performance		Payout Amount
Name	Which Granted	Units Held	Performance Period	Minimum		Target		Maximum

DeLaney	2010	25,143	6/28/2009-6/30/2012	$220,001		$880,005		$1,320,008
	2009	18,000	6/29/2008-7/2/2011	157,500		630,000		945,000
Kreidler	2010	8,571	6/28/2009-6/30/2012	74,996		299,985		449,978
Pulliam	2010	10,241	6/28/2009-6/30/2012	89,609		358,435		537,653
	2009	15,000	6/29/2008-7/2/2011	131,250		525,000		787,500
Green	2010	9,510	6/28/2009-6/30/2012	83,213		332,850		499,275
	2009	15,000	6/29/2008-7/2/2011	131,250		525,000		787,500
Smith	2010	9,510	6/28/2009-6/30/2012	27,738	*	110,950	*	166,425	*
	2009	15,000	6/29/2008-7/2/2011	131,250		525,000		787,500
Spitler	2010	21,509	6/28/2009-6/30/2012	62,735	*	250,938	*	376,408	*
	2009	40,000	6/29/2008-7/2/2011	350,000		1,400,000		2,100,000

*	Recipients of awards under Sysco’s 2008 CPU Plan whose employment terminates due to retirement or death will receive a pro-rata payment based upon the number of years during which the recipient was actively employed during the relevant performance period. Because Messrs. Smith and Spitler retired during the fiscal year in which these awards were granted, they will only be eligible to receive one-third of the amounts listed for these CPU awards and the amounts shown reflect such adjusted amounts.

Following the conclusion of each three-year performance period, if we meet the relevant performance criteria, we will pay each named executive an amount obtained by multiplying the number of performance units that the executive received by the $35 value assigned to each unit and then multiplying the resulting product by a specified percentage. Each of the outstanding CPU grants, as well as those paid in August 2010, contains a sliding scale for each component for each of the performance periods as follows:

•	one-half of the payout is based on average growth in net earnings per share

◦	with respect to the 7/1/2007-7/3/2010 performance period, this is basic earnings per share and with respect to the 6/29/2008-7/2/2011 and 6/28/2009- 6/30/2012 performance periods, this is fully diluted earnings per share;

plus

•	one-half of the payout is based on average increase in sales.

All of these performance measures relate to performance for completed fiscal years. For period to period comparisons, we compare results in accordance with generally accepted accounting principles applied on a consistent basis, and we adjust them for any fiscal year containing 53 weeks. Samples of the payment criteria and payout percentages, including the threshold, target and maximum payment criteria and payout percentages, for each component of the outstanding corporate grants are set forth below. The amounts shown reflect a simplified grid of payment criteria and payout amounts; they do not include incremental criteria and payouts between the amounts shown. Between the levels shown in the table, the payout percentage increases incrementally, approximately in proportion to increases in the criteria. The minimum percentage payout would be 25% if only one of the performance criteria is satisfied at the minimum level and the maximum percentage payout would be 150% if the maximum levels for both criteria are satisfied. As an example, achievement of 12% earnings per share growth and 6% sales growth for the corporate CPUs covering the fiscal years 2008-2010 would have resulted in an 87.5% payout, determined by adding 62.5% and 25%, or $30.625 per unit, determined by multiplying 87.5% by $35 per unit.

	Part 1 — Growth in Earnings Per Share
Fiscal Years	Minimum		Target		Maximum

2010-2012	6%	7.5%	9%	10.5%	12% and up
2009-2011	8%	10%	12%	14%	16% and up
2008-2010 (paid August 2010)	6%	8%	10%	12%	14% and up
Applicable Payout	25%	37.5%	50%	62.5%	75%

PLUS

	Part 2 — Growth in Sales
Fiscal Years	Minimum		Target		Maximum

2010-2012	4%	5%	6%	7%	8% and up
2009-2011	6%	7%	8%	9%	10% and up
2008-2010 (paid August 2010)	6%	7%	8%	9%	10% and up
Applicable Payout	25%	37.5%	50%	62.5%	75%

We will make all payments due with respect to the cash performance units in cash. No payments made under the Cash Performance Unit Plans to any named executive in any fiscal year may be higher than 1% of Sysco’s earnings before income taxes, as publicly disclosed in the “Consolidated Results of Operations” section of Sysco’s 10-K for the fiscal year ended immediately before the applicable payment date.

Benefits upon Termination or Change in Control under the 2004 Plan

If the executive’s employment terminates during a performance period because the executive retires in good standing or leaves our employment due to disability, the executive will nonetheless receive the specified payment on the applicable payment date, as if he remained employed on that date. If the executive dies during the performance period, we will reduce the number of performance units that we awarded to the executive by multiplying the number of performance units we initially awarded to the executive by a fraction, the numerator being the number of months in the performance period during which the executive was an active employee of Sysco for at least 15 days of the month and the denominator being the number of months in the performance period. If the executive’s employment terminates before the end of the performance period for any reason other than retirement in good standing, death or disability, we will cancel the executive’s performance units, and the executive will not receive any payments under the plan with respect to the cancelled performance units. The plan provides that if a change in control occurs during a performance period we will pay the executive the maximum amount payable under the plan for the executive’s performance units for that performance period, as if the highest performance levels had been achieved.

Benefits upon Termination or Change in Control under the 2008 Plan

If the executive’s employment terminates during a performance period because the executive leaves our employment due to disability, the executive will nonetheless receive the specified payment on the applicable payment date, as if he remained employed on that date. If the executive’s employment terminates during a performance period because the executive retires in good standing or due to the executive’s death, the executive will receive the specified payment on the applicable payment date, as if he remained employed on that date, reduced on a pro-rata basis based on the number of years during which the executive was actively employed during the applicable three-year performance period. The executive will get credit for a fiscal year if the executive was actively employed by Sysco at any time during a relevant fiscal year. If the executive’s employment terminates before the end of the performance period for any reason other than retirement in good standing, death or disability, we will cancel the executive’s performance units, and the executive will not receive any payments under the plan with respect to the cancelled performance units. The plan provides that if a change in control occurs during a performance period we will pay the executive the target amount payable under the plan for the executive’s performance units for that performance period, as if the target performance levels had been achieved.

Material Differences between the 2004 Plan and the 2008 Plan

With respect to payments upon the retirement of a participant, the 2008 Plan provides that CPUs awarded to a participant for a performance period will be reduced on a pro-rata basis based on the number of years during which the participant was actively employed during the applicable three-year performance period prior to the participant’s retirement in good standing from Sysco. The participant will get credit for a fiscal year if the participant was actively employed by Sysco at any time during a relevant fiscal year. The 2004 Plan provided that a participant who retired in good standing during a performance period would be entitled to a payment for all CPUs awarded to the participant based on the performance of Sysco for the relevant three-year performance period. With respect to payments upon the death of a participant, the 2008 Plan provides that the CPUs awarded to a participant for a performance period will be reduced on a pro-rata basis based on the number of years during which the participant was actively employed during the applicable three-year performance period prior to the participant’s death. The participant will get credit for a fiscal year if the participant was actively employed by Sysco at any time during a relevant fiscal year. Also, the 2008 Plan provides that the payment amount for the CPUs shall be determined using the performance of Sysco for the entire three-year performance period and that payments shall be made to the participant’s beneficiary on the payment date for each relevant three-year performance period. The 2004 Plan provided that the participant’s CPUs would be reduced based on the number of full months the participant was employed during the relevant three-year performance period and that the payment amount for the participant’s CPUs would be determined using the performance of Sysco based on the number of completed fiscal years during the performance period and any fiscal years for which the participant was employed for at least six months. In addition, under the 2004 Plan, the participant was not entitled to any payment if the participant died within six months of the start of any three-year performance period. With respect to payments upon a change in control, the 2008 Plan provides that the payment amount for the CPUs following a change of control of Sysco will be determined assuming that Sysco achieved the target amount with respect to each performance goal for the relevant performance period. Payments following a change in control under the 2004 Plan were based upon achievement of maximum levels of performance. Also, the 2008 Plan includes a provision implementing Sysco’s clawback policy.

Management Incentive Plans

Our 2005 Management Incentive Plan and our 2009 Management Incentive Plan provide key executives, including the named executive officers, with the opportunity to earn bonuses through the grant of annual performance-based bonus awards, payable in cash. The Committee generally makes bonus awards under the plan in May or June prior to the beginning of the fiscal year to which they relate and we pay amounts owed under such awards in August following the conclusion of such fiscal year. Bonus opportunities awarded to corporate participants, including the named executive officers, under the MIP may be based on any one or more of the following:

•	return on stockholders’ equity and increases in earnings per share;
•	return on capital and/or increases in pretax earnings of selected divisions or subsidiaries; and
•	one or more specified Sysco, division or subsidiary performance factors described in the plan.

All of these performance measures relate to performance for completed fiscal years or multiple completed fiscal year periods. For period to period comparisons, we compare results in accordance with generally accepted accounting principles applied on a consistent basis, and we adjust them for any fiscal year containing 53 weeks. The Committee has the discretion to determine which performance factors will be used for a particular award and the relative weights of the factors. No named executive officer may receive an aggregate bonus for any given fiscal year under the MIP in excess of $10,000,000. The Committee will determine and pay all bonuses within 90 days following the end of the fiscal year for which the bonus was earned.

For the fiscal 2010 awards, we calculated the bonus utilizing a matrix based upon Sysco’s annual percentage increase in fully diluted earnings per share and its three-year average return on capital. The scale on the X-axis for the percentage increase in earnings per share began at 4% and continued indefinitely, while the corresponding scale on the Y-axis for three-year average return on capital began at 10% and also continued indefinitely; however, the maximum bonus that we could pay pursuant to this award was 330% of base salary. Where the two scales intersected determined the payout percentage of base salary. We would not have paid a bonus under the fiscal 2010 awards unless Sysco achieved at least a 4% increase in earnings per share and a 10% three-year average return on capital. For the fiscal 2010 awards, the three-year average return on capital was calculated using fiscal 2008, 2009 and 2010. The average return on capital for fiscal 2008 and 2009 was 20.9% and 18.9%, respectively. For fiscal 2010, we paid a MIP bonus of 190%, based on an increase in fully diluted earnings per share of 10.2% and a three-year average return on capital for fiscal 2008, 2009 and 2010 (adjusted to reflect a comparable 52-week basis) of 19.5%.

For the awards we made in May 2010 with respect to fiscal 2011, we calculate the bonus utilizing a matrix based upon Sysco’s annual percentage increase in fully diluted earnings per share and its three-year average return on capital. The scale on the X-axis for the percentage increase in earnings per share begins at 2% and continues indefinitely, while the corresponding scale on the Y-axis for three-year average return on capital begins at 11% and also continues indefinitely; however, the maximum bonus that we will pay pursuant to this award is 250% of base salary. Where the two scales intersect determines the payout percentage of base salary. We will pay no bonus unless Sysco achieves at least a 2% increase in earnings per share and an 11% three-year average return on capital. For the fiscal 2011 awards, the three-year average return on capital will be calculated using fiscal 2009, 2010 and 2011. The average return on capital for fiscal 2009 and 2010 (adjusted to reflect a comparable 52-week basis) was 18.9% and 18.8%, respectively.

A simplified version of the matrices for determining fiscal 2010 and 2011 payment amounts is set forth below. The criteria and payout percentage increase incrementally between the levels shown in the matrices below. Numbers shown in the bodies of the matrices are percentages applied to base salary in effect at the end of fiscal year.

	Fiscal 2010 MIP Awards
	Percentage Increase in Earnings per Share
3-Year Average Return on Capital	4%	6%	8%	10%	12%	14%	16%	18%	20%+

10%	20	60	80	100	120	140	160	170	180
12%	40	80	100	120	140	160	180	190	200
14%	60	100	120	140	160	180	200	210	220
16%	80	120	140	160	180	200	220	230	240
18%	100	140	160	180	200	220	240	250	260
20%	100	140	180	200	220	240	260	270	280
22%	100	140	180	220	240	260	280	290	300
24%	100	140	180	220	260	280	300	310	320
25%+	100	140	180	220	260	290	310	320	330

	Fiscal 2011 MIP Awards
	Percentage Increase in Earnings per Share
3-Year Average Return on Capital	2%	4%	6%	8%	10%	12%	14%	16%	18%	20%+

11%	20	25	65	85	105	125	140	150	160	170
12%	25	30	70	90	110	130	145	155	165	175
13%	30	40	80	100	120	140	155	165	175	185
14%	35	50	90	110	130	150	165	175	185	195
15%	40	60	100	120	140	160	175	185	195	205
16%	50	70	110	130	150	170	185	195	205	215
17%	60	80	120	140	160	180	195	205	215	225
18%	70	90	130	150	170	190	205	215	225	235
19%	75	100	140	160	180	200	215	225	235	245
20%+	80	105	145	165	185	205	220	230	240	250

If, during the fiscal year, the sale or exchange of an operating division or subsidiary results in the recognition of a net-after tax gain, the Committee has the discretion to reduce the bonus payable under the awards. However, the bonus cannot be reduced to an amount less than the bonus otherwise payable if we had not taken into account the net-after tax gain from the sale or exchange. See “Compensation Discussion and Analysis — Management Incentive Plan” and” — Potential Impact on Compensation of Financial Restatements,” for a discussion of certain clawback arrangements contained in the fiscal 2011 MIP awards and the Committee’s clawback policy.

Mr. DeLaney’s fiscal 2011 MIP award agreement provides that in addition to satisfying the objective performance goals in the grid above, 20% of his total fiscal 2011 MIP bonus will also be subject to his having achieved the following non-financial goals for fiscal 2011:

•	Continue to make progress on the strategic project per the submitted plan;
•	Make significant progress in improving customer retention;
•	Create teams to investigate and position Sysco to be ready to make acquisitions detailed in the strategic plan, if warranted;
•	Communicate broadly the strategic direction of the corporation to all of the stakeholders; and
•	Make continued strides toward the human capital plan and succession planning.

Material Differences between the 2005 Plan and the 2009 Plan

The 2009 Plan allows for the Compensation Committee to make certain permissible deviations from a GAAP standard and permissible methods for modifying bonus formulas after the first 90 days of the applicable fiscal year in order to give the Compensation Committee additional flexibility in structuring performance metrics. Application of any permissible deviations from a GAAP standard or changes to any performance metrics with respect to “covered employees” under Section 162(m) of the Internal Revenue Code is limited to circumstances where any deviations from GAAP are objectively determinable and the modification of performance metrics complies with the “performance based compensation” exception under Section 162(m) of the Internal Revenue Code. The 2009 Plan also added a provision implementing Sysco’s clawback policies. Additionally, the 2009 Plan added the following performance metrics that were not contained in the 2005 Plan: return on assets, total shareholder return, improvements in certain financial measures (including working capital and the ratio of sales to net working capital), and general comparisons with other peer companies or industry groups or classifications.

Outstanding Equity Awards at Fiscal Year-End

While the 2007 Stock Incentive Plan, and its predecessor, the 2004 Stock Option Plan, allow for options to vest and become exercisable in no more than one-third increments each year, grants under the plans have generally vested and become exercisable in five equal annual installments beginning one year after the grant date to create a longer-term incentive for the executives. The restricted stock units that have been granted pursuant to the 2007 Stock Incentive Plan vest 1/3 per year over three years. The 2007 Stock Incentive Plan allows the Committee the discretion to grant stock options, restricted stock, and restricted stock units, as well as other stock-based awards.

According to the terms of the 2004 and 2007 Plans, the exercise price of options may not be less than the fair market value on the date of the grant, which is defined in our plans as the closing price of our common stock on the New York Stock Exchange on the business day preceding the grant date. Our stock plans specifically prohibit repricing of outstanding grants without stockholder approval. The Committee now grants all of our stock options and restricted stock units pursuant to our equity grant guidelines. Pursuant to our equity grant guidelines, the Committee will generally make option and restricted stock unit grants on the second Tuesday in November each year. This is a date when we are typically in a trading “window” under our Policy on Trading in Company Securities. For fiscal 2011, this would mean a grant date of November 9; however, we anticipate issuing equity awards on Thursday, November 11, when the Compensation Committee and Board of Directors will be holding their regular meetings. The guidelines also establish timelines for granting equity awards related to acquisitions or newly-hired key employees, which require that the Committee generally make the grants within 90 days of the event. The guidelines also establish procedures for the Committee’s action in the event that any of these pre-established dates/time periods conflict with an unanticipated trading blackout period related to material non-public information. The guidelines provide that the Committee should generally make equity grants at a point in time when we have publicly disseminated all material information likely to affect the trading price of Sysco’s common stock. Under the guidelines, the Committee will generally not make grants during a period preceding an anticipated event that is likely to cause a substantial increase or a substantial decrease in the trading price of Sysco’s common stock, such as an earnings release. The Committee will generally authorize and make equity grants during normal trading windows. If we have grants scheduled to occur outside of a normal trading window or when Sysco is in possession of material non-public information, then:

•	management must inform the Committee or the Board of Directors, as the case may be, of all material information in its possession regarding Sysco; and
•	if, in the Committee’s or Board’s judgment, such information is reasonably likely to affect the trading price of Sysco’s common stock, then due consideration should be given to the number and exercise price of options and the number of any equity grants that may be granted in light of such material non-public information.

The following table provides information on each named executive officer’s stock option, restricted stock and restricted stock unit grants outstanding as of July 3, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards(1)
								Market
		Number of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying				Units of	Units of
		Unexercised	Unexercised		Option	Option	Stock That	Stock That
		Options	Options		Exercise	Expiration	Have Not	Have Not
Name	Date Granted	(#) Exercisable	(#) Unexercisable		Price($)	Date	Vested (#)	Vested ($)

DeLaney	November 2009						32,100 (2)	$907,467
	November 2009	—	352,000	(3)	$27.4400	11/9/2016
	February 2009	64,400	257,600	(4)	$23.3600	2/10/2016
	November 2008	25,000	100,000	(5)	24.9900	11/10/2015
	November 2007	29,200	43,800	(6)	33.3900	11/12/2014
	September 2006	8,700	5,800	(7)	31.7000	9/6/2013
	September 2005	10,080	2,520	(8)	33.0100	9/7/2012
	September 2004	5,000	—		32.1900	9/1/2011
	September 2003	12,500	—		31.7500	9/10/2013
	September 2002	30,000	—		30.5700	9/11/2012
	September 2001	11,000	—		27.7900	9/10/2011

	Option Awards						Stock Awards(1)
									Market
		Number of	Number of				Number of		Value of
		Securities	Securities				Shares or		Shares or
		Underlying	Underlying				Units of		Units of
		Unexercised	Unexercised		Option	Option	Stock That		Stock That
		Options	Options		Exercise	Expiration	Have Not		Have Not
Name	Date Granted	(#) Exercisable	(#) Unexercisable		Price($)	Date	Vested (#)		Vested ($)

Kreidler	November 2009						11,000	(2)	$310,970
	November 2009	—	120,000	(3)	$27.4400	11/9/2016
	October 2009						5,000	(9)	$141,350
	October 2009	—	75,000	(10)	$24.3800	10/4/2016
Pulliam	November 2009						13,100	(2)	$370,337
	November 2009	—	143,500	(3)	$27.4400	11/9/2016
	November 2008	20,000	80,000	(5)	24.9900	11/10/2015
	November 2007	29,200	43,800	(6)	33.3900	11/12/2014
	September 2006	43,800	29,200	(7)	31.7000	9/6/2013
	September 2005	58,400	14,600	(8)	33.0100	9/7/2012
	September 2004	26,000	—		32.1900	9/1/2011
	September 2003	45,000	—		31.7500	9/10/2013
	September 2002	50,000	—		30.5700	9/11/2012
	September 2001	37,000	—		27.7900	9/10/2011
Green	November 2009						12,200	(2)	$344,894
	November 2009	—	133,500	(3)	$27.4400	11/9/2016
	November 2008	20,000	80,000	(5)	24.9900	11/10/2015
	November 2007	15,600	23,400	(6)	33.3900	11/12/2014
	September 2006	23,400	15,600	(7)	31.7000	9/6/2013
	September 2005	31,200	7,800	(8)	33.0100	9/7/2012
	September 2004	26,000	—		32.1900	9/1/2011
	September 2003	20,000	—		31.7500	9/10/2013
	September 2002	22,000	—		30.5700	9/11/2012
	September 2001	37,000	—		27.7900	9/10/2011
	September 2000	4,768	—		20.9688	9/6/2010
Smith	November 2009						12,200	(2)	$334,894
	November 2009	—	133,500	(3)	$27.4400	11/9/2016
	November 2008	20,000	80,000	(5)	24.9900	11/10/2015
	November 2007	15,600	23,400	(6)	33.3900	11/12/2014
	September 2006	23,400	15,600	(7)	31.7000	9/6/2013
	September 2005	31,200	7,800	(8)	33.0100	9/7/2012
	September 2004	26,000	—		32.1900	9/1/2011
	September 2003	45,000	—		31.7500	9/10/2013
	September 2002	50,000	—		30.5700	9/11/2012
	September 2001	37,000	—		27.7900	9/10/2011
	September 2000	15,000	—		20.9688	9/6/2010
Spitler	November 2009						27,500	(2)	$777,425
	November 2009	—	301,500	(3)	$27.4400	11/9/2016
	January 2009						12,637	(11)	$357,248
	November 2008	40,000	160,000	(5)	24.9900	11/10/2015
	November 2007	40,000	60,000	(6)	33.3900	11/12/2014
	September 2006	43,800	29,200	(7)	31.7000	9/6/2013
	September 2005	58,400	14,600	(8)	33.0100	9/7/2012
	September 2004	40,000	—		32.1900	9/1/2011
	September 2003	70,000	—		31.7500	9/10/2013
	September 2002	75,000	—		30.5700	9/11/2012
	September 2001	65,000	—		27.7900	9/10/2011
	September 2000	24,000	—		20.9688	9/6/2010

(1)	Pursuant to the MIP agreements, we have historically paid the annual bonus in the first quarter of the fiscal year following the year for which we have awarded the bonus, and for fiscal years prior to fiscal 2009, we made an automatic 28% stock match on the cash portion of the MIP bonus, without taking into account any increase from the supplemental bonus. The shares issued to the named executive officers pursuant to the MIP matching component were “vested” at the time of issuance, but are not transferable by the named executive officers for two years following receipt, and are subject to certain rights of Sysco to require forfeiture of the shares in the event of termination of employment other than by death, retirement in good standing or disability. The named executive officers receive dividends on the shares during the two-year restricted period. The aggregate number and dollar value, calculated using the closing price of our common stock on July 2, 2010 of

$28.27, of all shares subject to such two-year restrictions held as of the last day of fiscal 2010 by the named executive officers were as follows:

	Aggregate
	Number of Shares	Dollar Value

DeLaney	16,039	$453,423
Pulliam	15,224	430,382
Green	14,136	399,625

The restrictions on these shares for Messrs. Smith and Spitler lapsed upon their retirement in good standing.

(2)	These restricted stock units vest in equal portions on November 10 of 2010, 2011 and 2012 and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.

(3)	These options vest in equal portions on November 10 of 2010, 2011, 2012, 2013 and 2014.

(4)	These options vest in equal portions on February 11 of 2011, 2012, 2013 and 2014.

(5)	These options vest in equal portions on November 11 of 2010, 2011, 2012 and 2013.

(6)	These options vest in equal portions on November 13 of 2010, 2011 and 2012.

(7)	These options vest in equal portions on September 7 of 2010 and 2011.

(8)	These options vest on September 8, 2010.

(9)	These restricted stock units vest in equal portions on October 5 of 2010, 2011 and 2012 and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon Mr. Kreidler’s continued service with the company, except that the units will vest immediately upon Mr. Kreidler’s retirement in good standing, death, disability, or a change in control of the company.

(10)	These options vest in equal portions on October 5 of 2010, 2011, 2012, 2013 and 2014.

(11)	These shares of restricted stock vest on January 17, 2011, but are subject to transfer restrictions and a risk of forfeiture if, prior to the vesting date, Mr. Spitler violates his non-compete and other covenants contained in his Transition and Early Retirement Agreement effective February 4, 2010.

All of the option awards listed above provide that if the executive’s employment terminates as a result of retirement in good standing or disability, the option will remain in effect, vest and be exercisable in accordance with its terms as if the executive remained an employee of Sysco. Awards granted in 2002 and later provide that all unvested options will vest immediately upon the executive’s death. Furthermore, the options provide that the executive’s estate or designees may exercise the options at any time within three years after his death for grants made in 2005 and later and within one year after his death for grants made prior to 2005, but in no event later than the original termination date.

All of the options above provide for the vesting of unvested options upon a change in control. In addition, grants made in 2005 and later provide that if the named executive’s employment is terminated other than for cause, during the 24 month period following a change in control, the outstanding options under the plans will be exercisable to the extent the options were exercisable as of the date of termination for 24 months after employment termination or until the expiration of the stated term of the option, whichever period is shorter.

Option Exercises and Stock Vested

The following table provides information with respect to aggregate option exercises and the vesting of stock awards during the last fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

DeLaney	—	—	—	—
Kreidler	—	—	—	—
Pulliam	29,000	$178,593	—	—
Green	—	—	—	—
Smith	6,443	43,353	—	—
Spitler	18,000	145,956	25,274	$710,958

(1)	We computed the value realized on exercise based on the difference between the closing price of Sysco’s common stock on the day of exercise and the exercise price.

(2)	We computed the value realized upon vesting by multiplying the number of shares of stock that vested by the closing price of Sysco’s common stock on the first business day preceding the vesting date.

Pension Benefits

Sysco maintains two defined benefit plans. One is the Sysco Corporation Retirement Plan, or pension plan, which is intended to be a tax-qualified plan under the Internal Revenue Code. The second is the Sysco Corporation Supplemental Executive Retirement Plan, or SERP, which is not a tax-qualified plan. The following table shows the years of credited service for benefit accumulation purposes and present value of the accumulated benefits for each of the named executive officers under each of the pension plan and SERP as of July 3, 2010. No named executive officer received payments under either defined benefit plan during the last fiscal year.

		Number of
		Years Credited	Present Value of
Name	Plan Name	Service (#)	Accumulated Benefit

DeLaney	Pension Plan	21.333	$313,126
	SERP	21.333	3,346,220
Kreidler	Pension Plan	0.667	19,552
	SERP	0.667	*
Pulliam	Pension Plan	23.083	335,472
	SERP	23.083	8,132,033
Green	Pension Plan	19.333	246,884
	SERP	19.333	4,867,643
Smith	Pension Plan	30.417	522,868
	SERP	30.417	9,479,046
Spitler	Pension Plan	24.417	556,777
	SERP	24.417	13,087,333

*	Since Mr. Kreidler’s service at July 3, 2010 was less than one year, he did not have any accumulated SERP benefit as of that date.

We will pay the pension plan benefits in the form of a life annuity with payments guaranteed for five years. As required by SEC rules, we calculated the named executive officers’, including Mr. Spitler’s and Mr. Smith’s, accrued benefits under the pension plan by assuming that the named executives will remain in service with the company until age 65, which is the earliest age at which the named executive officers can retire without any reduction in benefits; however, Mr. Spitler retired as an employee of Sysco effective June 28, 2010 at age 61.25 and Mr. Smith retired as an employee of Sysco effective July 3, 2010 at age 60. As a result, the actual annual payments under the Pension Plan for Messrs. Spitler and Smith following retirement are $49,168 and $44,590, respectively, with payments guaranteed for a minimum of five years.

For the SERP, we calculated the named executive officers’ accrued benefits by assuming that the named executives will remain in service with Sysco until they become 100% vested in their SERP benefits, which is the earliest age they could retire without any reduction in SERP benefits. The 100% vesting date is at age 60.417 for Mr. DeLaney, age 63 for Mr. Kreidler, age 60 for Mr. Pulliam, age 57 for Mr. Green, age 61.25 for Mr. Spitler and age 60 for Mr. Smith. These ages differ because SERP vesting is based on a combination of the participant’s age, Sysco service, and/or MIP service. Note that some of these ages represent the executive’s current age as of the 2010 fiscal year-end due to prior attainment of their 100% vesting date. We pay SERP benefits as a joint life annuity, reducing to two-thirds upon the death of either the executive or his spouse, with the unreduced payment guaranteed for at least 10 years. As noted above, Messrs. Spitler and Smith retired at ages 61.25 and 60, respectively, and were both 100% vested in their SERP benefits. Actual annual payments for Messrs. Spitler and Smith following retirement under the SERP are $1,054,629 and $756,108, respectively, with payments guaranteed for a minimum of 10 years.

We calculated the present value of the accumulated SERP and pension plan benefits based on a 6.15% discount rate for the pension plan and a 6.35% discount rate for the SERP, with a post-retirement mortality assumption based on the RP2000 Combined Healthy table, sex distinct, projected to 2010, with scale AA.

Following are the estimated accrued benefits earned through the fiscal year ending 2010 for the pension plan or SERP, as noted. These annual amounts would be payable at the earliest unreduced retirement age, as described above, if the named executive officer remains in the service of Sysco until such age. Projected benefits that may be earned due to pay and service after the fiscal year ended July 3, 2010 are not included in these estimates. Since Mr. Kreidler’s service at July 3, 2010 was less than one year, he did not have any accumulated SERP benefit as of that date.

		Earliest	Expected	Estimated
		Unreduced	Years of	Annual
Name	Plan Name	Retirement Age	Payments	Benefit

DeLaney	Pension Plan	65	18.6	$54,613
	SERP	60.417	25.5	382,287
Kreidler	Pension Plan	65	18.6	5,497
	SERP	63	*	*
Pulliam	Pension Plan	65	18.6	58,510
	SERP	60	25.8	902,602
Green	Pension Plan	65	18.6	53,860
	SERP	57	28.5	539,237
Smith	Pension Plan	65	18.6	66,334
	SERP	60	26.3	756,108
Spitler	Pension Plan	65	18.6	65,557
	SERP	61.25	25.5	1,054,629

*	Since Mr. Kreidler’s service at July 3, 2010 is less than one year, he did not have any accumulated SERP benefit as of that date.

In addition to the above, the named executive officers are entitled to a temporary social security bridge benefit commencing at their earliest unreduced retirement age until the earlier of death or age 62. The amount of this monthly benefit for each named executive officer, other than Messrs. Spitler and Smith, based on the SERP early retirement assumptions above, is $1,625 for Mr. DeLaney, $1,625 for Mr. Pulliam and $1,479 for Mr. Green. Mr. Spitler’s and Mr. Smith’s actual temporary social security bridge monthly benefit upon retirement is $1,694 and $1,694, respectively.

Pension Plan

The pension plan, which is intended to be tax-qualified, is funded through an irrevocable tax-exempt trust and covered approximately 29,000 eligible employees as of the end of fiscal 2010. In general, a participant’s accrued benefit is equal to 1.5% times the participant’s average monthly eligible earnings for each year or partial year of service with Sysco or a subsidiary. This accrued benefit is expressed in the form of a monthly annuity for the participant’s life, beginning at age 65, the plan’s normal retirement age, and with payments guaranteed for five years. If the participant remains with Sysco until at least age 55 with 10 years of service, the participant is entitled to early retirement payments. In such case, we reduce the benefit 6.67% per year for the first 5 years prior to normal retirement age and an additional 3.33% per year for years prior to age 60. Employees vest in the pension plan after five years of service. At the end of fiscal 2010, Messrs. Spitler and Smith met the age and service requirements to be eligible for early retirement.

Benefits provided under the pension plan are based on compensation up to a limit, which is $245,000 for calendar year 2010, under the Internal Revenue Code. In addition, annual benefits provided under the pension plan may not exceed a limit, which is $195,000 for calendar year 2010, under the Internal Revenue Code.

Elements Included in Benefit Formula — Compensation included in the pension plan’s benefit calculation is generally earned income excluding deferred bonuses.

Policy Regarding Extra Years of Credited Service — Generally we do not credit service in the pension plan beyond the actual number of years an employee participates in the plan. We base the years of credited service for the named executive officers only on their service while eligible for participation in the plan.

Benefit Payment Options — Participants may choose their method of payment from several options, including a life annuity option, spousal joint and survivor annuity, Social Security leveling and life annuity options with minimum guaranteed terms. Only de minimis lump sums are available.

Supplemental Executive Retirement Plan

We offer supplemental retirement plans, including the SERP, to approximately 165 eligible executives to provide for retirement benefits beyond the amounts available under Sysco’s various broad-based US and Canadian pension plans. Each of the named executive officers participates in the SERP. It is our intent that the SERP comply with Section 409A of the Internal Revenue Code in both form and operation. The SERP is an unsecured obligation of Sysco and is not qualified for tax purposes. On December 16, 2008, the Board of Directors substantially revised the SERP effective as of June 28, 2008 to limit the class of employees who will be eligible to participate in the SERP on or after June 28, 2008 and add an alternative MIP Retirement Program, which generally provides for lesser benefits than the SERP, for certain employees who otherwise would have participated in the SERP. None of the named executive officers participates in this alternative program.

As of the end of fiscal 2008, the SERP was designed to provide, in combination with other retirement benefits, 50% of final average compensation, as defined in the SERP, for the highest five of the last 10 fiscal years prior to retirement, or the date the executive ceased to be covered by the SERP, if earlier, provided an executive had at least 20 years of Sysco service, including service with an acquired company, and was 100% vested. “Other retirement benefits” include Social Security, benefits from the pension plan, and employer-provided benefits from Sysco’s 401(k) plan and similar qualified plans of acquired companies. We reduce the gross accrued benefit of 50% of final average compensation by 5% per year for each year of Sysco service less than 20 years. Employees are generally not eligible for benefits if they leave the company prior to age 55. With respect to the revised SERP, while the targeted monthly benefit approximately equal to 50% of the participant’s final average compensation remains unchanged, the definition of final average compensation has changed. Under the revised SERP, average pay for years beginning with fiscal 2009 equals the monthly average of a participant’s eligible earnings for the last ten fiscal years prior to retirement, or the date he ceases to be covered under the SERP, if earlier. With respect to the determination of a participant’s accrued benefit as of June 28, 2008, as discussed below, however, final average compensation continues to be defined in the revised SERP as it was under the SERP prior to fiscal 2009.

Eligible earnings refers to compensation taken into account for SERP purposes. As discussed below, beginning with fiscal 2009, the portion of a participant’s MIP bonus counted as eligible earnings is capped at 150% of the participant’s rate of base salary as of the last day of the applicable fiscal year. Eligible earnings for fiscal years prior to fiscal 2009 are not affected by this plan change. The definition of eligible earnings that places a cap on the MIP bonus for fiscal years after fiscal 2008 will be used in all benefit calculations except for certain death benefit calculations.

Based on these changes, a Sysco corporate officer will receive a revised SERP benefit based on the greater of:

•	The accrued benefit determined as of the date service with Sysco ends and calculated under the provisions of the revised SERP, or
•	The accrued benefit determined under the provisions of the SERP in effect at June 28, 2008, but with vesting and eligibility for immediate benefit payments determined as of that future date, using the following components:

◦	average pay, based on the highest five fiscal years, which need not be successive, of eligible earnings in the ten fiscal year period ending June 28, 2008;
◦	full years of service with Sysco, including pre-acquisition service, as of June 28, 2008;

◦	offsets as of June 28, 2008, with the standard adjustment to reflect the form and timing of the SERP benefit payments as of the date service with Sysco ends; and
◦	vesting, the monthly benefit limit and eligibility for immediate benefit payments determined as of the date service with Sysco ends.

Under the revised SERP, Sysco has the ability to cause the forfeiture of any remaining SERP payments to a participant who was not discharged for “cause,” but who after his termination was determined by the Compensation Committee to have engaged in behavior while employed that would have constituted grounds for a discharge for “cause.” For this purpose, termination for “cause” includes termination for fraud or embezzlement. Sysco also has the ability to cause a forfeiture of any remaining SERP payments to a participant if the participant violates certain non-competition covenants. These non-competition covenants are applicable to the entire period over which any SERP benefits are to be paid.

Vesting in the SERP is based upon age, MIP participation service and Sysco service. Executives are 50% vested when they reach the earlier of age 60 with 10 years of Sysco service or age 55 with 15 years of MIP participation service. The vesting percentage increases with additional years of age and/or participation service. An executive with at least 20 years of Sysco service (including service with companies acquired by Sysco) can retire with unreduced benefits when 100% vested. The executive generally becomes 100% vested on the earliest of:

•	age 65 if he has at least 10 years of Sysco service;
•	age 55 with at least 15 years of MIP service, but only if the sum of his age and MIP service is equal to or exceeds 80; and
•	age 62 with at least 25 years of Sysco service and at least 15 years of MIP service.

Upon the occurrence of a change in control, each named executive officer will become 100% vested in his SERP benefit accrued prior to the change in control. The executive will also be 100% vested in any SERP benefit that accrues after the date of the change in control. Notwithstanding this, the SERP contains cutback provisions that will reduce amounts payable to each named executive currently employed by Sysco by the amount of any payments that cannot be deducted by Sysco for income tax purposes.

As of the end of fiscal 2010, Messrs. Spitler and Smith had attained eligibility for unreduced early retirement, and were 100% vested. Each of these individuals was entitled to an unreduced early retirement benefit because at the time of his retirement he was at least age 55 and had at least 15 years of MIP participation, the sum of his age and MIP service exceeded 80, and he had at least 20 years of service with Sysco. Messrs. DeLaney, Kreidler, Pulliam and Green are not currently eligible for early retirement. We pay the SERP benefit as a monthly life annuity with a guaranteed minimum period of 10 years if the participant is not married at the time payments commence. If the participant is married at the time payments commence, the participant and spouse are entitled to a monthly annuity for life with a guaranteed minimum period of 10 years, and generally, on the participant’s or spouse’s death, the survivor is entitled to receive a monthly annuity for life with each payment equal to two-thirds of each payment made to the couple. As of the December 2008 amendment to the SERP, the benefit payable upon the death of a vested, terminated participant prior to age 55 now reflects an actuarial reduction for the difference between age 55 and the executive’s age at death.

We provide a temporary Social Security bridge benefit to an executive commencing SERP benefits before age 62, payable until the earlier of age 62 or death.

Elements of Compensation included in Benefit Formula — Compensation generally includes base pay, the Management Incentive Plan bonus (although this is limited to 150% of the annual rate of base salary for fiscal 2009 and later years), the fiscal 2007 supplemental performance bonus, and stock matches under the 2005 Management Incentive Plan and predecessor plans with respect to fiscal 2005 and prior fiscal years. In September 2009, the SERP was amended to provide, among other things, that any bonus paid in lieu of or as a substitute for the MIP bonus in the future will be included in compensation for purposes of calculating the SERP benefit.

Funding Status — Sysco’s obligations under the SERP are partially funded by a rabbi trust holding life insurance and are maintained as a book reserve account. In the event of Sysco’s bankruptcy or insolvency, however, the life insurance and any other assets held by the rabbi trust become subject to the claims of Sysco’s general creditors.

Policy with Regard to Extra Years of Credited Service — Generally, Sysco does not award extra years of credited service under the SERP. However, in certain cases, the company may accelerate vesting of a participant’s accrued benefit, or award additional Sysco service for purposes of determining the reduction applicable to the participant’s final average compensation. As of the date of this proxy statement, none of the named executive officers have been awarded additional credited service, or accelerated vesting of their accrued benefits under the SERP.

Lump Sum Availability — Retirement benefits may not be paid as a lump sum.

Monthly Payment Limit — The SERP benefit cannot exceed the participant’s vested percentage multiplied by the “monthly payment limit” in effect for the fiscal year of his retirement. The monthly payment limit for participants retiring in fiscal year 2010 was $187,503; for participants retiring in fiscal 2011, the monthly limit is $189,478. Each subsequent fiscal year, the limit will be adjusted for inflation.

Delay of Distributions to Named Executives — Distributions to a named executive officer upon the named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A.

Executive Deferred Compensation Plan

The following table provides information regarding executive contributions and related company matches, earnings and account balances under the EDCP for each of the named executive officers. No executive officer made any withdrawals or received any distributions with respect to fiscal 2010.

Aggregate
	Executive	Registrant	Aggregate	Balance at
	Contributions for	Contributions for	Earnings in	July 3,
Name	Fiscal 2010 ($)(1)	Fiscal 2010 ($)(2)	Fiscal 2010 ($)(3)	2010($)

DeLaney	—	—	$73,496	$1,047,259
Kreidler	—	—	—	—
Pulliam	$202,160	$30,324	65,641	1,167,829
Green	—	—	—	—
Smith	—	—	—	—
Spitler	—	—	—	—

(1)	Amount shown represents deferral of a portion of the MIP bonus paid in August 2010. This amount is contained in the fiscal 2010 disclosure under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, as more specifically described in footnote 3 to the Table.

(2)	As discussed below, Sysco matches a portion of the MIP bonus deferred by an executive. Amount shown represents the Sysco match on the executive’s deferral of a portion of the MIP bonus paid in August 2010. This amount is contained in the fiscal 2010 disclosure under the “All Other Compensation” column of the Summary Compensation Table, as more specifically described in footnote 5 to the Table.

(3)	The above-market interest portion of these amounts is included in the fiscal 2010 disclosure under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, in the following amounts: $24,213 for Mr. Delaney and $21,626 for Mr. Pulliam.

Sysco maintains the EDCP to provide certain executives, including the named executives, the opportunity to defer the receipt of a portion of their annual salaries, bonuses and deemed earnings thereon on a tax-deferred basis. Federal income taxes on all amounts credited under the EDCP will be deferred until payout under current tax law. The EDCP is administered by the Compensation Committee.

Eligibility — All Sysco executives who are participants in the MIP, excluding those whose income is subject to Canadian income tax laws, are eligible to participate. However, the Compensation Committee has the right to establish additional eligibility requirements and may exclude an otherwise eligible executive from participation.

Executive Deferrals and Sysco Matching Credit — Executives may defer up to 40% of their cash bonuses under the MIP, and for years prior to fiscal 2009 only, their supplemental performance bonuses, referred to in the aggregate as “bonus,” and up to 100% of salary. In September 2009, the EDCP was amended to clarify that any bonus paid in lieu of or as a substitute for the MIP bonus in the future is eligible for deferral under the EDCP. Sysco does not match salary deferrals under the EDCP. Sysco provides matching credit of 15% of the first 20% of bonus deferred, resulting in a maximum possible match credit of 3% of an executive’s bonus. The Committee may authorize additional discretionary company contributions, although it did not authorize any in fiscal 2008, 2009 or 2010.

Investment Options — An executive may invest the deferral portion of his or her account among nine investment options, which may be changed as often as daily. The returns for these options of varying risk/reward ranged from 2.36% to 26.98% for the year ended July 3, 2010.

Prior to July 2, 2008, Moody’s plus 1%, or the “risk free” option, was one of nine available deemed investment options under the EDCP and was the default investment option for participants who failed to make an investment election. In addition, company matches were automatically credited with interest at the Moody’s plus 1% rate, and interest credited during an installment payout period under a fixed payment distribution option available under the EDCP was credited at Moody’s plus 1%. For a given calendar year, the Moody’s + 1% option provides an annual return equal to the Moody’s Average Corporate Bond Yield for the higher of the six or twelve-month period ending on the preceding October 31, plus 1%. The Moody’s + 1% return was 7.1950% for calendar year 2008.

Beginning as of July 2, 2008, the Moody’s plus 1%, or “risk free,” option and the default investment rate were changed to Moody’s without the addition of the 1%. As a result, the interest rate credited on company matches for future years, and the investment return on salary deferrals after July 1, 2008 and bonus deferrals for years after fiscal 2008, as well as any transfers from another investment option to the risk free option after July 1, 2008, are based on Moody’s and not Moody’s plus 1%. In addition, for participants whose employment terminates after July 1, 2008, interest credited to the participant’s account during an installment payout period will be Moody’s and not Moody’s plus 1%.

Notwithstanding these changes, interest will continue to be credited at the Moody’s plus 1% rate on each participant’s accumulated company match account as of July 1, 2008, and on that portion of the participant’s deferral account invested in the Moody’s plus 1% option on July 1, 2008, and not otherwise transferred at a later time. The variable investment option, which allowed a participant to continue to direct the investment of his account during an installment payout period, is not available for participants who retire after July 1, 2008.

Vesting — An executive is always 100% vested in his or her deferrals, but is at risk of forfeiting the deemed investment return on the deferrals for cause or competing against Sysco in certain instances. Each Sysco match and the associated deemed investment return will be 100% vested at the earliest to occur of:

•	the tenth anniversary of the crediting date of the match,
•	the executive’s 60th birthday,
•	the executive’s death,
•	the executive’s disability, or
•	a specified change in control.

Any matches and associated investment returns not otherwise fully vested under one of the above provisions may vest under an alternative schedule when the executive is at least age 55 and has at least 15 years of MIP participation service. Vesting under this alternative schedule is based on the sum of the executive’s age and years of MIP participation service, as follows:

Sum	Vested%	Sum	Vested%	Sum	Vested%

Under 70	0%	73	65%	77	85%
70	50%	74	70%	78	90%
71	55%	75	75%	79	95%
72	60%	76	80%	80	100%

The Committee has the discretion to accelerate vesting when it determines specific situations warrant such action. Executives may forfeit vested amounts, other than salary and bonus deferrals, as described under “Forfeiture for Cause or Competition” below.

In-Service Distribution Elections and Hardship Withdrawals — Unless an executive has previously made an in-service distribution election, an executive will generally not have access to amounts deferred under the EDCP while employed by Sysco unless he or she requests and qualifies for a hardship withdrawal. Such withdrawals are available under very limited circumstances in connection with an unforeseeable emergency. An executive may make separate in-service distribution elections with respect to a given year’s salary deferral and bonus deferral, concurrent with that year’s deferral election. None of the named executives made an in-service distribution election in fiscal 2010.

Distribution Events — We will distribute the vested portion of the amount credited to an executive’s EDCP account upon the earlier to occur of the executive’s death, disability, retirement or other separation event.

Distributions — Effective January 1, 2009, a participant who terminates employment other than due to death or disability prior to the earlier of age 60, or age 55 with 10 years of service with the company, will receive a lump sum. A participant may elect the form of distribution of his account if the participant terminates employment after the earlier of age 60, or age 55 with 10 years of service with the company. A participant may also elect the form of payment of his vested account balance in the event of death or disability.

An executive who has the right to elect the form of payment of his vested account balance may choose annual or quarterly installments over a specified period of up to 20 years, a lump sum or a combination of both. An executive may change his distribution elections prior to separation subject to limitations in the EDCP required by Section 409A of the Internal Revenue Code.

When we pay installments under the EDCP, we will credit the executive’s unpaid vested account balance with a fixed investment return during the entire payout period. This fixed return will equal the Moody’s Average Corporate Bond Yield for either the six- or twelve-month period ending two months prior to the month of the first installment payment, whichever is higher.

Delay of Distributions to Named Executives — Distributions to a named executive upon the named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A of the Internal Revenue Code.

Forfeiture for Cause or Competition — Any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his deferrals, is subject to forfeiture for specified cause or competition. The Committee shall determine if the executive was terminated for cause or violated the applicable non-compete provisions. However, these forfeiture provisions will not apply to an executive whose employment ends during the fiscal year in which a specified change in control occurs or during the next three fiscal years unless the Committee makes a finding of cause and an arbitrator confirms such finding. In addition, the Compensation Committee may cause a forfeiture of a participant’s remaining company matches and investment earnings and interest credited to his account, if after a participant terminates employment for a reason other than for “cause,” the Compensation Committee determines that the participant engaged in conduct while employed by Sysco that would have resulted in his discharge for “cause.” In addition, the Compensation Committee may cause a forfeiture of a participant’s remaining company matches and investment earnings and interest credited to his account, if a participant discloses trade secrets or confidential information to a competitor.

Severance Arrangements

Transition and Early Retirement Agreement with Mr. Spitler — In connection with his resignation as President and Chief Operating Officer, Vice Chairman of the Board and director, effective February 5, 2010, and as a non-executive employee of Sysco, effective June 28, 2010, the Company entered into a transition and early retirement agreement with Mr. Spitler in February 2010. The material terms of the Retirement Agreement are as follows:

•	The First Amended and Restated Executive Severance Agreement between Sysco and Mr. Spitler, dated December 23, 2008, was terminated, effective February 24, 2010.

•	Mr. Spitler continued to receive his then-current base salary and certain other benefits through June 28, 2010.

•	Sysco waived any right to deny Mr. Spitler a MIP Bonus for fiscal year 2010, other than in connection with an amendment or termination of the fiscal 2010 Management Incentive Program or such other exercise of the Compensation Committee’s discretion with respect to the 2010 MIP Bonus which is applicable to the Company’s Chief Executive Officer.

•	Sysco agreed to provide Mr. Spitler with the following severance payment upon his retirement: a monthly cash payment for twenty-four months equal to the sum of Mr. Spitler’s monthly base salary, and one-twelfth of the average annual bonus received by Mr. Spitler for the 2005 through 2009 fiscal years for a total severance payment of approximately $4.2 million. In addition, Mr. Spitler is entitled to a monthly cash payment for twenty-four months equal to the monthly cost for COBRA coverage. These amounts are not eligible for purposes of determining Mr. Spitler’s benefits under the SERP.

•	The vesting of 12,637 shares of Mr. Spitler’s January 17, 2009 special restricted stock grant will occur as scheduled on January 17, 2011, despite his retirement on June 28, 2010, but will remain subject to transfer restrictions and a risk of forfeiture if Mr. Spitler violates his non-compete and other covenants through the vesting date. The remaining shares subject to that grant terminated in accordance with their terms on Mr. Spitler’s retirement date.

•	Mr. Spitler agreed, among other things, that for a period of two years following his retirement from the Company, he will not solicit certain suppliers, compete with the Company with respect to certain customers and competitors, or solicit or recruit employees, and certain specified former employees, of the Company, subject to specified limitations. Mr. Spitler also agreed that for a period of five years following his retirement from the Company he will not disclose the Company’s confidential information, subject to specified limitations.

•	Both parties agreed that neither shall make any disparaging comments or accusations detrimental to the reputation, business, or business relationships of the other except in connection with legal proceedings or as required by any state or federal law enforcement agency.

•	Both parties agreed to release, to the fullest extent permitted by law, the other party from all prior and/or current legal claims, as further specified within the Retirement Agreement, and agreed not to sue with respect to any such released claims.

Transition and Retirement Agreement with Mr. Smith — In connection with his resignation as Executive Vice President, South and West U.S. Foodservice Operations, effective July 3, 2010, the Company entered into a transition and retirement agreement with Mr. Smith in March 2010. The material terms of the Retirement Agreement are as follows:

•	Mr. Smith continued to serve in his capacity as Executive Vice President, South and West U.S. Foodservice Operations, and received his then-current base salary and other benefits, through July 3, 2010.

•	Sysco agreed to provide Mr. Smith with a cash payment of $250,000 upon his retirement, to be paid in a lump sum within 60 days after his retirement. The payment will not be eligible for purposes of determining Mr. Smith’s SERP benefits.

•	Mr. Smith agreed, among other things, that for a period of two years following his retirement from the Company, he will not solicit certain suppliers, compete with the Company with respect to certain customers and competitors, or solicit or recruit employees, and certain specified former employees, of the Company, subject to specified limitations. Mr. Smith also agreed that for a period of five years following his retirement from the Company he will not disclose the Company’s confidential information, subject to specified limitations.

•	Both parties agreed that neither shall make any disparaging comments or accusations detrimental to the reputation, business, or business relationships of the other except in connection with legal proceedings or as required by any state or federal law enforcement agency.

•	Both parties agreed to release, to the fullest extent permitted by law, the other party from all prior and/or current legal claims, as further specified within the Retirement Agreement, and agreed not to sue with respect to any such released claims.

Quantification of Termination/Change in Control Payments

We have entered into certain agreements and maintain certain plans that will require us to provide compensation for the named executive officers in the event of specified terminations of their employment or upon a change in control of Sysco. We have listed the amount of compensation we would be required to pay to each named executive officer in each situation in the tables below. Amounts included in the tables are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts we pay or distribute may differ materially. Factors that could affect these amounts include the timing during the year of any such event, the amount of future bonuses, the value of our stock on the date of the change in control and the ages and life expectancy of each executive and his spouse. The amounts shown in the tables below assume that the event that triggered the payment occurred on July 3, 2010, except that the amounts shown in Mr. Spitler’s table are calculated as of the actual date of his retirement on June 28, 2010. All amounts shown represent total payments, except as otherwise noted. We expect to time the payment of all amounts shown in compliance with Section 409A of the Internal Revenue Code

WILLIAM J. DELANEY

	Compensation Components
					Acceleration
					and Other
					Benefits from
		Payments	Payments		Unvested
		and Benefits	and Benefits		Stock
		Under	Under		Options and	Insurance
	Severance	EDCP	SERP	CPU	Restricted	Payments
Termination Scenario	Payment	(1)	(2)	Payment(3)	Stock Units(4)	(5)	Other(6)

Retirement	$—	$158,192	$—	$923,335	$3,163,866	$—	$75,644
Death	—	322,212	3,417,580	714,498	3,163,866	1,200,000	75,644
Disability	—	322,212	—	1,510,005	3,163,866	2,189,525	75,644
Voluntary Resignation	—	158,192	—	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	158,192	—	—	—	—	75,644
Change in Control w/o Termination	—	322,212	—	1,825,005	3,163,866	—	—
Termination w/o Cause following a Change in Control	—	322,212	1,593,313	1,825,005	3,163,866	—	75,644

ROBERT C. KREIDLER

	Compensation Components
					Acceleration
					and Other
					Benefits from
		Payments	Payments		Unvested
		and Benefits	and Benefits		Stock
		Under	Under		Options and	Insurance
	Severance	EDCP	SERP	CPU	Restricted	Payments
Termination Scenario	Payment	(1)	(2)	Payment(3)	Stock Units(4)	(5)	Other(6)

Retirement	$—	$—	$—	$99,995	$843,670	$—	$32,471
Death	—	—	2,425,273	99,995	843,670	1,150,000	32,471
Disability	—	—	—	299,985	843,670	3,191,478	32,471
Voluntary Resignation	—	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	—	—	—	—	32,471
Change in Control w/o Termination	—	—	—	299,985	843,670	—	—
Termination w/o Cause following a Change in Control	—	—	—	299,985	843,670	—	32,471

LARRY G. PULLIAM

	Compensation Components
					Acceleration
					and Other
					Benefits from
		Payments	Payments		Unvested
		and Benefits	and Benefits		Stock
		Under	Under		Options and	Insurance
	Severance	EDCP	SERP	CPU	Restricted	Payments
Termination Scenario	Payment	(1)	(2)	Payment(3)	Stock Units(4)	(5)	Other(6)

Retirement	$—	$—	$—	$644,478	$1,116,624	$—	$44,105
Death	—	965,669	2,674,984	470,448	1,116,624	1,200,000	44,105
Disability	—	965,669	—	883,435	1,116,624	2,181,485	44,105
Voluntary Resignation	—	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	—	—	—	—	44,105
Change in Control w/o Termination	—	965,669	—	1,145,935	1,116,624	—	—
Termination w/o Cause following a Change in Control	—	965,669	3,805,051	1,145,935	1,116,624	—	44,105

MICHAEL W. GREEN

	Compensation Components
					Acceleration
					and Other
					Benefits from
		Payments	Payments		Unvested
		and Benefits	and Benefits		Stock
		Under	Under		Options and	Insurance
	Severance	EDCP	SERP	CPU	Restricted	Payments
Termination Scenario	Payment	(1)	(2)	Payment(3)	Stock Units(4)	(5)	Other(6)

Retirement	$—	$—	$—	$635,950	$1,052,124	$—	$29,297
Death	—	—	2,483,919	461,920	1,052,124	1,138,000	29,297
Disability	—	—	—	857,850	1,052,124	2,718,003	29,297
Voluntary Resignation	—	—	—	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	—	—	—	—	29,297
Change in Control w/o Termination	—	—	—	1,120,350	1,052,124	—	—
Termination w/o Cause following a Change in Control	—	—	2,393,727	1,120,350	1,052,124	—	29,297

STEPHEN F. SMITH

	Compensation Components
					Acceleration
					and Other
					Benefits from
		Payments	Payments		Unvested
		and Benefits	and Benefits		Stock
		Under	Under		Options and	Insurance
	Severance	EDCP	SERP	CPU	Restricted	Payments
Termination Scenario	Payment	(1)	(2)	Payment(3)	Stock Units(4)	(5)	Other(6)

Retirement	$250,000	$—	$9,477,915	$635,950	$1,052,124	$—	$57,759
Death	—	—	9,597,838	461,920	1,052,124	1,200,000	57,759
Disability	—	—	9,477,915	857,850	1,052,124	1,155,914	57,759
Voluntary Resignation	—	—	9,477,915	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	9,477,915	—	—	—	57,759
Change in Control w/o Termination	—	—	—	1,120,350	1,052,124	—	—
Termination w/o Cause following a Change in Control	—	—	10,113,329	1,120,350	1,052,124	—	57,759

KENNETH F. SPITLER

	Compensation Components
					Acceleration
					and Other
					Benefits from
		Payments	Payments		Unvested
		and Benefits	and Benefits		Stock
		Under	Under		Options and	Insurance
	Severance	EDCP	SERP	CPU	Restricted	Payments
Termination Scenario	Payment	(1)	(2)	Payment(3)	Stock Units(4)	(5)	Other(6)

Retirement	$2,529,079	—	$13,087,333	$1,650,938	2,339,564	$—	$10,259
Death	—	—	13,300,440	1,186,857	2,339,564	1,200,000	$10,259
Disability	—	—	13,087,333	2,152,815	2,339,564	872,107	$10,259
Voluntary Resignation	—	—	13,087,333	—	—	—	—
Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	13,087,333	—	—	—	$10,259
Change in Control w/o Termination	—	—	—	2,852,815	2,339,564	—	—
Termination w/o Cause following a Change in Control	—	—	13,980,955	2,852,815	2,339,564	—	$10,259

(1)	See “Non-qualified Deferred Compensation” above for a discussion of the calculation of benefits and payout options under the EDCP. The amounts disclosed reflect the vested value of the company match on elective deferrals, as well as investment earnings on both deferrals and vested company match amounts. These amounts do not include salary and bonus deferrals.

•	Mr. DeLaney has elected to receive annual installments over 5 years in the event of his disability, death or retirement.
•	Mr. Pulliam has elected to receive a lump sum distribution upon his retirement or in the event of his disability or death.

(2)	All amounts shown are present values of eligible benefits as of July 3, 2010, calculated using an annual discount rate of 6.35%, which represents the rate used in determining the values disclosed in the “Pension Benefits” table above. See “Pension Benefits” above for a discussion of the terms of the SERP and the assumptions used in calculating the present values contained in the table. The amount and expected number of benefit payments to each executive are based on each respective termination event, the form of payment, the age of the executive and his or her spouse, and mortality assumptions. Following are specific notes regarding benefits payable to each of the named executive officers:

•	Death — Because Messrs. Smith and Spitler have reached age 55, their death benefits would be payable on a monthly basis. The other named executive officers’ death benefits listed below would be paid on an annual basis. The amounts shown reflect payments as follows:

	Estimated # of	Amount of	Payment
	Payments	Payment	Frequency

DeLaney	10	$443,883	Annual
Kreidler	10	315,000	Annual
Pulliam	10	347,433	Annual
Green	10	322,617	Annual
Smith	313	64,607	Monthly
Spitler	307	89,791	Monthly

•	Disability; Involuntary Termination without Cause, or Resignation for Good Reason; Termination without Cause following a Change in Control — The amounts shown reflect the following monthly payments plus the amounts shown below attributable to the monthly PIA supplement, which is paid only until the executive reaches age 62.

	Disability, Involuntary Termination Without
	Cause, or Resignation for Good			Termination without Cause following a
	Reason			Change in Control
			Monthly			Monthly
			PIA			PIA
	# of	Monthly	Supplement	# of	Monthly	Supplement
	Monthly	Payment	(Until	Monthly	Payment	(Until
Name	Payments	Amounts	Age 62)	Payments	Amounts	Age 62)

DeLaney	—	—	—	256	$29,831	—
Kreidler	—	—	—	—	—	—
Pulliam	—	—	—	249	73,276	—
Green	—	—	—	256	41,803	—
Smith	315	63,009	1,694	315	67,249	1,694
Spitler	306	87,886	1,694	306	93,894	1,694

•	Change in Control without Termination — Benefit payments are not triggered.

(3)	See “Cash Performance Unit Plans” above for a discussion of the CPUs. The amounts shown include payment of awards made in September 2008 and November 2009. For purposes of this disclosure, and as defined in the plan, we have assumed the following levels of performance:

•	With respect to Messrs Smith and Spitler only, Voluntary Resignation, Involuntary Termination Without Cause, and Resignation for Good Reason, — Amounts reflect the target award value of awards pursuant to the fiscal 2009-2011 performance cycles and the pro-rated target award value of awards pursuant to the fiscal 2010-2012 performance cycles, pro-rated for the number of fiscal years during which Mr. Smith and Mr. Spitler were actively employed. The pro rata factor used is 33.3%. Mr. Smith and Mr. Spitler are both eligible for retirement under the company’s normal policies and, therefore, the amounts shown for each of them in a voluntary resignation, involuntary termination without cause and resignation for good reason situation treat such resignation or termination as a retirement for purposes of payment on the CPUs.

•	Retirement — Amounts reflect the target award value of awards pursuant to the fiscal 2009-2011 performance cycles and the pro-rated target award value of awards pursuant to the fiscal 2010-2012 performance cycles, pro-rated for the number of fiscal years during which the executive was actively employed, regardless of whether the executive was employed for the entirety of the relevant fiscal year. The pro rata factor used is 33.3% for all executives.

•	Disability — Amounts reflect the target award value of awards pursuant to the fiscal 2009-2011 and fiscal 2010-2012 performance cycles.

•	Death — Amounts reflect the target award value of awards pursuant to the fiscal 2009-2011 and 2010-2012 performance cycles, pro-rated for the portion of each performance cycle completed at the time of death with respect to the fiscal 2009-2011 performance cycle and pro-rated for the number of fiscal years during which the executive was actively employed, regardless of whether the executive was employed for the entirety of the relevant fiscal year, with respect to the 2010-2012 performance cycle. The pro-rata factors used are 66.6% for the fiscal 2009-2011 performance cycle and 33.3% for the 2010-2012 performance cycle for all executives.

•	Change in Control — With respect to the fiscal 2009-2011 performance cycle, amounts are based on the maximum award value (150% of target) of awards. With respect to the fiscal 2010-2012 performance cycle, amounts are based on the target award value (100% of target) of awards.

(4)	The amounts shown include the value of unvested accelerated restricted stock units, valued at the closing price of Sysco common stock on the New York Stock Exchange on July 2, 2010, the last business day of our 2010 fiscal year, plus the difference between the exercise prices of unvested accelerated options and the closing price of Sysco common stock on the New York Stock Exchange on July 2, 2010 multiplied by the number of such options outstanding. See “Outstanding Equity Awards at Fiscal Year-End” for disclosure of the events causing an acceleration of outstanding unvested options and restricted stock. Assumes accelerated vesting of all unvested restricted stock units and stock options. With respect to Mr. Spitler only, the amounts shown also include the value of 12,637 shares of restricted stock that will vest on January 17, 2011, pursuant to specified conditions. Pursuant to the terms of his transition and early retirement agreement, these shares are valued at the closing price of Sysco common stock on the New York Stock Exchange on July 2, 2010, the last business day of our 2010 fiscal year.

(5)	Includes payments we will make in connection with additional life insurance coverage, long-term disability coverage, including disability income coverage, and long-term care insurance. For all named executive officers except Mr. Spitler, in the event of death, a lump sum Basic Life Insurance benefit is payable in an amount equal to one-times the executive’s prior year W-2 earnings, capped at $150,000. An additional benefit is paid in an amount equal to one-times the executive’s prior year W-2 earnings, capped at $1,050,000. The value of the benefits payable is doubled in the event of an accidental death. For all named executive officers except Mr. Spitler, in the event of disability, a monthly Long-Term Disability benefit of $25,000 would have been payable to age 65, following a 180-day elimination period.

(6)	Includes retiree medical benefits and the payment of accrued but unused vacation.

(7)	Mr. Smith retired as Executive Vice President, South and West U.S. Foodservice Operations on July 3, 2010. Mr. Spitler retired as an executive officer and director in February 2010 and as an employee on June 28, 2010. The amounts actually paid, or agreed to be paid, to each of Mr. Smith and Mr. Spitler is shown under the retirement section of the table.

Compensation Risk Analysis

The Compensation Committee oversees the Company’s executive compensation program and regularly reviews the program against Sysco’s strategic goals, industry practices and emerging trends in order to ensure alignment with shareholder interests. The Committee believes that Sysco’s performance-based bonus and equity programs provide executives with incentives to create long-term shareholder value.

In 2010, the Committee expanded its review of compensation programs across the Sysco enterprise to monitor whether the program components encourage or otherwise promote the taking of inappropriate or unacceptable risks that could threaten the Company’s long-term value. The assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the company to significant business risk. The Committee primarily focused on the compensation for the senior executives of Sysco Corporation and its operating companies, as these are the employees whose actions have the greatest potential to expose the company to significant business risk, although the review addressed all forms and levels of variable and other compensation that the Committee believed could reasonably provide employees with incentives to undertake risky behavior on behalf of Sysco. Having completed this review, the Committee continues to believe that many of Sysco’s long-standing practices are designed to effectively promote the creation of long-term value, discourage behavior that leads to excessive risk, and mitigate the material risks associated with executive and other compensation programs. These practices include the following:

•	Sysco’s executive compensation programs are designed to include a mix of elements so that the compensation mix is not overly focused on either short-term or long-term incentives.

•	Sysco’s executive bonus programs (both the annual MIP bonus and the three-year cash performance units) are based on financial metrics which are objective and drive long-term shareholder value (including increase in diluted earnings, return on invested capital and increase in sales). Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. The Committee has the absolute discretion to remove any and all participants from the annual MIP bonus program prior to the end of the fiscal year to which the bonus relates and may reduce the amount of the bonus pay out, in its discretion, at any time prior to the fiscal year end.

•	Sysco’s incentive programs do not allow for unlimited payouts, and bonus caps limit the extent that employees could potentially profit by taking on excessive risk.

•	Selection of three different types of long-term incentives (stock options, restricted stock units and cash performance units) for executives helps to minimize the risk that they will take actions that could cause harm to the Corporation and its stockholders. The value of stock options and restricted stock units are primarily based on stock price appreciation, which is determined by how the market values our common stock.

•	Longer performance periods encourage executives to attain sustained performance over several periods, rather than performance in a single period. CPUs are based on a three-year performance period. Stock options become exercisable over a five year period and remain exercisable for up to seven years (ten years for options issued from 2000 through 2003) from the date of grant, encouraging executives to look to long-term appreciation in equity values.

•	The stock ownership guidelines described under “Stock Ownership — Stock Ownership Guidelines” above align the interests of our executive officers with the long-term interests of all stockholders and encourage our executives to execute our strategies for growth in a prudent manner.

•	In 2009 the Committee adopted a clawback policy, which is described under “Compensation Discussion and Analysis — Potential Impact on Compensation of Financial Restatements” above. In the event we are required to restate our financial statements, other than as a result of an accounting change, we will recover MIP annual bonus payments and CPU three-year incentive-based compensation from all MIP participants.

Based on this review, management and the Committee do not believe that the compensation policies and practices of Sysco create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

Overview

We currently pay each non-employee director a base retainer of $100,000 per year. Non-employee directors who serve as committee chairpersons receive annual additional amounts as follows:

•	Audit Committee Chair — $25,000
•	Compensation Committee Chair — $20,000
•	Corporate Governance and Nominating Committee Chair — $20,000
•	Finance Committee Chair — $20,000
•	Sustainability Committee Chair — $15,000

In addition to the compensation received by all non-employee directors, Mr. Fernandez, Sysco’s Non-Executive Chairman of the Board, receives an additional annual retainer of $250,000 per year, paid quarterly.

Beginning in fiscal 2008, each November the Board has granted approximately $160,000 in long-term incentives to each of the non-employee directors in the form of restricted stock awards. See “2009 Non-Employee Directors Stock Plan — Restricted Stock and Restricted Stock Units” below for a description of the plan under which these awards may currently be granted.

Reimbursement of Expenses

All non-employee directors are entitled to receive reimbursements of expenses for all services as director, including committee participation or special assignments. We pay the annual retainers quarterly. Directors are invited to have their spouses accompany them to dinners and other functions held in connection with one or two board meetings each year, and the company pays, either directly or through reimbursement, all expenses associated with their travel to and attendance at these business-related functions. Reimbursement for non-employee director travel may include reimbursement of a portion of the cost of travel on private aircraft. Non-employee directors also receive discounts on products carried by the company and its subsidiaries comparable to the discounts offered to all company employees.

Elimination of Meeting Fees

Effective January 1, 2010, the Board changed the compensation for non-employee directors to eliminate the payment of meeting fees and increase the retainer amounts to the current fees described above. Prior to January 1, 2010, non-employee directors who served as committee chairpersons received $85,000 per year and all other non-employee directors received $70,000 per year, as an annual retainer, plus reimbursement of expenses for all services as a director, including committee participation or special assignments. Prior to January 1, 2010, in addition to the annual retainer, committee chairpersons received $1,750 and other committee members received $1,500 for attendance at and/or participation in committee meetings. Also prior to January 1, 2010, all non-employee directors received $1,500 for attendance at and/or participation in special Board meetings.

Directors Deferred Compensation Plan

Non-employee directors may defer all or a portion of their annual retainer, including additional fees paid to committee chairpersons and the Non-Executive Chairman of the Board’s annual retainer, under the Directors Deferred Compensation Plan. Non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1%, with respect to amounts deferred prior to fiscal 2009. This investment option was reduced to Moody’s Average Corporate Bond Yield, without the addition of 1%, for amounts deferred after fiscal 2008. We credit such deferred amounts with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

Directors Stock Plans

As of September 14, 2010, the non-employee directors held options and shares of restricted stock that were issued under the Amended and Restated 2005 Non-Employee Directors Stock Plan, the Non-Employee Directors Stock Plan, as amended and restated, and the Amended and Restated Non-Employee Directors Stock Option Plan. They also held elected and match shares (as described below) issued under the 2009 Non-Employee Directors Stock Plan, which was approved by stockholders of the company on November 18, 2009. We may not make any additional grants under the Amended and Restated 2005 Non-Employee Directors Stock Plan, the Non-Employee Directors Stock Plan, as amended and restated, or the Amended and

Restated Non-Employee Directors Stock Option Plan. Since we may only make grants under the 2009 Non-Employee Directors Stock Plan, the description below relates only to such plan.

2009 Non-Employee Directors Stock Plan

Election to Receive a Portion of the Annual Retainer in Common Stock

Under the 2009 Non-Employee Directors Stock Plan, instead of receiving his or her full annual retainer fee in cash, a non-employee director may elect to receive up to 100% of his or her annual retainer fee, including any additional retainer fee paid to the Non-Executive Chairman of the Board for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity, in 10% increments, in common stock. If a director makes this election, on the date we make each quarterly payment of the director’s annual retainer fee we will credit the director’s stock account with:

•	The number of shares of Sysco common stock that the director could have purchased on that date with the portion of his or her cash retainer that he or she has chosen to receive in stock, assuming a purchase price equal to the last closing price of the common stock on the first business day prior to that date; we call these shares elected shares; and
•	With respect to up half of his or her annual retainer fee, excluding any additional retainer fee paid for chairing the Board or one of its committees and any fees paid for meeting attendance or service on a committee, 50% of the number of elected shares we credited to the director’s account; we call these extra shares additional shares.

The elected shares and additional shares vest as soon as we credit the director’s account with them, but we do not issue them until the end of the calendar year. The director may not transfer the additional shares, however, until one year after we issue them, or, if deferred, the date that we otherwise would have issued them, provided that certain events will cause this transfer restriction to lapse.

The one year transfer restriction on additional shares will lapse if:

•	the director dies;
•	the director leaves the Board:

◦	due to disability;
◦	after having served out his or her full term; or
◦	after reaching age 71; or

•	a change in control, as defined in the plan, occurs.

Restricted Stock and Restricted Stock Units

The plan provides that the Board may grant shares of restricted stock and restricted stock units in the amounts and on such terms as it determines but specifies that no grant may vest earlier than one year following the grant date. A restricted stock unit is an award denominated in units whose value is derived from common stock, and which is subject to similar restrictions and possibility of forfeiture, as is the restricted stock. We have not yet issued any restricted stock awards or restricted stock units under this plan, but expect to do so in November 2010.

Generally, if a director ceases to serve as a director of Sysco, he or she will forfeit all the unvested restricted stock and restricted stock units that he or she holds. However, if the director leaves the board after serving out his or her term, or for any reason after reaching age 71, his or her restricted stock and restricted stock units will remain in effect and continue to vest as if the director had remained a director of Sysco. All unvested restricted stock and restricted stock units will automatically vest upon the director’s death.

Deferral of Shares

A non-employee director may elect to defer receipt of all or any portion of any shares of common stock issued under the plan, whether such shares are to be issued as a grant of restricted stock, elected shares or additional shares, or upon the vesting of a restricted stock unit grant. Generally, the receipt of stock may be deferred until the earliest to occur of the death of the non-employee director, the date on which the non-employee director ceases to be a director of the company, or a change of control of Sysco. All such deferral elections shall be made in accordance with the terms and conditions set forth in Sysco’s 2009 Board of Directors Stock Deferral Plan.

Change in Control

Grant agreements under the 2009 Non-Employee Directors Stock Plan will determine vesting provisions upon the occurrence of a specified change in control.

Fiscal 2010 Non-Employee Director Compensation

The following table provides compensation information for fiscal 2010 for each of our non-employee directors who served for any part of the fiscal year:

			Non-Qualified
			Deferred
	Fees Earned or Paid	Stock Awards	Compensation	Other
Name	in Cash($)(1)	($)(2)(3)(4)	Earnings($)(5)	Compensation(6)	Total($)

Cassaday	$121,500	$183,128	$—	$—	$304,628
Craven	119,750	183,128	2,525	—	305,403
Fernandez	353,000	181,253	2,483	50,543	587,279
Golden	97,000	181,253	29,096	—	307,349
Hafner	125,750	183,128	—	—	308,878
Koerber	103,000	181,253	179	—	284,432
Newcomb	103,000	181,253	—	—	284,253
Sewell	103,000	181,253	19,107	—	303,360
Tilghman	127,750	183,128	—	—	310,878
Ward	120,000	183,128	7,358	—	310,486

(1)	Includes retainer fees and meeting fees, including any retainer fees for which the non-employee director has elected to receive shares of Sysco common stock in lieu of cash and fees for the fourth quarter of fiscal 2010 that were paid at the beginning of fiscal 2011. Although we credit shares to a director’s account each quarter, the elected shares are not actually issued until the end of the calendar year unless the director’s service as a member of the Board of Directors terminates. The number of shares of stock actually credited to each non-employee director’s account in lieu of cash during fiscal 2010, excluding match shares, which are reported in the column titled “stock awards,” was as follows: 1,651 shares for each of Mr. Cassaday, Dr. Craven, Mr. Hafner and Mr. Tilghman; 1,510 shares for Mr. Fernandez, Mr. Golden, Dr. Koerber, Ms. Newcomb and Mrs. Sewell; and 2,842 shares for Ms. Ward.

(2)	For fiscal 2010, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, determined that it would grant approximately $160,000 in long-term incentives to each of the non-employee directors. Therefore, on November 10, 2009, the Board granted each of the non-employee directors 5,831 shares of restricted stock valued at $27.44 per share, the closing price of Sysco common stock on the New York Stock Exchange on November 9, 2009. These awards were granted under the Amended and Restated 2005 Non-Employee Directors Stock Plan, have a seven year term and vest ratably over three years on the anniversary of the grant date. The amounts in this column reflect the grant date fair value of the awards computed in accordance with ASC 718, “Compensation — Stock Compensation”. See Note 15 of the consolidated financial statements in Sysco’s Annual Report for the year ended July 3, 2010 regarding assumptions underlying valuation of equity awards.

The amounts in this column also reflect the grant date fair value of awards computed in accordance with ASC 718, “Compensation — Stock Compensation” with respect to a 50% stock match for directors who elect to receive a portion of their annual retainer fee in common stock. The value of any “elected” shares is included in the column entitled “Fees Earned or Paid in Cash” as described in footnote (1) above. See “Directors Stock Plans” above for a more detailed description. Although we credit shares to a director’s account each quarter, the shares are not actually issued until the end of the calendar year unless the director’s service as a member of the Board of Directors terminates. The number of additional shares actually credited to each non-employee director’s account during fiscal 2010 is as follows: 824 shares for each of Mr. Cassaday, Dr. Craven, Mr. Hafner, Mr. Tilghman and Ms. Ward; and 754 shares for each of Mr. Fernandez, Mr. Golden, Dr. Koerber, Ms. Newcomb and Mrs. Sewell.

(3)	The aggregate number of options and unvested stock awards held by each non-employee director as of July 3, 2010 was as follows:

	Aggregate Unvested Stock	Aggregate Options
	Awards Outstanding as of	Outstanding as of
	July 3, 2010	July 3, 2010

Cassaday	13,032	15,000
Craven	11,698	31,000
Fernandez	11,698	3,500
Golden	11,698	47,000
Hafner	11,698	23,000
Koerber	11,604	—
Newcomb	11,698	3,500
Sewell	11,698	47,000
Tilghman	11,698	31,000
Ward	11,698	39,000

All of the options shown in the table above are fully vested.

(4)	None of the non-employee directors received option grants during fiscal 2010.

(5)	We do not provide a pension plan for the non-employee directors. The amounts shown in this column represent above-market earnings on amounts deferred under the Non-Employee Director Deferred Compensation Plan. Directors who do not have any amounts in this column were not eligible to participate in such plan, did not participate in such plan or did not have any above-market earnings.

(6)	The amount shown for Mr. Fernandez reflects reimbursements for spousal travel, payment of fees by Sysco related to the preparation of Canadian tax returns required to be filed by Mr. Fernandez for attendance at Board and Committee meetings held in Canada and $49,176 in reimbursements for insurance, maintenance and other non-incremental costs associated with private aircraft used to travel to and from Sysco meetings during fiscal 2010. The total value of all perquisites and personal benefits received by each of the other non-employee directors with respect to fiscal 2010, including reimbursements for spousal airfare and meals associated with certain Board meetings, was less than $10,000.

Messrs. DeLaney and Spitler did not receive any compensation in or for fiscal 2010 for Board service other than the compensation for services as an employee that is disclosed elsewhere in this proxy statement. Mr. Glasscock did not become a member of the Board of Directors until September 17, 2010, and did not receive any compensation from Sysco during fiscal 2010.

Stock Ownership Guidelines

The Corporate Governance Guidelines provide that after five years of service as a non-employee director, such individuals are expected to continuously own a minimum of 10,000 shares of Sysco common stock. All of the current directors beneficially held the requisite number of shares as of September 15, 2010. Stock ownership guidelines applicable to executive officers are described under “Stock Ownership — Stock Ownership Guidelines.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has met and held discussions with management and the independent public accountants regarding Sysco’s audited consolidated financial statements for the year ending July 3, 2010. Management represented to the Audit Committee that Sysco’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent public accountants. The Audit Committee also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61(Codification of Statements on Auditing Standards, AU Sec. 380), as modified or supplemented. Sysco’s independent public accountants provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence”, as modified or supplemented, and the Audit Committee discussed with the independent public accountants that firm’s independence.

Based on the Audit Committee’s discussion with management and the independent public accountants and the Audit Committee’s review of the representations of management and the report of the independent public accountants, the Audit

Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Sysco’s Annual Report on Form 10-K for the year ended July 3, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

  Joseph A. Hafner, Jr.
  Hans-Joachim Koerber
  Nancy S. Newcomb
  Richard G. Tilghman, Chairman

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of Sysco’s annual financial statements for fiscal 2010 and 2009, and fees billed during those periods for other services rendered by Ernst & Young LLP:

	Fiscal 2010	Fiscal 2009

Audit Fees(1)	$3,631,500	$4,147,150
Audit-Related Fees(2)	161,200	513,550
Tax Fees(3)	3,676,355	3,034,772
All Other Fees	—	—

(1)	Audit fees billed for fiscal 2010 included $3,529,000 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), $22,500 related to assistance with and review of documents filed with the SEC and $80,000 related to a statutory audit. Audit fees billed for fiscal 2009 included $3,625,000 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), $298,750 related to the audit of the financial statements for one of the company’s subsidiaries, $215,500 related to comfort letters, consents and assistance with and review of documents filed with the SEC and $7,900 related to a statutory audit.

(2)	Audit-related fees billed in fiscal 2010 included $111,700 related to the audit of the company’s benefit plans and $49,500 for other audit-related services. Audit-related fees billed in fiscal 2009 included $211,550 related to acquisition due diligence, $72,000 related to the audits of the Company’s benefit plans, $225,000 for consultations regarding various accounting standards and $5,000 for other audit-related services.

(3)	Tax fees billed in fiscal 2010 included $2,253,725 related to local, state, provincial and federal income tax return preparation, $299,293 related to various tax examinations, $528,047 related to assistance with transfer pricing agreements, $592,290 related to various state tax matters and $3,000 for other tax related services. Tax fees billed in fiscal 2009 included $2,415,815 related to local, state, provincial and federal income tax return preparation, $320,909 related to various tax examinations, $177,206 related to a transfer pricing study, $115,842 related to various state tax matters and $5,000 related to the Company’s benefit plans filing.

Pre-Approval Policy

In February 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the company. The policy requires that all services, including audit services and permissible audit related, tax and non-audit services, to be provided by Ernst & Young LLP to the company, be pre-approved by the Audit Committee. All of the services performed by Ernst & Young in or with respect to fiscal 2010 and fiscal 2009 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. During fiscal 2010, Ernst & Young did not provide any services prohibited under the Sarbanes-Oxley Act.

PROPOSAL TO APPROVE AN AMENDMENT TO THE SYSCO CORPORATION 1974 EMPLOYEES’ STOCK PURCHASE PLAN TO RESERVE 5,000,000 ADDITIONAL SHARES OF SYSCO CORPORATION COMMON STOCK FOR ISSUANCE UNDER THE PLAN
ITEM NO. 2 ON THE PROXY CARD

On September 19, 2007, the Board of Directors adopted the Amended and Restated 1974 Employees’ Stock Purchase Plan, subject to stockholder approval. The shareholders approved the amended and restated plan on November 9, 2007.

The plan originally provided that 100,000 shares of company common stock be reserved for issuance under the plan. This amount has been increased to 74,000,000 shares as a result of stock splits and additional authorizations, with 3,145,967 shares remaining available for future issuance as of September 14, 2010. The proposed amendment to the plan would increase this amount to 79,000,000 shares. The Board of Directors approved this increase in light of the number of shares remaining available for issuance under the plan and the historical rate at which shares have been issued thereunder.

The plan, prior to these amendments, also provided that employees of all of the company’s subsidiaries, without distinction between its foreign and domestic subsidiaries, were participants in the plan. One of the reasons that Sysco maintains the plan is to provide a benefit to its employees. Employees of Sysco and of Sysco’s U.S. subsidiaries receive certain U.S. federal tax benefits as a result of purchasing shares of the company’s common stock by participating in the plan, as discussed below at “Federal Income Tax Consequences;” however, similar tax benefits may not be available to employees of Sysco’s foreign subsidiaries because of the differing tax laws of those foreign countries. As a result, the Board of Directors believes that it is prudent for the Committee administering the plan, an internal committee of Sysco employees to which the Board has allowed the delegation of this responsibility, to preserve flexibility in designating which foreign subsidiaries’ employees may participate in the plan. In addition, allowing employees of certain foreign subsidiaries to participate in the plan could prove to be too costly for the company. In such an event, under the amended and restated plan, the administering Committee will be able to weigh the costs and use its discretion to determine which foreign employees may participate.

The Stock Purchase Plan provides that all full-time employees of the company and its U.S. subsidiaries (and employees of those foreign subsidiaries of the company that the Committee administering the plan designates as participating foreign subsidiaries) who meet the following requirements may participate in the plan:

•	the employee may not own five percent (5%) or more of the outstanding Sysco common stock;
•	the employee may not be a director of the company; and
•	the employee must be in the employ of the company or any subsidiary on a full time basis (i.e., more than 20 hours per week for at least five months per year) on the first day of the calendar quarter in which enrollment will begin.

Employees participate through payroll deductions which accumulate during each calendar quarter and are applied as of the last business day of each calendar quarter toward the purchase of shares of company common stock at a price per share equal to eighty-five percent (85%) of the closing price thereof on the New York Stock Exchange on the last trading day of the quarter. A participant’s payroll deductions may not exceed ten percent (10%) of his or her total annual compensation for the previous calendar year, and no participant may purchase shares in any calendar year under the plan having a market value of more than $25,000 as of the last day of each calendar quarter. The company receives the discounted purchase price of the shares issued under the plan less the cost of commissions and other charges incurred in connection with the operation and administration of the plan. As of September 14, 2010, the closing price of company common stock on the New York Stock Exchange was $28.74. Currently, approximately 45,500 employees are within the class eligible for selection to participate in the plan.

Since purchases of shares pursuant to the plan are a function of the decisions of eligible employees as to payroll deductions, it is impossible to determine the dollar value of benefits in the form of discounted purchase price to which any individuals would be entitled during fiscal 2011 pursuant to the Stock Purchase Plan. As directors of the company are not eligible to participate in the plan, Mr. DeLaney may not participate in the Plan. Messrs. Green and Smith were the only named executive officers to participate in the plan during fiscal 2010 or the first quarter of fiscal 2011. During fiscal 2010 and the first quarter of fiscal 2011, 2,271.6 shares were purchased by Mr. Green and Mr. Smith, 3,525.4 shares were purchased by executive officers who are not directors as a group and 2,235,489.6 shares were purchased by employees other than executive officers, in each case at prices ranging from $19.11 to $25.08 per share. As discussed above, in each instance, purchases were made at a 15% discount to the closing price of the common stock on the NYSE on the date of purchase.

Federal Income Tax Consequences

The Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Internal Revenue Code. Under the Code, an employee who elects to participate in the plan will not realize income at the time the purchase rights are granted or when the shares purchased under the Stock Purchase Plan are transferred to him or her. If an employee disposes of any shares of such stock within either two years after the first day of the quarter in which the shares were purchased or one year after the transfer of such shares to such employee, the excess of the fair market value of the stock on the last day of the quarter over the price actually paid for the shares by the employee is reportable by the employee as ordinary income. The employee’s cost basis in the disposed shares is increased by the amount of ordinary income which must be recognized upon such disposition so that the excess of the proceeds from the sale or exchange over the employee’s recomputed basis in the stock is treated as a capital gain. If the amount realized on the sale or exchange of the shares is less than the price paid for the shares, no ordinary income is recognized and the employee recognizes a capital loss. In the event of a disposition within such two-year or one-year period, the company will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

When an employee disposes of any shares of stock after satisfying the holding periods discussed in the immediately preceding paragraph, the employee realizes ordinary income to the extent of the lesser of: (i) the excess of the fair market value of the shares at the time of disposition over the amount paid by the employee for the shares or (ii) the excess of the fair market value of the shares on the last day of the quarter in which the shares were purchased over the option price at that time (i.e., 85% of the fair market value of the shares on that date). The amount of ordinary income which the employee is required to recognize is added to the basis of the shares so that the portion of the proceeds in excess of the sum of the cost thereof plus the ordinary income will be treated as a capital gain. In the event of such dispositions, the company will not be entitled to any deductions from income.

A copy of the Amended and Restated 1974 Employees’ Stock Purchase Plan is attached as Annex B hereto.

The Board of Directors recommends a vote FOR the proposal to approve the amendment to the 1974 Employees’ Stock Purchase Plan to reserve 5,000,000 additional shares of
Sysco Corporation common stock for issuance under the plan.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ITEM NO. 3 ON THE PROXY CARD

The Audit Committee of the Board has appointed Ernst & Young LLP as Sysco’s independent registered public accounting firm for fiscal 2011. Ernst & Young LLP has served as the company’s independent public registered public accounting firm providing auditing, financial and tax services since their engagement in fiscal 2002. In determining to appoint Ernst & Young, the Audit Committee carefully considered Ernst & Young’s past performance for the company, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Although the company is not required to seek ratification, the Audit Committee and the Board believe it is sound corporate governance to do so. If stockholders do not ratify the appointment of Ernst & Young, the current appointment will stand, but the Audit Committee will consider the stockholders’ action in determining whether to appoint Ernst & Young as the company’s independent registered public accounting firm for fiscal 2012.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm for fiscal 2011.

STOCKHOLDER PROPOSALS

Presenting Business

If you would like to present a proposal under Rule 14a-8 of the Securities Exchange Act of 1934 at our 2011 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 1, 2011. If the date of our 2011 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive proposals. If you want to present business at our 2011 Annual Meeting outside of the shareholder proposal rules of Rule 14a-8 of the Exchange Act and instead pursuant to Article I, Section 8 of the company’s Bylaws, the Corporate Secretary must receive notice of your proposal by August 14, 2011, but not before July 5, 2011, and you must be a stockholder of record on the date you provide notice of your proposal to the company and on the record date for determining stockholders entitled to notice of the meeting and to vote.

Nominating Directors for Election

The Corporate Governance and Nominating Committee will consider any director nominees you recommend in writing for the 2011 Annual Meeting if you submit such written recommendation in conformity with the procedural and informational requirements set forth at “Corporate Governance And Board Of Directors Matters — Nominating Committee Policies and Procedures in Identifying and Evaluating Potential Director Nominees” no later than May 1, 2011. You may also nominate someone yourself at the 2011 Annual Meeting, as long as the Corporate Secretary receives notice of such nomination between July 5, 2011 and August 14, 2011, and you follow the procedures outlined in Article I, Section 7 of the company’s Bylaws.

Meeting Date Changes

If the date of next year’s Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date of this year’s Annual Meeting, we will inform you of the change, and we must receive your director nominee notices or your stockholder proposals outside of Rule 14a-8 of the Exchange Act by the latest of 90 days before the Annual Meeting, 10 days after we mail the notice of the changed date of the Annual Meeting or 10 days after we publicly disclose the changed date of the Annual Meeting.

ANNEX A

SYSCO CORPORATION
AMENDED AND RESTATED
1974 EMPLOYEES’ STOCK PURCHASE PLAN

1. Purpose.  The purpose of the Amended and Restated Sysco 1974 Employees’ Stock Purchase Plan, effective August 27, 2010 (the “Plan”) is to encourage and enable the employees of Sysco Corporation (the “Company”) and its Designated Subsidiaries (as such term is defined in Section 4) to acquire a proprietary interest in the Company through the ownership of its common stock, $1.00 par value (the “Common Stock”), in order to assure a closer identification of employees’ interests with those of the Company by providing employees with a more direct stake in its welfare, thereby stimulating the employees’ efforts on the Company’s behalf and strengthening such employees’ desire to remain with the Company.

The rights granted under the Plan are intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Plan and the rights granted hereunder shall be interpreted consistently with such intent.

2. Amount of Stock Subject to the Plan.  The total number of shares of Common Stock which may be sold pursuant to the Plan shall not exceed seventy-nine million shares (79,000,000)** (except as otherwise provided in Paragraph 16). The shares sold under the Plan may be either authorized and unissued shares, or issued shares reacquired by the Company at any time as the Board of Directors, from time to time, may determine. If rights granted under the Plan terminate or expire for any reason without having been exercised in full, the shares not purchased hereunder pursuant to such rights shall be available again for purposes of the Plan.

3. Administration of the Plan.  The Compensation Committee of the Board of Directors (the “Compensation Committee”) shall appoint a committee (hereinafter known as the “Administrative Committee”) to administer the Plan. The Compensation Committee may from time to time remove members from and add members to the Administrative Committee. Subject to the provisions of the Plan, the Administrative Committee shall have the authority to construe the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Administrative Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determination of the Administrative Committee on the matters referred to in this paragraph, unless revised by the Compensation Committee or Board of Directors, shall be conclusive. All action by the Administrative Committee may be taken at any meeting at which a majority of the members of the Administrative Committee are present. The Company’s sole contribution toward the Plan will consist of making its Common Stock available for purchase by employees at the discounted purchase price as set forth in Paragraph 7 and bearing all costs of administration in carrying out the Plan.

4. Eligibility.

(a) Only those eligible employees (as described in Section 4(b) below) of the (i) Company, (ii) the Company’s U.S. subsidiaries, and (iii) such foreign subsidiaries of the Company that are designated by the Administrative Committee, in its sole discretion, as participating foreign subsidiaries, may participate in the Plan. The Company’s U.S. subsidiaries and any foreign subsidiary of the Company that is designated by the Administrative Committee, in its sole discretion, as a participating foreign subsidiary, are collectively referred to as “Designated Subsidiaries.”

 ** Increased from 100,000 shares originally authorized, as a result of the 3-for-2 stock splits by way of stock dividends effected on June 21, 1979 and December 22, 1980, the 2-for-1 stock splits by way of stock dividends effected on June 25, 1982, March 28, 1986, October 17, 1989, June 19, 1992, March 20, 1998 and December 15, 2000, and the additional 300,000 shares of Common Stock authorized by the stockholders of the Company on November 12, 1982 (increased by the March 1986, October 1989, June 1992, March 1998 and December 2000 stock splits), 1,500,000 shares of Common Stock authorized by the stockholders of the Company on November 14, 1986 (increased by the October 1989, June 1992, March 1998 and December 2000 stock splits), 5,000,000 shares of Common Stock authorized by the stockholders of the Company on November 1, 1996 (increased by the March 1998 and December 2000 stock splits), 6,000,000 shares of Common Stock authorized by the stockholders of the Company on November 9, 2007 and 5,000,000 shares of Common Stock authorized by the stockholders of the Company on November 12, 2010.

(b) The Administrative Committee, from time to time, in its sole discretion, will grant rights to purchase Common Stock to those employees of the Company and its Designated Subsidiaries:

(i) who are on the first day of the calendar quarter in which the grant is to be made in the employ of the Company or any Designated Subsidiary on a full time basis (i.e., more than twenty (20) hours per week for at least five (5) months per year);

(ii) who do not own five percent (5%) or more of the outstanding Common Stock (for purposes of this paragraph, an employee shall be considered as owning Common Stock which is subject to any other options to purchase Common Stock or owned directly or indirectly by or for the employee’s brothers, sisters, spouse, ancestors or lineal descendants); and

(iii) who are not directors.

For the purpose of this Plan, the term “employee” shall include all employees and officers of the Company and its Designated Subsidiaries.

Leaves of absence due to short-term disability or the Family and Medical Leave Act of 1993 during which an absent employee is nevertheless treated as an employee for purposes of Section 423 of the Code, shall not terminate the eligibility of such employee to participate in the Plan if such employee is otherwise entitled to receive rights hereunder to participate in the Plan. The Administrative Committee may, in its sole discretion, make such provisions as it deems desirable regarding the effect of other leaves of absence for employees entitled to receive rights hereunder.

5. Allotment.  Each employee who is otherwise eligible to participate hereunder shall be granted rights to purchase shares of Common Stock as follows:

(a) subject to Paragraphs 13, 14 and 15 below, all eligible employees shall receive the right to purchase quarterly that number of shares (including fractional shares calculated to at least three (3) decimal places) determined by dividing eighty-five percent (85%) of the per share fair market value of the Common Stock on the last business day of each calendar quarter into the amount accumulated on such date in the employee’s stock purchase deduction account provided for under Paragraph 9;

(b) if the total of all shares to be granted as computed pursuant to (a) above exceeds the number of shares under this Plan, then all such allotments shall be adjusted proportionately to eliminate such excess; and

(c) if there are more shares authorized than are granted pursuant to (a) above or if rights granted terminate for any reason prior to exercise, all such additional shares shall be available for further grants.

6. Time of Granting Rights.  Neither anything contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or the stockholders of the Company, nor any action taken by the Administrative Committee, shall constitute the granting of any rights. Rather, the granting of a right to purchase Common Stock shall be made automatically and without further action by the Company on the last business day of each calendar quarter following the effective date of the Plan to each employee eligible on such date.

7. Exercise of Grant and Purchase Price.  Each right to purchase Common Stock which is granted and accepted in accordance with Paragraph 8 shall be exercised on the last business day of the calendar quarter during which the grant is made (the “Exercise Date). The purchase price per share shall be eighty-five percent (85%) of the fair market value on the last business day of each calendar quarter. For purposes of this paragraph, the fair market value on any given date shall be deemed to be the closing price on the New York Stock Exchange for the Common Stock, or if there is no trading in the Common Stock on that date, then the closing price of such Common Stock on the last preceding trading date; provided, however, that if such method is inconsistent with any regulations applicable to Section 423 of the Code adopted by the Commissioner of Internal Revenue, then the fair market value shall be determined by the Administrative Committee consistent with such regulations.

8. Elections to Purchase Stock.  Subject to the terms and conditions of this Plan, an eligible employee may elect to purchase the shares allotted to such employee by written notice to the Company or the applicable Designated Subsidiary, delivered no later than fifteen (15) days prior to the beginning of a calendar quarter for which such employee will be eligible to receive a grant. The notice is to be completed on a form prescribed by the Administrative Committee, and delivered to the Company or the applicable Designated Subsidiary by which an employee is employed. The notice must be accompanied by an authorization directing equal weekly, bi-weekly, semi-monthly or monthly payroll deductions and retentions on terms and conditions more fully described in Paragraph 9 hereof. Once a written notice and authorization has been received by the Company or the Designated Subsidiary by which an employee is employed, such notice and authorization shall be deemed to automatically accept all subsequent grants, until such acceptance is revoked in writing by the employee.

9. Method of Payment.  Payment for Common Stock purchased under the Plan shall be on the basis of payroll deductions (“stock purchase deductions”) with no right of prepayment. As soon as possible after receipt by the Company of the employee’s authorization for stock purchase deductions, but subject to the requirements of Paragraph 8 above, the Company or the Designated Subsidiary with whom an employee is employed will commence to make equal weekly, bi-weekly, semi-monthly or monthly stock purchase deductions, depending on the employee’s normal pay period. Each deduction shall be in amounts equal to ten percent (10%) or less, as elected by the employee, of such employee’s total annual compensation as reflected by Form W-2 (excluding moving expenses and the imputed value of group term life insurance in excess of $50,000), before all deductions for taxes, social security, unemployment withholding, pretax contributions to a Section 401(k) or Section 125 plan under the Code for the previous calendar year, divided by the number of pay periods in the calendar year in which the grant is made. In the case of a second-year employee whose first Form W-2 reflects less than a full year of employment, stock purchase deductions shall be based on such employee’s total annualized compensation calculated upon such employee’s first Form W-2.

The Administrative Committee shall establish for each employee who exercises rights to purchase Common Stock granted hereunder a noninterest-bearing stock purchase deduction account, to which there will be credited the amounts deducted from payroll, as hereinabove described.

An employee may change the amount of stock purchase deductions per pay period, by delivering written notice to the Company or the Designated Subsidiary by which an employee is employed no later than fifteen (15) days prior to the beginning of a calendar quarter for which an employee will be eligible to receive a grant.

An employee may, at any time upon written notice delivered to the Company or the Designated Subsidiary by which an employee is employed, cancel participation in the Plan. Upon an employee’s cancellation, if the employee remains employed by the Company or a Designated Subsidiary, the balance in the employee’s stock purchase deduction account will be used to purchase shares of Common Stock on the next Exercise Date. If the employee does not remain employed by the Company or a Designated Subsidiary, the balance in the employee’s stock purchase deduction account shall be refunded to the employee and shall not be used to purchase shares of Common Stock on the next Exercise Date. See paragraph 13 below.

10. Use of Funds.  Funds credited to stock purchase deduction accounts by the Company, pursuant to Paragraph 9 hereof, are to be added to the general funds of the Company and may be used by the Company for any lawful purpose.

11. Delivery of Stock.  As soon as practicable after the end of each calendar quarter, shares of Common Stock purchased for each employee pursuant to the Plan with the balance in such employee’s stock purchase deduction account on the Exercise Date shall be delivered directly to an individual Plan account established for each such employee with a brokerage firm selected by the Company. Shares of Common Stock deposited in such Plan accounts may be thereafter sold or transferred by each employee or certificates may be issued for such shares. Any such sale, transfer or certificate issuance shall be subject to the policies, procedures and payment of any fees and charges as may be imposed by the brokerage firm where such Plan accounts are located.

No employee shall, by reason of the Plan or any rights granted pursuant thereto, or by the fact that there is credited to such employee’s stock purchase deduction account sufficient funds to purchase shares which the employee has elected to purchase, have any rights of a stockholder of the Company until shares of Common Stock have been delivered to such employee in the manner provided in this Paragraph 11.

12. Nontransferability.  Rights to purchase Common Stock granted under the Plan to any employee are not transferable by such employee otherwise than by will or the laws of descent and distribution, in accordance with Paragraph 14 hereof, and are exercisable during an employee’s lifetime only by the employee. In the event of violation of this provision, the Administrative Committee shall terminate the employee’s right to purchase Common Stock and refund the amount in such employee’s Plan account.

13. Termination of Employment.  If an employee shall cease to be employed by the Company or by a Designated Subsidiary for any reason, other than death, all rights to purchase stock granted to the employee hereunder shall immediately cease (unless otherwise directed by the Administrative Committee in its sole discretion). Any balance remaining in such former employee’s stock purchase deduction account shall be refunded to the former employee.

14. Death of Employee.  In the event of the death of an employee while in the employ of the Company or of a Designated Subsidiary, all rights to purchase stock granted to the employee hereunder shall immediately cease (unless otherwise directed by the Administrative Committee in its sole discretion), and the person or persons to whom the employee’s rights hereunder shall pass shall be entitled to receive a refund of the balance remaining in such employee’s stock purchase deduction account.

15. Retirement; Long Term Disability.  If an employee retires or goes on long term disability while an election to purchase Common Stock is in effect, all rights to purchase stock granted to the employee hereunder shall immediately cease

(unless otherwise directed by the Administrative Committee in its sole discretion). Any balance remaining in such former employee’s stock purchase deduction account shall be refunded to the former employee.

16. Dilution or Other Adjustments.  In the event that there is any change in the Common Stock, through merger, consolidation or reorganization, or in the event of any change in the capital structure of the Company, the Compensation Committee shall make such adjustments as the Compensation Committee, in its sole discretion, deems equitable to prevent dilution or enlargement of the employee’s rights hereunder. If the Company should declare a stock dividend on its Common Stock, or split its Common Stock, the number of shares which are the subject of this Plan (both shares which are not subject to an outstanding grant as well as those that are subject to a grant), shall be adjusted proportionately.

17. Miscellaneous.  Notwithstanding any other provision of this Plan, no employee may be included in this Plan if immediately after the employee’s election to purchase the employee owns, actually or constructively, or has an option to purchase, as much as five percent (5%) (either in voting power or value) of the Common Stock. Nor may any employee elect to purchase Common Stock in any one calendar year under the Plan having a market value of more than $25,000 on the date of the granting of the employee’s right to purchase such shares.

18. Termination and Amendment of the Plan.  The Plan may be abandoned or terminated at any time by the Administrative Committee, Compensation Committee or Board of Directors. The Administrative Committee, at any time prior to the termination of the Plan, may make such changes and additions to the Plan as the Administrative Committee or the Compensation Committee shall deem advisable; provided, however, that except as provided in Paragraph 16 hereof, the Compensation Committee and the Administrative Committee may not increase the maximum number of shares as to which rights may be granted under the Plan or change the purchase price, or otherwise amend the Plan so that an option granted pursuant to it would fail to be an option under an “employee stock purchase plan” within the meaning of Section 423 of the Code; provided, however that an amendment that is material in a financial nature or that materially affects the level of benefits under the Plan may not be made by the Administrative Committee without prior approval of the Compensation Committee. No termination or amendment of the Plan may, without the consent of the holder of a right to purchase then outstanding, terminate or materially and adversely affect the employee’s rights under the Plan.

19. Plan Not an Employment Contract.  This Plan does not and shall not be deemed to constitute a contract of employment with any employee. Terms of employment and the right of the Company or any of its Designated Subsidiaries to terminate the employment of any employee, with or without cause, shall depend entirely upon the terms of employment otherwise existing between any employee and the Company or any of its Designated Subsidiaries without regard to this Plan.

20. Indemnification of Administrative and Compensation Committees.  In addition to such other rights of indemnification as they may have, the members of the Administrative Committee and the Compensation Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid by them in settlement thereof or paid them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, the Administrative Committee or Compensation Committee member or members shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such Administrative Committee member or members undertake to defend the same on their own behalf.

21. Effectiveness of the Plan.  The Plan, as amended, shall become effective on November 12, 2010, subject to its approval by the Company’s stockholders.

22. Section 16 Requirements.  Any other provisions of the Plan notwithstanding, to the extent that any employee participating in the Plan is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, such employee’s participation in the Plan shall be subject to, and such employee shall be required to comply with, any and all additional restrictions and/or requirements imposed by the Administrative Committee, in its sole discretion, in order to insure that the exemption made available pursuant to Rule 16b-3 promulgated pursuant to the Exchange Act is available with respect to all transactions pursuant to the Plan affected by or on behalf of any such employee.

23. Governing Law.  The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of Delaware.

SYSCO CORPORATION 1390 ENCLAVE PARKWAY HOUSTON, TX 77077-2099 ATTN: LEGAL DEPARTMENT (Text Box comment pn 101 and up) VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M27337-P01374 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SYSCO CORPORATION The Board of Directors recommends a vote FOR the four nominees named below 1. Election of Directors Named Below 1a. John M. Cassaday 1b. Manuel A. Fernandez 1c. Hans-Joachim Koerber 1d. Jackie M. Ward For Against Abstain 000 000 000 000 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY For Against Abstain The Board of Directors recommends a vote FOR proposals 2 and 3. 2. To approve an amendment to the Sysco Corporation 1974 Employees’ Stock Purchase Plan to reserve 5,000,000 additional 000 shares of Sysco Corporation common stock for issuance under the plan. 3. To ratify the appointment of Ernst & Young LLP as Sysco’s independent accountants for fiscal 2011. 000 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. 0 (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) SYSCO CORPORATION Annual Meeting of Stockholders November 12, 2010 10:00 AM This proxy is solicited on behalf of the Board of Directors The undersigned hereby constitutes and appoints Manual A. Fernandez and William J. DeLaney, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SYSCO CORPORATION to be held on Friday, November 12, 2010, at 10:00 AM, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024 or any adjournment thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated September 29, 2010, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side. Those proxies signed and returned with no choice indicated will be voted “FOR” each of the nominees for director and “FOR” Proposals 2 and 3, and will be voted in the discretion of the proxy holders on any other matter that may properly come before the meeting and any adjournment or postponement of the Annual Meeting. Continued and to be signed on reverse side M27338-P01374 Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) SYSCO CORPORATION Annual Meeting of Stockholders November 12, 2010 10:00 AM This proxy is solicited on behalf of the Board of Directors The undersigned hereby constitutes and appoints Manual A. Fernandez and William J. DeLaney, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SYSCO CORPORATION to be held on Friday, November 12, 2010, at 10:00 AM, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024 or any adjournment thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated September 29, 2010, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side. Those proxies signed and returned with no choice indicated will be voted “FOR” each of the nominees for director and “FOR” Proposals 2 and 3, and will be voted in the discretion of the proxy holders on any other matter that may properly come before the meeting and any adjournment or postponement of the Annual Meeting. Continued and to be signed on reverse side M27338-P01374